QuickLinks -- Click here to rapidly navigate through this document

Registration Statement No. 333-132503

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
AMENDMENT NO. 4 TO
FORM F-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Omega Navigation Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

Omega Navigation Enterprises, Inc.
Attention: Mr. Georgios Kassiotis
24 Kaningos Street
Piraeus 185 34 Greece
(011)(30) 210 413-2305
(Address and telephone number of
Registrant's principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:
Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)		T. Mark Kelly, Esq. Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2300 Houston, Texas 77002 (713) 758-2222 (telephone number) (713) 758-2346 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 4, 2006

PROSPECTUS

Omega Navigation Enterprises, Inc.

12,000,000 Shares

Class A Common Stock

        We are offering 12,000,000 shares of our Class A common stock. This is our initial public offering. Of the 12,000,000 shares that we are offering            shares are being offered in the United States, the United Kingdom and Norway by the U.S. underwriters named in this prospectus, and            shares are being offered at the same time in Singapore, Hong Kong, the United Kingdom and Norway by the Singapore underwriter named in this prospectus, subject to transfers between the U.S. and Singapore underwriters (together, the "Global Offering"). The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting." We have applied to list our shares of Class A common stock on the Nasdaq National Market and on the Singapore Exchange Securities Trading Limited under the symbol "ONAV." Prior to the Global Offering, there has been no public market for our shares. We estimate that the initial public offering price will be between $19.00 and $21.00 per share.

Investing in our Class A common stock involves risks.
Please read "Risk Factors" beginning on page 17.

	Per Share	Total
Public offering price	$	$
Underwriting discounts	$	$
Proceeds to Omega Navigation Enterprises, Inc. (before expenses)	$	$

        We have granted the U.S. and Singapore underwriters an option to purchase up to an aggregate of 1,800,000 additional shares of our Class A common stock from us solely to cover over-allotments. The net proceeds from any exercise of the underwriters' over-allotment option will be used to fund vessel acquisitions, repay indebtedness or for general corporate purposes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver shares of Class A common stock to purchasers on or about                        , 2006.

Jefferies & Company	JPMorgan

The date of this prospectus is                        , 2006

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

        This prospectus summary highlights information and consolidated financial data that appear later in this prospectus and is qualified in its entirety by the more detailed information and financial statements that appear later. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, including the risk factors and the more detailed information and consolidated financial statements that appear later. We refer you to "Glossary of Shipping Terms" beginning on page 146 for definitions of certain shipping industry terms that we use in this prospectus.

        Unless otherwise indicated, all references and data in this prospectus to "our fleet" or "our vessels" refer to the two drybulk carriers that we currently own and operate and the six double hull product tankers that we have agreed to purchase. Unless otherwise indicated, references in this prospectus to "Omega Navigation Enterprises, Inc.," "we," "us," "our" and the "Company" refer to Omega Navigation Enterprises, Inc. and our subsidiaries and all references to "common stock" include our Class A common stock, par value $0.01, and our Class B common stock, par value $0.01. All references in this prospectus to "$" and "Dollars" refer to United States dollars.

Our Company

        We are an international provider of marine transportation services that currently owns and operates, through our subsidiaries, two drybulk carriers, which we refer to as our Initial Fleet. We have agreed to purchase six double hull product tankers and we have an option to purchase up to four additional double hull product tankers that are currently under construction. We are a recently formed Marshall Islands company incorporated on February 28, 2005. Accordingly, we have a limited history of operations and our assets, which are our only source of operating revenue, are currently limited to the two drybulk vessels in our Initial Fleet. We generate revenues by employing the two vessels in our Initial Fleet on time charters with approximately one year remaining and expect to generate additional revenues by employing the six double hull product tankers that we have agreed to purchase on long-term time charters. Target Marine S.A., or our Drybulk Manager, manages the day-to-day operation of our drybulk fleet and we expect V.Ships, or our Tanker Manager, to manage the day-to-day operation of our tanker fleet. We refer to our Drybulk Manager and our Tanker Manager as our Managers.

        As of December 31, 2005, we had a working capital deficit of approximately $72.2 million, due primarily to the short term maturity of the Sellers' Notes and our senior secured credit facility. The settlement or refinancing of these obligations depends on the successful completion of the Global Offering. As a result, our independent public accountants have included in their report on our consolidated financial statements as of December 31, 2005 and for the period from February 28, 2005 (date of inception), to December 31, 2005, an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. We believe that the net proceeds of the Global Offering and the availability to borrow under our new $295 million senior secured credit facility that we expect to enter into upon the closing of the Global Offering, together with internally generated cash flows from the charter of our vessels will enable us to continue as a going concern.

Our Fleet

  Drybulk Carriers

        Our Initial Fleet consists of two Handymax drybulk carriers. These drybulk carriers transport a variety of drybulk cargoes such as coal, iron ore and grain. Our Initial Fleet has a combined cargo-carrying capacity of 105,600 deadweight tons, or dwt, and an average age of approximately two years.

        We purchased our Initial Fleet from sellers affiliated with our Drybulk Manager for the aggregate purchase price of $88.0 million, plus $0.5 million for delivery related expenses. We financed the acquisition of these vessels by borrowing $44.5 million from the sellers of these vessels, which we refer to as the Sellers' Notes, $39.0 million from Nordea Bank Finland plc under our existing senior secured credit facility and through a $5.0 million cash contribution from our current sole shareholder. We repaid $0.5 million under our existing senior credit facility and $11.5 million under the Sellers' Notes. Further, the sellers reduced the amount that we owe by $5.0 million when we renegotiated the terms of the Sellers' Notes in January 2006. The current outstanding principal amount of the Sellers' Notes is $28.0 million and the current outstanding principal amount of our existing senior secured credit facility is $38.5 million. The Sellers' Notes are unsecured and bear interest at the fixed rate of 4.0% per annum from the delivery date of the respective vessel until they are paid in full. The Sellers' Notes have a maturity date of April 13, 2006. If we do not repay the Sellers' Notes in full on or before the maturity date, the sellers will repurchase the vessels in our Initial Fleet from us for the amount equal to our aggregate outstanding indebtedness under the Sellers' Notes and our existing senior secured credit facility. If the sellers repurchase the vessels in our Initial Fleet from us, we will incur a book loss estimated to be between $18.0 million and $19.0 million. Please read "Risk Factors" for additional information.

  Product Tankers

        We have agreed to purchase two Ice Class 1A double hull Handymax (MR) product tankers built in 2006 and four double hull Panamax (LR1) product tankers. We will purchase these tankers from unaffiliated third party sellers for the aggregate purchase price of $357.5 million. We expect to take delivery of these tankers between May 2006 and July 2006. Assuming the delivery of these vessels to us, our tanker fleet will have a combined cargo-carrying capacity of 366,358 dwt and an average age of approximately 1.8 years in July 2006.

        We have the option to purchase up to four additional Ice Class 1A double hull Panamax product tankers from sellers affiliated with our Drybulk Manager. The initial option price for each product tanker is $66.0 million, which will be adjusted based on prevailing market prices at the time we exercise our option. These product tankers are currently under construction at the STX Shipyard in South Korea and are expected to be available for delivery between March 2007 and September 2007. Assuming we exercise our option in full and take delivery of these tankers, our tanker fleet will have a combined cargo-carrying capacity of 663,158 dwt and an average age of approximately 1.7 years in September 2007.

        All of the vessels in our tanker fleet will be double hull to meet the International Maritime Organization regulations banning all single hull tankers by 2010 or 2015 depending on the port or flag state. According to E.A. Gibson Shipbrokers Ltd., or Gibson, currently, 35.6% of the worldwide tanker fleet is not double hull. Our product tankers are designed to transport several different refined petroleum products simultaneously in segregated, coated cargo tanks. These cargoes typically include gasoline, jet fuel, kerosene, naphtha, gas oil and heating oil. Ice class product tankers are constructed in compliance with Finnish-Swedish Ice Class Rules, with strengthened hulls, a sufficient level of propulsive power for transit through ice-covered routes and specialized machinery and equipment for cold climates. Ice class tankers can also operate in warmer, non-icy climates alongside other tankers, offering maximum flexibility without significant operational limitations.

        We will use the net proceeds of the Global Offering, together with borrowings under our new senior secured credit facility, to pay the purchase price of the double hull product tankers in our fleet, to repay the indebtedness under our existing senior secured credit facility and to repay the Sellers' Notes.

        The table below provides summary information about our fleet and our option vessels:

Vessel	Type	Delivery Date	Dwt	Year Built	Charterer	Charter Expiration Date(1)	Daily Time Charter Hire Rate(2)		Sister Ships(3)
Drybulk Carriers
Ekavi I	Handymax	April 2005	52,800	2004	Korea Line Corporation	March to May 2007	$17,000		A
Electra I	Handymax	April 2005	52,800	2004	Korea Line Corporation	April to June 2007	25,000		A
Product Tankers Under Contract
Tbn 1 (ex Aristidis)	Handymax (MR)(4)	May to June 2006(5)	36,680	2006	D/S Norden A/S	May to September 2009	21,000	(6)	B
Tbn 2 (ex Adonis)	Handymax (MR)(4)	May to June 2006(5)	36,680	2006	D/S Norden A/S	May to September 2009	21,000	(6)	B
Tbn 3 (ex Iasonas)	Panamax (LR1)	June 2006(5)	71,500	2004	ST Shipping & Transport (Glencore International AG)	May to August 2009(7)	24,000	(7)	C
Tbn 4 (ex Miltiadis M)	Panamax (LR1)	June to July 2006(5)	71,500	2003	ST Shipping & Transport (Glencore International AG)	June to September 2009(7)	24,000	(7)	C
Tbn 5 (ex Rudolf Schulte)	Panamax (LR1)	June 2006(5)	74,999	2004	A/S Dampskibsselskabet Torm	May to July 2009(8)	26,500	(8)	D
Tbn 6 (ex Everhard Schulte)	Panamax (LR1)	May 2006(5)	74,999	2004	A/S Dampskibsselskabet Torm	April to June 2009(8)	26,500	(8)	D
Product Tankers Under Option
Hull S-1205	Panamax(4)	March 2007(5)	74,200	2007					E
Hull S-1206	Panamax(4)	April 2007(5)	74,200	2007					E
Hull S-1207	Panamax(4)	August 2007(5)	74,200	2007					E
Hull S-1208	Panamax(4)	September 2007(5)	74,200	2007					E

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon the termination of the charter.

(2)
This table shows gross charter rates and does not include brokers' commissions, which are 5.0% of the daily time charter hire rate for our drybulk carriers and will be 1.25% of the daily time charter hire rate for our product tankers.

(3)
Each vessel is a sister ship of each other vessel that has the same letter.

(4)
Indicates Ice Class 1A vessel.

(5)
Expected delivery date.

(6)
Plus any additional income under profit sharing provisions of our charter agreement with D/S Norden A/S. We have granted the charterers the option to extend the charter for 12 months at a minimum daily time charter hire rate of $24,000.

(7)
Plus any additional income under profit sharing provisions of our charter agreement with ST Shipping & Transport.

(8)
We have granted A/S Dampskibsselskabet Torm the option to extend the charter for 24 months at a minimum daily time charter hire rate of $28,500.

        The two vessels in our Initial Fleet are employed on medium-term time charters. We have entered into long-term time charters for the six double hull product tankers in our fleet that will start when we take delivery of the vessels. In addition, we will share a portion our charterers' excess trading income from the employment of our Handymax product tankers and two of our four Panamax product tankers above a predetermined base daily charter hire rate. We will seek to arrange short-, medium- or long-term time charters for any Ice Class 1A double hull Panamax product tankers that we acquire if we exercise our options to purchase them depending on prevailing market conditions. In this prospectus, we refer to charters with terms of two years or greater as long-term time charters, charters with terms from one year up to two years as medium-term time charters and charters with terms of less than one year as short-term time charters.

        Under our time charters, the charterer is obligated to pay us charter hire at a fixed daily rate and to bear all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges, excluding commissions. We remain responsible for paying our vessels' operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel and brokers' commissions on gross charter rates. When a charter expires, we will assess market conditions in our industry and determine whether to re-employ the vessel under a long-term time charter, a medium-term time charter, a short-term time charter, which may be a trip time charter, or in the spot voyage market.

Industry Trends

        The maritime shipping industry is fundamental to international trade with ocean-going vessels representing the most efficient and often the only method of transporting large volumes of many essential commodities, finished goods and refined petroleum products between the continents and across the seas. It is a global industry whose performance is closely tied to the level of economic activity in the world.

  Drybulk Shipping Industry

        According to Drewry Shipping Consultants, Ltd., or Drewry, since the fourth quarter of 2002, the drybulk shipping industry has experienced the highest charter rates and vessel values in its modern history due to the favorable imbalance between the supply of drybulk carriers and demand for drybulk transportation. However, both charter rates and vessel values have decreased in recent months, as the balance between supply and demand has shifted.

        For drybulk shipping, factors that affect the supply of drybulk vessels and demand for transportation of drybulk cargo include:

  Supply:

  •
  Shipyards where new ships are constructed are fully booked through 2008, limiting the number of new drybulk carriers that will enter the market in coming years; and

  •
  Port congestion worldwide as a result of increased shipping activity and the implementation of stringent security measures has effectively reduced the supply of drybulk carriers that are available for hire at any particular time.

  Demand:

  •
  In general, increasing global production and consumption and international trade have driven the strong demand for ships; and

  •
  China and India have helped drive demand for drybulk carriers as they continue to:

  •
  expand iron ore imports and steel production;

  •
  become net importers of coal; and

  •
  increase their grain inventories.

  Product Tanker Industry

        According to Gibson, the international seaborne transportation industry represents the most efficient and safest method of transporting large volumes of crude oil and refined petroleum products. Freight rates in the refined petroleum product tanker shipping industry are determined by the supply of product tankers and the demand for crude oil and refined petroleum products transportation. Factors that affect the supply of product tankers and the demand for transportation of crude oil and refined petroleum products include:

  Supply:

  •
  Shipyards where new ships are constructed are fully booked through 2008, limiting the number of new product tankers that will enter the market in coming years;

  •
  The phase-out of single hull tankers under more stringent environmental protection laws and regulations will reduce the overall supply of vessels; and

  •
  Port congestion worldwide as a result of increased shipping activity and the implementation of stringent security measures has effectively reduced the supply of product tankers that are available for hire at any particular time.

  Demand:

  •
  In general, the strength of the global economy and in particular China's economic growth has increased demand;

  •
  The increase in the distance petroleum products are transported due to the increased exports from new refineries in the Middle East and Asia and the expected lack of growth in the refining capacity of the refineries in the U.S. and Europe; and

  •
  Increasing global production and consumption of refined petroleum products and in particular the increase in Russian exports from the Baltic and Caspian regions.

        However, vessel charter rates and values have historically been extremely volatile and are affected by many factors including supply of drybulk carriers and product tankers whose supply, according to Drewry and Gibson, is expected to increase in 2006, and demand for commodities that are transported by sea. Both the supply and demand for vessels are outside of our control. We cannot predict or offer assurances as to charter rates or vessel values in any period or that the industry trends described above will continue.

Our Competitive Strengths

We believe that we have the following competitive strengths in the shipping industry:

  •
  Stable cash flow from well established and reputable charterers and our diversified fleet. All eight vessels in our fleet are employed, or, upon delivery, will be employed, on time charters with remaining terms ranging from one to three years, with an average remaining term of 2.5 years, to well established and reputable charterers. These charters should provide us with stable cash flow and high vessel utilization rates and should also limit our exposure to freight rate volatility. Furthermore, our fleet's diversity in size, cargo type, trade routes and pricing will help us to minimize the effects of freight rate volatility in the drybulk and product tanker sectors, maximize our vessel utilization and should provide us with stable cash flow.

  •
  Young and well-maintained fleet. Our Handymax drybulk carriers have an average age of approximately 2 years. According to Drewry, as of February 2006 the average age of the world's Handymax drybulk fleet was 15.0 years. The vessels in our tanker fleet are two newly built Ice Class 1A double hull Handymax (MR) product tankers and one three-year-old and three two-year-old double hull Panamax (LR1) product tankers and, if we exercise our options, four newbuilding Ice Class 1A double hull Panamax product tankers, built at shipyards with a reputation for constructing high-quality vessels. According to Gibson, as of March 2006 the average age of the world's Handymax (MR) product tanker fleet and the Panamax (LR1) product tanker fleet was 11.3 and 8.3 years, respectively. We intend to maintain the quality of our fleet through our Managers' rigorous maintenance programs. We believe that owning a fleet of well-maintained vessels will enable us to continue to operate our vessels with low operating costs, obtain favorable debt financing terms and secure employment for our vessels with high quality charterers.

  •
  Experienced management team. Our management team consists of executives who have considerable experience in the management of the commercial and financial aspects of international shipping businesses. Our management team will actively monitor the performance of our Managers. We intend to retain the commercial management of our fleet in-house. We serve our clients worldwide through offices in Greece and the United States and upon completion of the Global Offering we expect to establish an office in Singapore.

  •
  Reputation of our Managers for high operating standards. Our Drybulk Manager, since 1986, has managed approximately 100 vessels, while our Tanker Manager is the world's largest provider of independent ship management and related marine services and manages a fleet of over 600 vessels. As such, we believe that both our Drybulk Manager and our Tanker Manager have established a reputation in the international shipping industry for high standards of performance, reliability and safety. We believe that this reputation will create greater charter opportunities for us with well established charterers, many of whom consider the reputation of the manager when entering into charters.

  •
  Low debt level. Following the completion of the Global Offering and our acquisition of the Identified Vessels, we expect to have a ratio of indebtedness to total capitalization of approximately 46.5%. We believe that our level of debt following the completion of the Global Offering should enhance our borrowing ability to finance vessel acquisitions and implement our growth strategy and dividend policy.

  •
  Sister ships. Our two drybulk carriers, our two Ice Class 1A Handymax product tankers and two pairs of Panamax product tankers are sister ships. If we exercise our options to purchase the four Ice Class 1A Panamax product tankers, they will also be sister ships. The operation of sister ships can result in cost efficiencies and more chartering opportunities. Cost efficiencies can be achieved by maintaining fewer spare parts, because various parts are inter-changeable between sister ships. We believe more chartering opportunities should be available because many charterers prefer sister ships for their services due to various efficiencies they can achieve from the use of sister ships.

Our Business Strategy

        We seek to become a leading provider of seaborne transportation services. We believe that we can increase shareholder value in our Company by implementing the following business strategy:

  •
  Generate stable cash flows through time charters. We will seek to generate steady cash flow through fixed period time charters. As we expand our fleet, we will seek to optimize our mix of short-, medium- and long-term charters in light of prevailing market conditions in our industry, which is highly cyclical. We believe this will reduce our exposure to short-term market volatility.

  •
  Strategically expand the size of our fleet. We intend to grow our fleet through selective acquisitions of vessels, focusing primarily on double hull product tankers. However, we intend to continue to monitor market developments and conditions and may acquire additional vessels, including other types of vessels that may serve different shipping sectors and markets, when those acquisitions would, in our view, present favorable investment opportunities.

  •
  Maintain a growing high quality fleet of vessels. We intend to maintain a high quality fleet of vessels that meet rigorous industry standards and our charterers' requirements. We believe that our customers prefer the better reliability, fewer off-hire days and greater operating efficiency of high quality vessels. We intend to maintain the quality of our fleet through our Managers' comprehensive planned maintenance and preventive maintenance programs.

Our Vessel Management

        Our Managers are responsible for managing the day-to-day operation of each of our vessels and providing technical vessel management services such as arranging for crews, supplies, maintenance, drydocking, insurance and bookkeeping services.

        Our Drybulk Manager, Target Marine S.A., has 20 years of ship management experience. We pay our Drybulk Manager a fixed management fee of $500 per day per drybulk vessel and fixed vessel operating costs of $3,550 per day per drybulk vessel until June 30, 2007.

        Our Tanker Manager, V.Ships, is one of the world's largest and best known independent ship management companies with 44 offices in 26 countries. We expect to pay our Tanker Manager for the operating costs incurred by our product tankers and a fixed management fee of $342 per day per tanker vessel.

        We are responsible for the strategic management of our fleet, including locating vessels for purchase, obtaining financing for our vessels and formulating and implementing our overall business strategy. We are also responsible, through our wholly-owned subsidiary, Omega Management Inc., for the commercial management of our fleet, including obtaining employment for our vessels, negotiating charters, purchasing and selling vessels and managing relationships. Please read "Business—Management of Our Fleet."

Our Dividend Policy

        Although we have no history of paying dividends, we currently intend to declare and pay quarterly dividends to shareholders, commencing in August 2006, in amounts that are substantially equal to our available cash from operations during the previous quarter after cash expenses (e.g., operating expenses and debt service), discretionary reserves for (i) further vessel acquisitions, (ii) contingent and other liabilities, such as drydocking and extraordinary vessel maintenance and repair, and (iii) general corporate purposes. Based on the information provided under "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses," we expect to pay our first dividend in August 2006 in the amount of $0.50 per share and our second dividend in November 2006 in the amount of $0.50 per share to all of our shareholders. However, as described below, if we do not have sufficient available cash to pay a quarterly dividend to Class A common shareholders in the amount of $0.50 per share, which we call our base dividend, out of operating surplus, the right of Class B common shareholders to receive dividends in respect of those shares will be subordinated to the right of Class A common shareholders to receive dividends during the subordination period. The subordination period commenced upon the issuance of the shares of Class B common stock, which we occurred on March 16, 2006. Declaration and payment of dividends is at the discretion of our board of directors. There are a number of factors that can affect our ability to pay dividends and there is no guarantee that we will pay dividends in any quarter. Please read "Risk Factors" and "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses" for a discussion of these factors. Over time, we are unlikely to be able to sustain dividends on the Class A and Class B common stock without increases in charter rates from current levels or increases in cash flows due to accretive vessel acquisitions. In addition, we will not be allowed to pay dividends in the event we are in default under any of the covenants in our credit facility. Please read "Business—New Senior Secured Credit Facility" for a description of these covenants. In addition, any delays in the deliveries of our acquired product tankers may impair our ability to pay dividends.

        As of the date of this prospectus, our current sole shareholder, ONE Holdings, Inc., or ONE Holdings, an entity wholly-owned by our President and Chief Executive Officer, Mr. Georgios Kassiotis, owns 10,000 shares of Class A common stock and 3,140,000 shares of Class B common stock, or our subordinated shares. The provisions of our constitutive documents limit or eliminate dividends to the holders of our subordinated shares in the circumstances we describe below. In general, during the subordination period, our Class A common stock will receive regular quarterly dividends of $0.50 per share, plus any arrearages from prior quarters, before our subordinated shares will receive any dividends. Our subordinated shares will not be entitled to arrearages. During the subordination period, we will pay quarterly dividends on our Class A common stock and subordinated shares from operating surplus in the following manner:

        first, 100% to all shares of Class A common stock, pro rata, until they receive $0.50 per share;

        second, 100% to all shares of Class A common stock, pro rata, until they have received any unpaid arrearages in the $0.50 per share base dividend for prior quarters;

        third, 100% to all subordinated shares, pro rata, until they have received $0.50 per share; and

        after that, 100% to all Class A common and subordinated shares, pro rata, as if they were a single class.

        Each of our subordinated shares will convert into one Class A common share after the end of the subordination period, which extends until the first day after the quarter ending December 31, 2008 that each of the following tests are met:

  (1)
  we have paid quarterly dividends in an amount at least equal to $0.50 per share on both our Class A common shares and our Class B common shares for the immediately preceding four-quarter period;

  (2)
  the operating surplus (excluding the amount under the first bullet in the definition of operating surplus on page 118 in this prospectus) generated during the four-quarter period referred to above at least equaled the base dividend on all of the outstanding Class A common shares and Class B common shares on a fully diluted basis during that period; and

  (3)
  there are no arrearages in payment of the quarterly dividend on the Class A common stock.

        Notwithstanding the above, the subordination period will end immediately and all arrearages will be cancelled upon a change of control of us (as defined in our Amended and Restated Articles of Incorporation). Please read "Description of Capital Stock."

        Our declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders and other factors. Under Marshall Islands law a company may not declare or pay dividends if the company is insolvent or would be rendered insolvent upon the payment of such dividend and dividends may be declared and paid out of surplus only. The payment of dividends is not guaranteed or assured, and may be discontinued at any time at the discretion of our board of directors. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. If there is a substantial decline in the charter market, our earnings would be negatively affected and limit our ability to pay dividends. Please read "Risk Factors—Company Specific Risk Factors—We cannot assure you that we will pay dividends."

        Our ability to pay dividends is also subject to our ability to satisfy financial covenants contained in our credit agreement. Under our new senior secured credit facility we will be prohibited from paying dividends if (i) an event of default has occurred or will occur as a result of the payment of the dividend or (ii) the aggregate average fair market value of certain of our vessels is less than 135.0% of the total amount borrowed under our new senior secured credit facility from its closing date until the second anniversary thereof, 140.0% therefrom until the third anniversary of that closing date and 145.0% thereafter. Please read "Business—New Senior Secured Credit Facility."

        For more information on cash that we may have available to pay you dividends, please read "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses."

Our Structure

        Omega Navigation Enterprises, Inc. is a holding company incorporated under the laws of the Marshall Islands. We maintain our principal executive offices at 24 Kaningos Street, Piraeus 185 34 Greece. Our telephone number at that address is (011)(30) 210 413-2305. We also maintain an office in the United States. Our mailing address of that office is P.O. Box 272, Convent Station, New Jersey 07961 and our telephone number is (551) 580-0532. Upon completion of the Global Offering we expect to establish an office in Singapore.

        We own or will own our vessels through separate wholly-owned subsidiaries that are incorporated in the Marshall Islands. We provide commercial management for our vessels through our wholly-owned subsidiary, Omega Management, Inc. Our Managers are responsible for the technical management of the vessels in our fleet, including performing the day-to-day operations and the maintenance of our vessels.

        Our current sole shareholder is ONE Holdings, which is wholly-owned by our President and Chief Executive Officer, Mr. Georgios Kassiotis.

Enforceability of Civil Liabilities

        We are a Marshall Islands company and our principal executive offices are located outside the United States in Piraeus, Greece. A majority of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, all of our assets and a substantial portion of the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments that you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

Industry

        The discussions contained under the sections of this prospectus entitled "Prospectus Summary—Industry Trends," "Business" and "Industry" have been reviewed by Drewry with respect to the drybulk shipping industry and Gibson with respect to the product tanker shipping industry, each of which has confirmed to us that they accurately describe the respective industry, subject to the reliability of the data supporting the statistical and graphical information presented in this prospectus.

        The statistical and graphical information we use in this prospectus has been compiled by Drewry and Gibson from their databases. Drewry and Gibson compile and publish data for the benefit of their respective clients. Their methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and their data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

The Global Offering

Class A common stock offered	12,000,000 shares
The Global Offering	The Global Offering consists of the U.S. offering, including the United Kingdom and Norway and the Singapore offering, including Hong Kong, the United Kingdom and Norway
U.S. offering	shares of Class A common stock
Singapore offering	shares of Class A common stock
Common stock to be outstanding immediately after the Global Offering assuming no exercise of the underwriters' over-allotment option:
Class A common stock	12,010,000 shares
Class B common stock	3,140,000 shares
Total common stock outstanding	15,150,000 shares
Underwriters' aggregate over-allotment option	1,800,000 shares of Class A common stock
Use of proceeds	We estimate that we will receive net proceeds of approximately $220.2 million from the Global Offering, excluding underwriters' over-allotment, after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds of the Global Offering to:
• pay $188.0 million of the $294.5 million purchase price of the two Ice Class 1A Handymax product tankers and three Panamax product tankers; and
• repay the $28.0 million of debt that we owe under the Sellers' Notes in connection with purchase of the Initial Fleet.
We intend to use the remainder of the net proceeds from the Global Offering, if any, for working capital and general corporate purposes. We intend to finance the acquisition of the remaining Panamax product tanker with borrowings under the revolving credit line portion of the new senior secured credit facility. If an over-allotment option is exercised, we will use the net proceeds to purchase additional vessels or for general corporate purposes. Also, if we do not purchase any or all of the two Ice Class 1A Handymax product tankers and three Panamax product tankers, we may use the net proceeds of the Global Offering less the $28.0 million that we owe under the Sellers' Notes to purchase other vessels. Please read "Use of Proceeds." In particular, certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive total loss of a vessel or substantial damage to a vessel prior to its delivery. Please read "Risk Factors" and "Business—Our Fleet."

Dividends	Declaration and payment of dividends is subject to the discretion of our board of directors. We currently intend to declare and pay quarterly dividends to shareholders, commencing in August 2006, in amounts that are substantially equal to our available cash from operations during the previous quarter after cash expenses (e.g., operating expenses and debt service), discretionary reserves for (i) further vessel acquisitions, (ii) contingent and other liabilities, such as drydocking and extraordinary vessel maintenance and repair, and (iii) general corporate purposes. We expect to pay our first dividend in August 2006 in the amount of $0.50 per share and our second dividend in November 2006 in the amount of $0.50 per share to all of our shareholders. However, there is no guarantee that we will pay dividends on our shares in any quarter. Over time, we are unlikely to be able to sustain dividends on the Class A and Class B common stock without increases in charter rates from current levels or increases in cash flows due to accretive vessel acquisitions. In general, during the subordination period, we will pay quarterly dividends on our Class A common shares and our subordinated shares from operating surplus in the following manner:
first, 100% to all shares of our Class A common stock, pro rata, until they receive $0.50 per share;
second, 100% to all shares of our Class A common stock, pro rata, until they have received any unpaid arrearages in the $0.50 per share base dividend for prior quarters;
third, 100% to all subordinated shares, pro rata, until they have received $0.50 per share;
after that, 100% to all Class A common shares and subordinated shares, pro rata, as if they were a single class.

During the subordination period, our Class A common stock will accrue dividend arrearages to the extent they do not receive a quarterly dividend of $0.50 per share. Our subordinated shares will not accrue any arrearages.

Please read "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses" for the basis for our dividend and "Description of Capital Stock" for a more detailed description of our Class A common shares and our subordinated shares.

Subordination Period
The subordination period commenced upon the issuance of the shares of Class B common stock, which occurred on March 16, 2006. Each of our subordinated shares will convert into a Class A common share after the end of the subordination period, which extends until the first day after the quarter ending December 31, 2008 that each of the following tests are met:
	(1)	we have paid quarterly dividends in an amount at least equal to $0.50 per share on both our Class A common shares and Class B common shares for the immediately preceding four-quarter period;
(2)
the operating surplus (excluding the amount under the first bullet in the definition of operating surplus) generated during the four-quarter period referred to above at least equaled the base dividend on all of the outstanding Class A common shares and Class B common shares on a fully diluted basis during that period; and
	(3)	there are no arrearages in payment of the quarterly dividend on the Class A common stock.

Notwithstanding the above, the subordination period will end immediately and all arrearages will be cancelled upon a change of control of us (as defined in our Amended and Restated Articles of Incorporation).
Listing	We have applied to list our Class A common stock for quotation on the Nasdaq National Market, or Nasdaq, and on the Singapore Exchange Securities Trading Limited under the symbol "ONAV."

Risk Factors

        Investing in our Class A common stock involves substantial risks. You should carefully consider all of the information in this prospectus prior to investing in our Class A common stock. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled "Risk Factors" beginning on page 17.

Summary Consolidated Financial and Other Operating Data

        The following table sets forth our summary consolidated financial and other operating data. The summary consolidated financial data in the table as of December 31, 2005 and for the period from February 28, 2005 (date of inception) through December 31, 2005 are derived from our consolidated financial statements. We refer you to the notes to our consolidated financial statements for a discussion of the basis on which our consolidated financial statements are presented. The information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information included herein. In accordance with standard shipping industry practice, we will not obtain from sellers historical operating data for the vessels that we have acquired or will acquire, as that data is not material to our decision to purchase vessels. Accordingly, we have not included any historical financial data relating to the results of operations of our Initial Fleet from the period before our acquisition of them. Please see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Lack of Historical Operating Data for Vessels Before their Acquisition."

As of December 31, 2005 and for the period from February 28, 2005 through December 31, 2005
(in thousands of Dollars, except for share and per share data and Fleet data)
Income Statement Data:
Voyage revenues	$16,015
Voyage expenses	830
Vessel operating expenses	2,791
Depreciation and amortization of drydocking costs	3,745
Management fees	372
General and administrative expenses	777
Foreign currency gains	(3)
Gain on sale of vessel(1)	1,012

Operating income	8,515

Interest and finance costs	(4,204)
Interest income	67

Net income	$4,378

Earnings per Class A common share, basic and diluted	$1.68

Earnings per Class B common share, basic and diluted	$1.39

Weighted average number of Class A common shares, basic and diluted	10,000

Weighted average number of Class B common shares, basic and diluted	3,140,000

Balance Sheet Data:
Cash and cash equivalents	$5,058
Restricted cash	500
Total current assets	5,738
Total assets	92,392
Short-term debt	74,994
Total current liabilities	77,984
Total stockholders' equity	14,408
Cash Flow Data:
Net cash provided by operating activities	9,571
Net cash used in investing activities	43,364
Net cash provided by financing activities	38,851
EBITDA(2)	12,260
Fleet Data:

Average number of vessels(3)	3
Number of vessels at end of period	2
Weighted average age of fleet (in years)	2
Ownership days(4)	743
Available days(5)	729
Operating days(6)	729
Fleet utilization(7)	100%
Average Daily Results:
Time charter equivalent (TCE) rate(8)	20,830
Daily vessel operating expenses(9)	3,756

(1)
Gain on sale of vessel resulted from the sale in December 2005 of the Panamax drybulk carrier Leto I to the original seller for $49 million, the initial purchase price.

(2)
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by U.S. GAAP and our calculation of EBITDA may not be comparable to that reported by other companies. EBITDA is included in this prospectus because it is a basis upon which we assess our liquidity position, because it is used by our lenders as a measure of our compliance with certain loan covenants and because we believe that it presents useful information to investors regarding our ability to service and/or incur indebtedness.

  The following table reconciles net cash from operating activities, as reflected in the consolidated statement of cash flows for the period from February 28, 2005 (date of inception) through December 31, 2005, to EBITDA:

Net cash from operating activities	$9,571
Net increase (decrease) in current assets	180
Net increase (decrease) in current liabilities excluding bank debt and sellers' credit	(2,868)
Gain from sale of vessel	1,012
Payments for drydocking costs	360
Net interest expense	4,137
Amortization of financing costs	(132)

EBITDA	$12,260

(3)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.

(4)
Ownership days are the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(5)
Available days are the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(6)
Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(7)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(8)
Time charter equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing voyage revenues (net of voyage expenses) by available days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company's performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods. The following table reflects the calculation of our TCE rate for the period from February 28, 2005 (date of inception) through December 31, 2005 (in thousands of U.S. dollars, except for TCE rate, which is expressed in U.S. dollars, and available days).

Voyage revenues	$16,015
Less: voyage expenses	(830)

Time charter equivalent revenues	$15,185

Available days	729
Time charter equivalent (TCE) rate	$20,830
(9)
Daily vessel operating expenses, which include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, are calculated by dividing vessel operating expenses by ownership days for the relevant period.

RISK FACTORS

        You should consider carefully the following factors, as well as the other information set forth in this prospectus, before making an investment in our Class A common stock. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our Class A common stock. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results or cash available for dividends or the trading price of our Class A common stock and cause you to lose all or part of your investment.

Industry Specific Risk Factors

The drybulk carrier and product tanker sectors are cyclical and volatile, and this may lead to reductions and volatility in our charter rates when we re-charter our vessels, vessel values and results of operations

        The drybulk carrier and product tanker sectors are cyclical with attendant volatility in charter hire rates and industry profitability. The degree of charter hire rate volatility among different types of drybulk carriers and product tankers has varied widely. If we enter into a charter when charter hire rates are low, our revenues and earnings will be adversely affected. In addition, a decline in charter hire rates likely will cause the value of our vessels to decline. We cannot assure you that we will be able to successfully charter our vessels in the future or renew our existing charters at rates sufficient to allow us to operate our business profitably, meet our obligations or to pay dividends to our shareholders. The factors affecting the supply and demand for drybulk carriers and product tankers are outside of our control and are unpredictable. The nature, timing, direction and degree of changes in industry conditions are also unpredictable.

        Factors that influence demand for seaborne transportation of cargo include:

  •
  demand for and production of drybulk products, crude oil and refined petroleum products;

  •
  the distance cargo is to be moved by sea;

  •
  changes in oil production and refining capacity;

  •
  global and regional economic and political conditions;

  •
  environmental and other regulatory developments; and

  •
  changes in seaborne and other transportation patterns, including changes in the distances over which cargo is transported due to geographic changes in where commodities are produced, oil is refined and cargoes are used.

        The factors that influence the supply of vessel capacity include:

  •
  the number of newbuilding deliveries;

  •
  the scrapping rate of older vessels;

  •
  vessel casualties;

  •
  price of steel;

  •
  number of vessels that are out of service;

  •
  changes in environmental and other regulations that may limit the useful life of vessels; and

  •
  port or canal congestion.

        We anticipate that the future demand for our vessels will be dependent upon continued economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the world's drybulk carrier and product tanker fleets and the sources and supply of cargo to be transported by sea. If the global vessel capacity increases in the shipping sectors in which we operate, but the demand for vessel capacity in these sectors does not increase or increases at a slower rate, the charter rates paid for our vessels could materially decline. Adverse economic, political, social or other developments could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

Charter rates in the drybulk carrier and product tanker sectors are near historically high levels and future growth will depend on continued economic growth in the world economy that exceeds growth in vessel capacity

        Charter rates for the drybulk carriers and product tankers recently have been near historically high levels. We anticipate that future demand for our vessels, and in turn our future charter rates, will be dependent upon continued economic growth in the world's economy, particularly in China and India, as well as seasonal and regional changes in demand and changes in the capacity of the world's fleet. According to Drewry and Gibson, the world's drybulk carrier and product tanker fleets are expected to increase in 2006 as a result of substantial scheduled deliveries of newly constructed vessels and low forecasts for scrapping of existing vessels. Continued economic growth in the world economy that exceeds growth in vessel capacity will be necessary to sustain current charter rates. There can be no assurance that economic growth will not decline. A decline in charter rates could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

The market value of our vessels, which is near historically high levels, may decrease, which could limit the amount of funds that we can borrow under our new senior secured credit facility, cause us to fail to meet certain financial covenants in our new senior secured credit facility and adversely affect our operating results

        The market value of drybulk carriers and product tankers has been volatile and market prices for secondhand vessels are currently near historically high levels. There have, however, been recent declines in the drybulk carrier market which have resulted in the current market value of our two existing drybulk carriers declining below our contracted purchase price for such drybulk carriers in May 2005. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, types, sizes and age of vessels, applicable governmental regulations and the cost of newbuildings. If the market value of our vessels declines, we may not be able to draw down funds under our new senior secured credit facility and we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all. Please see the section of this prospectus entitled "Industry" for information concerning historical prices of drybulk carriers and product tankers.

        If the market value of our vessels decreases, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time, including covenants in our new senior secured credit facility. If we do breach such covenants and we are unable to remedy the relevant breach, our lender could accelerate our debt and foreclose on our vessels. In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

Our substantial operations outside the United States expose us to political, governmental and economic instability, which could harm our operations

        Because our operations are primarily conducted outside of the United States, they may be affected by economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered. Future hostilities or political instability in regions where we operate or may operate could have a material adverse effect on the growth of our business, results of operations and financial condition and our ability to pay dividends. In addition, tariffs, trade embargoes and other economic sanctions by the United States or other countries against countries where our vessels trade may limit trading activities with those countries, which could also harm our business, financial condition, results of operations and ability to pay dividends.

An economic slowdown in the Asia Pacific region could have a material adverse effect on our business, financial position and results of operations

        A significant number of the port calls made by our vessels involves, or will involve, the loading or discharging of raw materials in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, but particularly in China, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In recent years, China has been one of the world's fastest growing economies in terms of gross domestic product, which has had a significant impact on shipping demand. We cannot assure you that such growth will be sustained or that the Chinese economy will not experience negative growth in the future. Moreover, any slowdown in the economies of the United States, the European Union or certain Asian countries may adversely effect economic growth in China and elsewhere. Our business, financial position, results of operations, ability to pay dividends as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income

        Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those governing oil spills, discharges to air and water, ballast water management, and the handling and disposal of hazardous substances and wastes. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale price or useful life of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.

        As a result of accidents, such as the oil spill in November 2002 relating to the loss of the m.t. Prestige, a 26-year old single hull product tanker unrelated to us, we believe that regulation of the shipping industry will continue to become more stringent and more expensive for us and our competitors. Substantial violations of applicable requirements or a catastrophic release from one of our vessels could have a materially adverse impact on our financial condition, results of operations and ability to pay dividends.

        The operation of our vessels is affected by the requirements set forth in the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Currently, each of the vessels in our fleet is ISM Code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

        Although the United States is not a party thereto, many countries have ratified and follow the liability scheme adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as amended, or CLC, and the Convention for the Establishment of an International Fund for Oil Pollution of 1971, as amended. Under these conventions, a vessel's registered owner is strictly liable for pollution damage caused on the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Many of the countries that have ratified the CLC have increased the liability limits through a 1992 Protocol to the CLC. The right to limit liability is also forfeited under the CLC where the spill is caused by the owner's actual fault or privity and, under the 1992 Protocol, where the spill is caused by the owner's intentional or reckless conduct. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

        The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters. OPA allows for potentially unlimited liability without regard to fault of vessel owners, operators and bareboat charterers for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel), in United States waters. OPA also expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution materials occurring within their boundaries.

        We currently maintain, for each of our vessels, pollution liability coverage insurance of $1 billion per incident. If the damages from a catastrophic spill exceeded our insurance coverage, it could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could cause us to default on a charter, interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert "sister ship" liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

        A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our business, financial condition, results of operations and ability to pay dividends.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business

        International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs, duties, fines and other penalties against us.

        It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, results of operations and our ability to pay dividends.

World events could adversely affect our results of operations and financial condition

        Terrorist attacks such as the attacks on the United States on September 11, 2001, the bombings in Spain on March 11, 2004 and in London on July 7, 2005 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continue to cause uncertainty in the world financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain any additional financing or, if we are able to obtain additional financing, to do so on terms favorable to us. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our business, financial condition, results of operations and ability to pay dividends.

Company Specific Risk Factors

Because we are a new company with a limited operating history, we may be less successful in implementing our business strategy than a more experienced company

        We were formed in February 2005. The two drybulk carriers in our initial fleet commenced operations in April 2005. We intend to acquire the six double hull product tankers in our fleet by the end of July 2006. However, we have a limited performance record and operating history. Our financial statements do not provide a meaningful basis for you to evaluate our operations or our ability to achieve our business strategy. We may be less successful in implementing our business strategy than a more experienced company.

Our senior executive officers and directors may not be able to successfully organize and manage a publicly traded company

        Not all of our senior executive officers or directors have previously organized and managed a publicly traded company and they may not be successful in doing so. The demands of organizing and managing a publicly traded company, like ours, are much greater as compared to a private company and some of our senior executive officers and directors may not be able to successfully meet those increased demands.

The assumptions underlying the forecast in "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses" are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted

        The financial forecast in "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses" has been prepared by management and we have not received an opinion or report on it from any independent registered public accounting firm. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If we do not achieve the forecasted results, we may not be able to operate profitably, successfully implement our business strategy to grow our fleet or pay dividends to our shareholders in which event the market price of our shares may decline materially.

If we do not successfully complete the Global Offering there is a substantial doubt about our ability to continue as a going concern

        We financed the acquisition of our Initial Fleet with borrowings under the Sellers' Notes and our existing senior secured credit facility. As of December 31, 2005, we had a working capital deficit of approximately $72.2 million, primarily due to the short-term maturity of the Sellers' Notes and our existing senior secured credit facility. Our independent public accountants have included in their report on our consolidated financial statements as of December 31, 2005 and for the period from February 28, 2005 (date of inception) to December 31, 2005, an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. We intend to use a portion of the net proceeds of the Global Offering, together with borrowings under our $295.0 million new senior secured credit facility, to repay the Seller's Notes and indebtedness under our existing senior secured credit facility and to finance the purchase price of the double hull product tankers in our fleet. Our failure to successfully complete the Global Offering would have severe consequences on our business, financial condition and results of operations and our ability to continue as a viable entity.

We cannot assure you that we will pay dividends

        We currently intend to declare and pay quarterly dividends to shareholders, commencing in August 2006, in amounts that are substantially equal to our available cash from operations during the previous quarter, after cash expenses (e.g., operating expenses and debt service), reserves for further vessel acquisitions and other reserves as our board of directors may from time to time determine are required for contingent and other liabilities. The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors. The timing and amount of any dividends declared will depend on, among other things, our earnings, financial condition and cash requirements and availability, and our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy. The international shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends.

        Our ability to pay dividends is also subject to our ability to satisfy financial covenants contained in our financing arrangements. Under our new senior secured credit facility we will be prohibited from paying dividends if (i) an event of default has occurred or will occur as a result of the payment of the dividend or (ii) the aggregate average fair market value of certain of our vessels is less than 135.0% of the total amount borrowed under our new senior secured credit facility from its closing date until the second anniversary thereof, 140.0% therefrom until the third anniversary of that closing date and 145.0% thereafter. Please read "Business—New Senior Secured Credit Facility."

        We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, including as a result of the risks described in this section of the prospectus. Our growth strategy contemplates that we will finance the acquisition of additional vessels, including the four Ice Class 1A Panamax product tankers, through a combination of debt, equity and cash flow from operations. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends. We may also enter into new financing or other agreements that will restrict our ability to pay dividends. We can give no assurance that dividends will be paid in the amounts anticipated in this prospectus or at all.

Certain provisions of Marshall Islands law may prohibit us from paying dividends

        Marshall Islands law generally prohibits the declaration and payment of dividends other than from surplus (in retained earnings and the excess of consideration received for the sale of shares above the par value of the shares). Marshall Islands law also prohibits the declaration and payment of dividends while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends.

We will not be able to take advantage of favorable opportunities in the current spot market with respect to vessels employed on medium- to long-term time charters

        All of the vessels in our fleet are employed or will be employed under medium- to long-term time charters, with remaining terms ranging between one to three years. Although medium- and long-term time charters provide relatively steady streams of revenue, vessels committed to medium- and long-term charters may not be available for spot voyages during periods of increasing charter hire rates, when spot voyages might be more profitable. If we cannot re-charter these vessels on medium- or long-term charters or trade them in the spot market profitably, our results of operations and operating cash flow may suffer. We cannot assure you that future charter hire rates will enable us to operate our vessels profitably or to pay you dividends.

If we cannot complete the purchase of the six double hull product tankers in our fleet, we may use a portion of the proceeds of the Global Offering for corporate purposes with which you may not agree

        If the sellers of some or all of the six double hull product tankers in our fleet which we have agreed to purchase, all of which are currently owned by unaffiliated third parties, fail to deliver the vessels to us as agreed, or if we cancel a purchase because a seller has not met its obligations, our management will have the discretion to apply the proceeds of the Global Offering that we would have used to purchase those vessels to acquire other vessels including vessels that serve other shipping sectors and markets. In particular, certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive total loss of a vessel, or substantial damage to a vessel prior to its delivery. We will not escrow the proceeds from the Global Offering and will not return the proceeds to you if we do not take delivery of one or more vessels. It may take a substantial period of time before we can locate and purchase other suitable vessels. During this period, the portion of the proceeds of the Global Offering originally planned for the acquisition of these vessels will be invested on a short-term basis and therefore will not yield returns at rates comparable to those these vessels might have earned.

If the six double hull product tankers in our fleet are not delivered on time or delivered with significant defects, our business, results of operations and financial condition could suffer

        We have entered into separate memoranda of agreement with third party sellers to acquire the six double hull product tankers in our fleet. We expect that the six double hull product tankers in our fleet will be delivered to us between May 2006 and July 2006. A delay in the delivery of these vessels to us or the failure of the contract counterparty to deliver a vessel at all could cause us to breach our obligations under a related time charter and could adversely affect our business, results of operations and financial condition and the amount of dividends that we pay in the future. The delivery of these vessels could be delayed or certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. In addition, the delivery of any of these vessels with substantial defects could have similar consequences. We intend to conduct only a limited inspection of these product tankers.

Delays in deliveries of the four new Ice Class 1A double hull Panamax product tankers that we have options to purchase, our decision to cancel or our inability to otherwise complete the acquisitions of these vessels could harm our business, results of operations and financial condition

        The delivery of the four new Ice Class 1A double hull Panamax product tankers, or any other newbuildings we may order could be delayed, not completed or canceled, which would delay or eliminate our revenues from the employment of these vessels. The seller or shipbuilder could fail to deliver the new Ice Class 1A Panamax product tankers or any other newbuildings to us as agreed, or we could cancel a purchase or a newbuilding contract because the shipbuilder has not met its obligations, including its obligation to maintain agreed refund guarantees in place for our benefit. In addition, the delivery of our newbuildings could be delayed, canceled or otherwise not completed because of, among other things:

  •
  quality or engineering problems;

  •
  changes in governmental regulations or maritime self-regulatory organization standards;

  •
  work stoppages or other labor disturbances at the shipyard;

  •
  bankruptcy or other financial crisis of the shipbuilder;

  •
  a backlog of orders at the shipyard;

  •
  political or economic disturbances in South Korea, where the vessels are being built;

  •
  weather interference or a catastrophic event, such as a major earthquake or fire or any other force majeure;

  •
  our requests for changes to the original vessel specifications;

  •
  shortages of or delays in the receipt of necessary construction materials, such as steel;

  •
  our inability to finance the purchase of the vessels;

  •
  our inability to obtain requisite permits or approvals or to receive the required classifications for the vessels from authorized classification societies; or

  •
  a shipbuilder's failure to otherwise meet the scheduled delivery dates for the vessels or failure to deliver the vessels at all.

        If the delivery of any vessel is materially delayed or canceled, especially if we have committed the vessel to a time charter for which we become responsible for substantial liquidated damages to the customer as a result of the delay or cancellation, our business, results of operations and financial condition and ability to pay dividends could be materially adversely affected.

We depend upon a few significant customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance

        We expect to derive a significant part of our revenue from a small number of customers. For the year 2006, we expect that substantially all of our revenues will be derived from four customers. If one or more of these customers is unable to perform under one or more charters with us and we are not able to find a replacement charter, or if a customer exercises certain rights to terminate the charter, we could suffer a loss of revenues that could materially adversely affect our business, financial condition, results of operations and cash available for distribution as dividends to our shareholders.

        We could lose a customer or the benefits of a time charter if, among other things:

  •
  the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise;

  •
  the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or we default under the charter; or

  •
  the customer terminates the charter because the vessel has been subject to seizure for more than 30 days.

        If we lose a key customer, we may be unable to obtain charters on comparable terms or may become subject to the volatile spot market, which is highly competitive and subject to significant price fluctuations. The loss of any of our customers, time charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends.

We depend on our Managers to manage our fleet and the loss of their services could adversely affect our operations

        We are a newly formed company with six employees and we currently have no plans to hire additional employees. We have subcontracted the technical management of the vessels in our Initial Fleet and will subcontract the technical management of six double hull product tankers in our fleet upon delivery, including crewing, maintenance and repair, to our Managers. Therefore, the loss of our Managers' services or their failure to perform their obligations to us could materially and adversely affect our business, financial condition, results of operations and ability to pay dividends. Furthermore, we may be unable to retain a suitable replacement manager under favorable terms. Further, we expect that we will need to seek approval from our lender to change our vessels' technical managers.

        The ability of our Managers to continue providing services for our benefit will depend in part on their own financial strength. Circumstances beyond our control could impair our Managers' financial strength. Because our Managers are privately held, it is unlikely that information about their financial strength would become public or available to us prior to any default by our Managers under the management agreements. As a result, an investor might have little advance warning of problems that affect our Managers, even though those problems could have a material adverse effect on us.

We will be required to make substantial capital expenditures if we exercise our options to purchase the four new Ice Class 1A double hull Panamax product tankers

        Our business strategy is based in part upon the expansion of our fleet through the purchase of newly-built vessels. We have options to purchase up to four new Ice Class 1A double hull Panamax product tankers from sellers affiliated with our Drybulk Manager. The initial option price for each product tanker is $66.0 million, adjusted based on prevailing market conditions at the time we exercise our options. The product tankers are currently under construction at the STX Shipyard in South Korea and are expected to be available for delivery between March 2007 and September 2007. Should we exercise the options for the purchase of all four product tankers, we may be required to expend substantial sums when we exercise our option, but we will not derive any revenue from them until after their delivery. If we are unable to make the payments or otherwise fulfill our obligations under any of our options, we may forfeit all or a portion of the amounts paid at exercise, if any, under the options. These payments may significantly reduce the amount of cash we will have on our balance sheet.

        We do not intend to use proceeds from the Global Offering to finance the purchase of these vessels. To fund any shortfall for these and other capital expenditures, we may be required to incur additional debt or raise capital through additional equity offerings. Use of cash from operations will reduce cash available to pay dividends to our shareholders. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering as well as by general economic conditions and contingencies and uncertainties that are beyond our control.

We may sell one or more of the four new Ice Class 1A double hull Panamax product tankers that we have options to purchase and forego any anticipated revenues and cash flows from operating any of the vessels we sell

        While we may exercise our options to purchase the four new Ice Class 1A double hull Panamax product tankers, attractive opportunities may arise to sell one or more of these vessels while they are under construction or after they are delivered. We will review any such opportunity and may conclude that the sale of one or more vessels would be in our best interests. If we sell a vessel, we would forego any anticipated revenues and anticipated cash flows from operating the vessel over its useful life.

We are considering various alternatives for the employment of the four new Ice Class 1A double hull Panamax product tankers that we have options to purchase. Failure to find employment for them could materially adversely affect our business, results of operations and financial condition

        We will incur substantial vessel operating and financing costs when we exercise our options to purchase four new Ice Class 1A double hull Panamax product tankers. None of the new product tankers are currently fixed for employment on any charter. We are considering various employment opportunities, including short, medium- or long-term charters, but these opportunities may not result in future chartering business. If we cannot obtain employment for these vessels, or employment that results in sufficient revenue to cover these vessel operating and financing costs, our business, results of operations and financial condition and ability to pay dividends could be materially adversely affected.

We may have difficulty managing our planned growth through acquisitions of additional vessels

        We intend to continue to grow our business through selective acquisitions of additional vessels. Our future growth will primarily depend on:

  •
  locating and acquiring suitable vessels;

  •
  identifying and consummating acquisitions or joint ventures;

  •
  enlarging our customer base;

  •
  managing our expansion; and

  •
  obtaining required financing on acceptable terms.

        During periods in which charter hire rates are high, vessel values generally are high as well, and it may be difficult to identify vessels for acquisition at favorable prices. In addition, growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, the possibility that indemnification agreements will be unenforceable or insufficient to cover potential losses and difficulties associated with imposing common standards, controls, procedures and policies, obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets and operations into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

Restrictions under our new senior secured credit facility could restrict our ability to pay dividends

        We may have to limit the amount of dividends that we declare and pay or may not be able to declare and pay dividends at all, if we do not repay amounts drawn under the new senior secured credit facility, if there is a default under the credit facility or if the declaration or payment of a dividend would result in a default or breach of a loan covenant, or if the aggregate market value of our vessels falls below a certain point in relation to the amounts borrowed under our new senior secured credit facility.

We cannot assure you that we will be able to borrow amounts under our new senior secured credit facility and restrictive covenants in our new senior secured credit facility may impose financial and other restrictions on us

        Our ability to borrow amounts under our new senior secured credit facility will be subject to the execution of definitive documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Prior to each drawdown, we will be required, among other things, to provide the lender with acceptable valuations of the vessels in our fleet confirming that they are sufficient to satisfy minimum security requirements. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under our new senior secured credit facility without obtaining a waiver or consent from the lender. We will also not be permitted to borrow amounts under the facility if we experience a change of control.

        Our new senior secured credit facility will also impose operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

  •
  make capital expenditures if we do not repay amounts drawn under the credit facility, if there is a default under the credit facility or if the capital expenditure would result in a default or breach of a loan covenant;

  •
  incur additional indebtedness, including through the issuance of guarantees;

  •
  change the flag, class or management of our vessels;

  •
  create liens on our assets;

  •
  sell our vessels;

  •
  merge or consolidate with, or transfer all or substantially all our assets to, another person; and

  •
  enter into a new line of business.

        Therefore, we may need to seek permission from our lender in order to engage in some corporate actions. Our lender's interests may be different from ours and we cannot guarantee that we will be able to obtain our lender's permission when needed. This may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

Servicing future indebtedness would limit funds available for other purposes, such as the payment of dividends

        We intend to finance our future fleet expansion program with secured indebtedness drawn under the revolving portion of our new senior secured credit facility. While we may refinance amounts drawn with the net proceeds of future equity offerings, we cannot assure you that we will be able to do so on terms that are acceptable to us or at all. If we are not able to refinance these amounts with the net proceeds of equity offerings on terms acceptable to us or at all, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. The actual or perceived credit quality of our charterers, any defaults by them under our charter contracts, and declines in the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments and covenants under our new senior secured credit facility or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes, such as the payment of dividends. If we are unable to meet our debt obligations, or if we otherwise default under our new senior secured credit facility or an alternative financing arrangement, our lender could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lender.

If we do not have sufficient funds to repay the Sellers' Notes, the sellers will repurchase the vessels in our Initial Fleet and we will incur a loss, which would adversely affect our results of operations and financial condition

        We purchased our Initial Fleet for the aggregate purchase price of $88.0 million, plus $0.5 million for delivery related expenses. We financed the acquisition of these vessels by borrowing $44.5 million under the Sellers' Notes, $39.0 million under our existing senior secured credit facility and through a $5.0 million cash contribution from our current sole shareholder. The current outstanding principal amount of the Sellers' Notes is $28.0 million and the current outstanding principal amount of our existing senior secured credit facility is $38.5 million. The Sellers' Notes have a maturity date of April 13, 2006. If we do not repay the Sellers' Notes in full on or before the maturity date, the sellers will repurchase the vessels in our Initial Fleet from us for an amount equal to our aggregate outstanding indebtedness under the Sellers' Notes and our existing senior secured credit facility, which is less than the price we paid for them, we will incur a book loss estimated to be between $18.0 million and $19.0 million and our results of operations and financial condition will be adversely affected.

Unless we set aside reserves or are able to borrow funds for vessel replacement, at the end of a vessel's useful life our revenue will decline, which would adversely affect our business, results of operations and financial condition

        Unless we maintain reserves or are able to borrow funds for vessel replacement we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives, which we expect to range from 22 years to 25 years, depending on the date the vessel is delivered to us, based on a 25 year estimated useful life from the date of the vessel's initial delivery from the shipyard. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends will be materially and adversely affected. Any reserves set aside for vessel replacement would not be available for dividends.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization

        Our current business strategy includes additional, strategic growth through the acquisition of high quality secondhand vessels. While we have the right to inspect previously owned vessels prior to our purchase of them, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. Secondhand vessels may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. If this were to occur, such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. Repairs may require us to put a vessel into drydock which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on secondhand vessels.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources

        We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargo or crude oil and refined petroleum products by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the drybulk or product tanker shipping industries and operate larger fleets through consolidation or acquisitions and may be able to offer lower charter rates than we are able to offer.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations

        Our success depends to a significant extent upon the abilities and efforts of our management team. We expect to enter into new employment contracts prior to the closing of the Global Offering with our President and Chief Executive Officer, Mr. Georgios Kassiotis, our Chief Operating Officer, Mr. Charilaos Loukopoulos, and our Chief Financial Officer, Mr. Gregory McGrath. Our success will depend upon our ability to hire and retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could materially adversely affect our business, results of operations and financial condition and our ability to pay dividends. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not intend to maintain "key man" life insurance on any of our officers.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and stock price

        The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

  •
  marine disaster;

  •
  environmental accidents;

  •
  cargo and property losses or damage;

  •
  business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

  •
  piracy.

        Any of these circumstances or events could increase our costs or lower our revenues. Because we have only two vessels in our Initial Fleet, loss or damage to any of our vessels will have a material adverse effect on our business, results of operations, financial condition and our ability to pay dividends. In addition to any economic cost, the involvement of our vessels in an environmental disaster may harm our reputation. Our lack of operating history may increase these risks.

The operation of drybulk carriers has certain unique operational risks

        The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessels bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance

        We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance, and insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, we may not be able to maintain or obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which may increase our costs.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings

        In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. As of the date of this prospectus, our fleet has an average age of approximately 1.5 years. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Our operating results from our fleet are subject to seasonal fluctuations, which may adversely affect our operating results and ability to pay dividends

        Our fleet consists of drybulk carriers and product tankers. We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The drybulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. As a result, we expect our revenues from our drybulk carriers to be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, we expect our revenues from our drybulk carriers to be stronger in fiscal quarters ended December 31 and March 31. The tanker sector is typically stronger in the fall and winter months in anticipation of increased consumption of oil and petroleum products in the northern hemisphere during the winter months. As a result, our revenues from our tankers may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, revenues may be stronger in fiscal quarters ended December 31 and March 31. This seasonality could materially affect our operating results and cash available for dividends in the future.

We may have to pay tax on United States source income, which would reduce our earnings

        Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as United States source shipping income and such income is subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury regulations promulgated thereunder.

        Both before and after the Global Offering, we expect that we and each of our subsidiaries will qualify for this statutory tax exemption and we will take this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption after the Global Offering and thereby become subject to United States federal income tax on our United States source income. For example, after the Global Offering, we expect that our current sole shareholder will own 20.8% of our common stock. If our current sole shareholder were, in combination with any other beneficial owners of our common stock that own 5% or more of our common stock, to own 50% or more of the outstanding shares of our common stock on more than half the days during the taxable year we might not be able to qualify for the exemption under Code Section 883 for such taxable year. However, we may still be able to qualify for the exemption under such circumstances if a sufficient number of five percent or greater shareholders (including, depending on the circumstances, our current sole shareholder) were able to establish that they are "qualified shareholders" for purpose of Section 883 to preclude non-qualified five percent shareholders from owning 50% or more of our outstanding shares of Class A common stock on more than half of the days in the year. The requirements to establish that one or more of our shareholders is a "qualified shareholder" for purposes of Section 883 are onerous and we cannot assure you that we would be able to obtain the required information from sufficient five percent shareholders. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries after the Global Offering.

        If we or our subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% United States federal income tax on our U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. holders

        A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. shareholders of a PFIC may be subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

        Based on our proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Tax Considerations—United States Federal Income Taxation of U.S. Holders"), such shareholders would be liable to pay U.S. federal income tax at the then highest income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common shares. See "Tax Considerations—United States Federal Income Taxation of U.S. Holders" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

The enactment of proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for a preferential rate of federal income taxation

        Legislation was recently introduced in the United States Senate that would deny the preferential rate of federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation, unless the non-U.S. corporation either is eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country that has a comprehensive income tax system. Because the Marshall Islands has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on corporations organized under its laws, it is unlikely that we could satisfy either of these requirements. Consequently, if this legislation were enacted the preferential rate of federal income tax discussed under "Tax Considerations—United States Federal Income Taxation of U.S. Holders—Distributions" may no longer be applicable to dividends received from us. As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation will be enacted.

Because we generate all of our revenues in Dollars but may incur a significant portion of our expenses in other currencies, exchange rate fluctuations could hurt our results of operations

        We generate all of our revenues in Dollars, and in the event that in the future we do not have fixed operating costs, we may incur a significant portion of our expenses in currencies other than Dollars. This difference could lead to fluctuations in net income due to changes in the value of the Dollar relative to the other currencies, in particular the Euro. Expenses, including extraordinary expenses, incurred in foreign currencies against which the Dollar falls in value can increase, resulting in a decrease in our revenues. Our operating results could suffer as a result. We have attempted to partially hedge against risks relating to currency fluctuations by entering into an agreement with our Drybulk Manager whereby our Drybulk Manager's fee will be adjusted according to the currency fluctuation between the Dollar and the Euro. However, there is no guarantee we are adequately protected from currency fluctuations.

Our vessels may suffer damage and we may face unexpected costs, which could adversely affect our cash flow and financial condition

        If our vessels suffer damage, they may need to be repaired. The costs of repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of cash that we have available for dividends. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay costs not covered by our insurance.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments

        We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law, which regulates the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. We do not intend to obtain funds from other sources to pay dividends.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels

        We are a newly formed company. Our current operating and financial systems may not be adequate as we commence operations and implement our plan to expand the size of our fleet, and our attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we or our Managers will need to recruit suitable additional seafarers and shoreside administrative and management personnel. We cannot guarantee that we or our crewing agent will be able to hire suitable employees as we expand our fleet. If we or our crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to develop and maintain effective our financial and operating systems or to recruit suitable employees as we expand our fleet, our business, results of operations and financial condition may be materially adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced.

Risks Relating to the Global Offering of Our Class A Common Stock

If we do not implement all required accounting practices and policies we may be unable to provide the required financial information in a timely and reliable manner

        Prior to the Global Offering, as a privately-held company, we did not adopt the financial reporting practices and policies required of a publicly traded company. Implementation of these practices and policies could disrupt our business, distract our management and employees and increase our costs. If we fail to develop and maintain effective controls and procedures, we may be unable to provide the financial information that a publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies may limit our ability to obtain financing, either in the public capital markets or from private sources, and thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies may result in failure to meet the requirements for continued quotation of our Class A common stock on the Nasdaq National Market and the Singapore Exchange Securities Trading Limited, which would adversely affect the liquidity of our Class A common stock.

The price of our Class A common stock may be volatile following completion of the Global Offering and you may not be able to sell your Class A common stock at a favorable price or at all

        The price of our Class A common stock after the Global Offering may be volatile and may fluctuate due to factors such as:

  •
  actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

  •
  mergers and strategic alliances in the drybulk and product tanker shipping industry;

  •
  market conditions in the drybulk and product tanker shipping industry;

  •
  changes in government regulation;

  •
  shortfalls in our operating results from levels forecast by securities analysts;

  •
  announcements concerning us or our competitors; and

  •
  the general state of the securities market.

        The drybulk and product tanker shipping industry has been highly unpredictable and volatile. The market for common stock of companies in this industry may be equally volatile. Because of this volatility there is an increase risk that you may not be able to sell your Class A common stock at a favorable price or at all.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law

        Our corporate affairs are governed by our Amended and Restated Articles of Incorporation and by-laws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law. For more information with respect to how shareholder rights under Marshall Islands law compares to shareholder rights under Delaware laws, please read "Comparison of Marshall Islands Corporate law to Delaware Corporate Law."

Because we are incorporated under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management

        We are incorporated under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our business is operated primarily from our offices in Piraeus, Greece. In addition, our directors and officers generally are or will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Marshall Islands, please read "Enforceability of Civil Liabilities."

Our current sole shareholder will effectively control the outcome of matters on which our shareholders are entitled to vote following the Global Offering

        Our current sole shareholder, ONE Holdings, which is wholly owned by our President and Chief Executive Officer, Mr. Georgios Kassiotis, will own, directly or indirectly, approximately 20.8% of our outstanding common stock, 0.1% of which will consist of shares of Class A common stock and 20.7% of which will consist of shares of Class B common stock, after the Global Offering, assuming the U.S. and Singapore underwriters do not exercise their over-allotment option. While our current sole shareholder has no agreement, arrangement or understanding relating to the voting of its shares of our common stock following the completion of the Global Offering, it will effectively control the outcome of matters on which our shareholders are entitled to vote, including the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, a merger, consolidation, takeover or other business combination. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our Class A common stock. The interests of our current sole shareholder may be different from your interests. For example, potentially contrary to your interests, our current sole shareholder may resist attempts to change the current composition of the board of directors and attempts by outside third parties to gain control of or acquire our Company.

The shares of our Class A common stock that you purchase in the Global Offering will experience immediate and substantial dilution

        The initial public offering price of our Class A common stock will be substantially higher than the tangible book value per share of our outstanding Class A common stock. Purchasers of our Class A common stock in the Global Offering will incur dilution of approximately $4.18 per share (based on an initial public offering price of $20.00 per share, the mid-point of the range set forth on the cover of this prospectus) in the net tangible book value of their purchased shares. The shares of our common stock owned by our current sole shareholder will receive a material increase in the net tangible book value per share. You may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of a liquidation. Please read "Dilution."

Because our Class A common stock has never been publicly traded, a trading market may not develop for our Class A common stock and you may not be able to sell your Class A common stock

        Prior to the Global Offering, there has not been a public market for our Class A common stock. A liquid trading market for our Class A common stock may not develop. The initial public offering price of our Class A common stock will be determined in negotiations between the representative of the U.S. underwriters and us and may not be indicative of prices that will prevail in the trading market.

Legal and regulatory requirements may prohibit some of the shares of our Class A common stock issued in the global offering from being traded in Singapore in a timely manner or at all

        Our shareholders will generally be able to trade our Class A common stock on both the Nasdaq National Market and the SGX-ST, following the completion of the Global Offering. However, holders of our Class A common shares that are not traded outside of Singapore will be required to comply with certain regulatory and legal requirements in Singapore before such shares may be traded on the SGX-ST. The requirements include, among others, the opening a custodial account in the shareholder's name in Singapore and making application to have such shares transferred into that account before trading such shares on the SGX-ST. There is no guarantee that all holders of our Class A common shares will be able to comply with these requirements in a timely manner or at all.

Future sales of our common stock could cause the market price of our common stock to decline

        Sales of a substantial number of shares of our common stock in the public market following the Global Offering, or the perception that these sales could occur, may depress the market price for our Class A common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

        We intend to issue additional shares of our Class A common stock in the future and our shareholders may elect to sell large numbers of shares held by them from time to time. Immediately after the Global Offering, assuming that the underwriters do not exercise their over-allotment option, our current sole shareholder will own 10,000 shares of Class A common stock and 3,140,000 shares of Class B common stock, or approximately 20.8%, of our outstanding common stock. The number of shares of Class A common stock available for sale in the public market will be limited by restrictions applicable under securities laws and agreements that we and our executive officers, directors and our current sole shareholder have entered into with the underwriters of the Global Offering. Subject to certain exceptions, these agreements generally restrict us and our executive officers, directors and current sole shareholder from directly or indirectly offering, selling, pledging, hedging or otherwise disposing of our common stock, any options or warrants to purchase our common stock or any security that is convertible into or exercisable or exchangeable for our common stock and from engaging in certain other transactions relating to such securities for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc. and J.P. Morgan Securities, Inc. However, Jefferies & Company, Inc. and J.P. Morgan Securities, Inc. may, in their sole discretion and at any time or from time to time before the expiration of the 180-day lock-up period, without notice, release all or any portion of the securities subject to these agreements.

The conversion of our subordinated stock into Class A common stock could cause the market price of our Class A common stock to decline

        Our outstanding subordinated stock will be converted into Class A common stock upon expiration of the subordination period. The conversion will effectively result in an increase in the number of shares of our Class A common stock that are outstanding and may cause the market price of our Class A common stock to decline.

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our Class A common stock

        Several provisions of our Amended and Restated Articles of Incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

        These provisions include:

  •
  authorizing our board of directors to issue "blank check" preferred stock without shareholder approval;

  •
  providing for a classified board of directors with staggered, three year terms;

  •
  prohibiting cumulative voting in the election of directors;

  •
  authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote for the directors;

  •
  limiting the persons who may call special meetings of shareholders; and

  •
  establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

        These anti-takeover provisions, could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

A change of control of us would end the subordination of our Class B common stock and eliminate any dividend arrearages on our Class A common stock, which could depress the market price of the stock

        The subordination period will end immediately and all dividend arrearages on our Class A common stock will be cancelled upon a change of control of us (as defined in our Amended and Restated Articles of Incorporation), which could have the effect of depressing the market price of the Class A common stock if it is still outstanding following the change of control.

FORWARD-LOOKING STATEMENTS

        This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." All statements in this document that are not statements of historical fact are forward-looking statements. These forward looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as "anticipate," "estimate," "intend," "project," "forecast," "plan," "potential," "may," "should," "expect" or similar terms.

        Forward-looking statements include, but are not limited to, such matters as:

  •
  forecasts of our ability to generate cash from which we may make dividend payments, set aside reserves and pay extraordinary expenses;

  •
  our future operating or financial results and our future revenues and expenses;

  •
  statements about pending or recent acquisitions, business strategy and expected capital spending or operating expenses;

  •
  our anticipated general and administrative expenses;

  •
  statements about shipping industry trends, including charter hire rates and factors affecting supply and demand;

  •
  our continued ability to enter into time charters with our customers;

  •
  our ability to obtain additional financing;

  •
  expectations regarding the availability of vessel acquisitions;

  •
  expected purchases and deliveries of vessels;

  •
  anticipating developments with respect to litigation; and

  •
  our business strategy and other plans and objectives for future operations.

        Forward-looking statements are based upon assumptions, expectations, projections, intentions and beliefs as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements included herein. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled "Risk Factors."

        We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not impossible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $220.2 million from the sale of 12,000,000 shares of Class A common stock offered by this prospectus, after deducting underwriting discounts and commissions and estimated expenses payable by us. We base this amount on an assumed initial public offering price of $20.00 per share of Class A common stock, which is the mid-point of the expected price range set forth on the cover of this prospectus.

        We intend to use the net proceeds from the Global Offering to:

  •
  pay $188.0 million of the $294.5 million purchase price of the two Ice Class 1A Handymax product tankers and three Panamax product tankers; and

  •
  pay the $28.0 million of debt that we owe under the Sellers' Notes plus any accrued interest thereon in connection with the purchase of our Initial Fleet.

        We intend to use the remainder of the net proceeds from the Global Offering if any for working capital and general corporate purposes.

        Contemporaneously with the closing of the Global Offering we intend to borrow $145.0 million under the term loan portion of our new senior secured credit facility to:

  •
  repay the indebtedness of $38.5 million under our existing senior secured credit facility; and

  •
  pay the balance of the purchase price of the two Ice Class 1A Handymax product tankers and three Panamax product tankers.

        We intend to finance the acquisition of the remaining Panamax product tanker with borrowings under the revolving credit line portion of the new senior secured credit facility.

        The Sellers' Notes mature on April 13, 2006 and bear interest at 4.0% per annum. The term loan portion of our new senior secured credit facility will accrue interest at a floating rate based on LIBOR, for which we have entered into a three year swap/collar agreement, and will be due in installments over a five-year period commencing six months after we enter into the facility.

        If the over-allotment option or a portion thereof is exercised by the U.S. or Singapore underwriters, we will use the net proceeds to fund the vessels acquisitions, repay indebtedness or for general corporate purposes. Also, if we do not purchase any or all of the two Ice Class 1A Handymax product tankers and three Panamax product tankers, we may use the net proceeds of the Global Offering, less the $28.0 million that we owe under the Sellers' Notes, to purchase other vessels. In particular, certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive total loss of a vessel, or substantial damage to a vessel prior to its delivery. See the sections of this prospectus entitled "Risk Factors" and "Business—Our Fleet."

DIVIDEND POLICY

        Although we have no history of paying dividends, we currently intend to declare and pay quarterly dividends to shareholders, commencing in August 2006, in amounts that are substantially equal to our available cash from operations during the previous quarter after cash expenses (e.g., operating expenses and debt service), discretionary reserves for (i) further vessel acquisitions, (ii) contingent and other liabilities, such as drydocking and extraordinary vessel maintenance and repair, and (iii) general corporate purposes. Based on the information provided under "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses," we expect to pay our first dividend in August 2006 in the amount of $0.50 per share and our second dividend in November 2006 in the amount of $0.50 per share to all of our shareholders. However, as described below, if we do not have sufficient available cash to pay a quarterly dividend to Class A common shareholders in the amount of $0.50 per share, which we call our base dividend, out of our operating surplus, the right of Class B common shareholders to receive dividends in respect of those shares will be subordinated to the right of Class A common shareholders to receive dividends during the subordination period. Declaration and payment of dividends is at the discretion of our board of directors. There are a number of factors that can affect our ability to pay dividends and there is no guarantee that we will pay dividends in any quarter. Please read "Risk Factors" and "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses" for a discussion of these factors. Over time, we are unlikely to be able to sustain dividends on the Class A and Class B common stock without increases in charter rates from current levels or increases in cash flows due to accretive vessel acquisitions. In addition, we will not be allowed to pay dividends in the event we are in default under any of the covenants in our credit facilities. Please read "Business—New Senior Secured Credit Facility" for a description of these covenants.

        As of the date of this prospectus, our current sole shareholder, ONE Holdings, an entity wholly-owned by our President and Chief Executive Officer, Mr. Georgios Kassiotis, owns 10,000 shares of Class A common stock and 3,140,000 shares of Class B common stock, or our subordinated shares. The provisions of our Amended and Restated Articles of Incorporation limit or eliminate dividends to the holders of our subordinated shares in the circumstances we describe below. In general, during the subordination period, our Class A common stock will receive regular quarterly dividends of $0.50 per share, plus any arrearages from prior quarters, before our subordinated shares will receive any dividends. Our subordinated shares will not be entitled to arrearages. During the subordination period, we will pay quarterly dividends on our Class A common stock and subordinated shares from operating surplus in the following manner:

        first, 100% to all shares of Class A common stock, pro rata, until they receive $0.50 per share;

        second, 100% to all shares of Class A common stock, pro rata, until they have received any unpaid arrearages in the $0.50 per share base dividend for prior quarters;

        third, 100% to all subordinated shares, pro rata, until they have received $0.50 per share; and

        after that, 100% to all Class A common and subordinated shares, pro rata, as if they were a single class.

        The subordination period commenced upon the issuance of the shares of Class B common stock, which occurred on March 16, 2006. Each of our subordinated shares will convert into a Class A common share after the end of the subordination period, which extends until the first day after the quarter ending December 31, 2008 that each of the following tests are met:

  (1)
  we have paid quarterly dividends in an amount at least equal to $0.50 per share on both our Class A common shares and Class B common shares for the immediately preceding four-quarter period;

  (2)
  the operating surplus (excluding the amount under the first bullet in the definition of operating surplus on page 118 in this prospectus) generated during the four-quarter period referred to above at least equaled the base dividend on all of the outstanding Class A common shares and Class B common shares on a fully diluted basis during that period; and

  (3)
  there are no arrearages in payment of the quarterly dividend on the Class A common stock.

        Notwithstanding the above, the subordination period will end immediately and all arrearages will be cancelled upon a change of control of us (as defined in our Amended and Restated Articles of Incorporation).

        There are a number of factors that could affect our dividends in the future. As a result of these factors, you may not receive dividends in the intended amounts or at all. These factors include, but are not limited to, the following:

  •
  we may not have enough cash to pay dividends due to changes in our operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

  •
  the amount of dividends that we may pay is dependent upon the charter rates on new vessels and those obtained upon the expiration of our existing charters;

  •
  while the dividend policy adopted by our board of directors contemplates the distribution of a substantial portion of our cash available to pay dividends, our board of directors could modify or revoke this policy at any time;

  •
  even if our dividend policy is not modified or revoked, the actual amount of dividends distributed under the policy and the decision to make any distribution will remain at all times entirely at the discretion of our board of directors;

  •
  the amount of dividends that we may distribute is limited by restrictions under our credit facility and, by indebtedness incurred in the future from the refinancing of our existing debt or debt incurred for growth could contain restricted payment covenants that are even more restrictive. In addition, our credit facility requires us to comply with various financial covenants, and prohibits the payment of dividends if an event of default has occurred and is continuing under our credit facility or if the payment of the dividend would result in an event of default. For a more detailed description of the various financial covenants under our credit facility, please read "Business—New Senior Secured Credit Facility";

  •
  the amount of any cash reserves established by our board of directors;

  •
  the amount of dividends that we may distribute is subject to restrictions under Marshall Islands law; and

  •
  our shareholders have no contractual or other legal right to dividends, and we are not otherwise required to pay dividends.

        Our ability to pay dividends is subject to our satisfaction of the financial covenants contained in our credit agreements. Under our new senior secured credit facility we will be prohibited from paying dividends if (i) an event of default has occurred or will occur as a result of the payment of the dividend or (ii) the aggregate average fair market value (as defined in our new senior secured credit facility) of the designated vessels is less than 135.0% of the total amount borrowed under our new senior secured credit facility from its closing date until the second anniversary thereof, 140.0% therefrom until the third anniversary of that closing date and 145.0% thereafter. Please read "Business—New Senior Secured Credit Facility."

        Our growth strategy contemplates that we will fund the acquisition of additional vessels beyond our contracted fleet through a combination of operating cash flow, debt and equity financing. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with cash from operations, which would reduce or even eliminate the amount of cash available for the payment of dividends. We may also enter into new financing agreements in connection with our growth that will reduce our ability to pay dividends to our shareholders.

        As our vessels age, their cost of operation and maintenance will likely increase. Changes in legal requirements regarding the operation of our vessels, accidents, higher financing costs, inflation and other factors could materially increase our costs and result in a reduction in our ability to pay dividends.

        Our board of directors will continually review our dividend policy and make adjustments that it believes are appropriate taking into consideration the foregoing factors. There are a number of risks that could prevent us from meeting our goals or even sustaining for the short-term our current dividend policy. Please read "Risk Factors" and "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses."

        In addition, please see the section of this prospectus entitled "Tax Considerations" for information relating to the tax treatment of our dividend payments.

FORECASTED CASH AVAILABLE FOR DIVIDENDS, RESERVES AND
EXTRAORDINARY EXPENSES

        All of the information set forth below is for illustrative purposes only. Our underlying assumptions may prove to be incorrect. Actual results will almost certainly differ, and the variations may be material. We may have materially lower revenues, set aside substantial reserves or incur a material amount of extraordinary expenses. You should not assume or conclude that we will pay any dividends in any period. While our policy will be to pay dividends quarterly, we have no obligation to do so and our policy may change.

        We have prepared the forecasted financial information set forth in the table below to present the cash that we expect to have available to us in the first four full quarters after we complete the acquisition and take delivery of our fleet, which we call our First Full Operating Year, for:

  •
  dividends;

  •
  expenses and reserves for vessel upgrades, repairs and drydocking;

  •
  expenses and reserves for further vessel acquisitions;

  •
  principal payments on our new senior secured credit facility;

  •
  reserves required by our lenders; and

  •
  reserves as our board of directors may from time to time determine are required for contingent and other liabilities and general corporate purposes.

        We call these items "dividends, reserves and extraordinary expenses."

        We did not prepare this information to comply with the American Institute of Certified Public Accountants' guidelines regarding prospective financial information, but we believe that it is reasonable. However, this information is not factual and you should not rely upon it as necessarily indicative of our future results. We caution you not to place undue reliance on this forecasted financial information. Our independent auditor has not compiled, examined or performed any procedures related to this prospective financial information, nor have they expressed any opinion or any form of assurance on that information or our ability to achieve it.

        During the First Full Operating Year, we intend to, but are not required to, declare and pay quarterly dividends beginning in November 2006. The timing and amount of dividend payments will depend upon our earnings from the drybulk carriers and product tankers in our fleet, financial condition, cash requirements and availability, Marshall Islands law affecting the payment of dividends and other factors discussed below. We intend to declare these dividends in amounts equal to our available cash flow, which is equal to (x) the sum of our total revenues from vessel operations less (y) the sum of our total cash expenses and any reserves we set aside each quarter. These reserves may cover among other things, acquisitions of additional vessels, principal payments on our new senior secured credit facility, drydocking costs, repairs, claims and other liabilities and obligations.

        We expect that our revenues during the First Full Operating Year will be limited to the time charter revenues from our vessels. The table below provides the expected daily time charter hire rates for the vessels in our fleet during the First Full Operating Year:

Vessel	Type	Daily Time Charter Hire Rate		Daily Vessel Operating Expense(1)
Ekavi I	Handymax	$17,000	(2)	$4,050
Electra I	Handymax	25,000	(2)	4,050
Aristidis	Handymax (MR) Ice Class 1A	21,000	(3)	4,259
Adonis	Handymax (MR) Ice Class 1A	21,000	(3)	4,259
Iasonas	Panamax (LR1)	24,000	(4)	4,815
Miltiadis M	Panamax (LR1)	24,000	(4)	4,815
Rudolf	Panamax (LR1)	26,500		4,761
Everhard	Panamax (LR1)	26,500		4,761

(1)
Includes management fees payable to our Managers, which are fixed at $500 per day per vessel until June 30, 2007 for our drybulk carriers and at $342 per day for our product tankers.

(2)
The forecast assumes the Electra I is on charter through June 2007 and that the Ekavi I is on charter through May 2007, the latest possible charter expiration dates. We have assumed the Ekavi I is rechartered for June 2007 at the existing charter rate of $17,000 per day.

(3)
Plus any additional income under profit sharing provisions of our charter agreements with D/S Norden A/S. We will receive 25% of our vessels' earnings in excess of $27,000 per day between January 1 to April 30 of each charter year as distributed by the Norient product pool for these specific ice class vessels.

(4)
Plus any additional income under profit sharing provisions of our charter agreements with ST Shipping Transport. We receive 100% of any trading income (revenue less voyage-related expenses) in excess of $24,000 per day and up to $25,500 per day. In addition, we receive 50% of any trading income (revenue less voyage-related expenses) in excess of $25,500 per day.

        We expect that our expenses during the First Full Operating Year will consist of:

  •
  Daily vessel operating expenses as illustrated in the schedule above.

  •
  Shipbrokers' commissions in the amount of $1.4 million.

  •
  Management fees (included in daily vessel operating expenses) payable to our Managers, which are fixed at $500 per vessel per day until June 30, 2007 for our drybulk carriers and at $342 per vessel per day for our product tankers.

  •
  Interest expense on our new senior secured credit facility. We have assumed that:

  •
  we will have outstanding, at the beginning of our First Full Operating Year, an aggregate principal amount of $208.0 million under the new senior secured credit facility after having utilized $63.0 million of the revolving credit portion of our new senior secured credit facility for the purchase of the Panamax product tanker expected to be delivered by July 2006, after we have repaid the indebtedness of $38.5 million under our existing senior secured credit facility; and

  •
  The interest rate on our term loan portions of our new senior secured credit facility is fixed at an average rate of 6.31% through a swap/collar agreement with our lender.

  •
  Agency fees, commitment fees and handling fees of $0.4 million payable to our lenders. We have assumed that we will have available, at the beginning of our First Full Operating Year, an aggregate principal amount of $87.0 million under the revolving credit portion of our new senior secured credit facility.

  •
  Directors' fees and expenses payable to our directors in the amount of $300,000.

  •
  Salaries and benefits payable to our officers and employees, which we expect will equal $1.2 million.

  •
  Directors' and officers' liability insurance, which we expect will equal $45,000.

  •
  Other general administrative expenses, such as printing, office rents, accounting and legal costs and other costs of being a public company, and miscellaneous administrative costs, which we expect will equal $703,000 during the First Full Operating Year.

        We do not expect to have any ordinary cash expenses other than those listed above, which we call our Ordinary Cash Expenses.

        We may, however, have unanticipated extraordinary cash expenses, which could include major vessel repairs and drydocking costs that are not covered by our management agreements, vessel upgrades or modifications that are required by new laws or regulations, other capital improvements, costs of claims and related litigation expenses or contingent liabilities.

        For the First Full Operating Year, we expect to incur the majority of our anticipated cash expenses in Dollars. However, part of our general administrative expenses and salaries will be incurred in Euros. Moreover, unanticipated extraordinary cash expenses may be incurred in foreign currency. This difference could lead to fluctuations in cash available for dividends due to changes in the value of the Dollar relative to the Euro. Expenses incurred in foreign currencies against which the Dollar falls in value could cause an increase in such expenses, which would result in a decrease in our cash available for dividends.

        The table below sets forth the amount of cash that would be available to us for dividends, reserves and extraordinary expenses in the aggregate based on the assumptions listed below. This amount is not an estimate of the amounts we expect to be available in later years, since some of our revenues and expenses may change in future years. For example, maintenance and dry docking charges are likely to increase as our vessels age.

        Our assumptions for the First Full Operating Year include the following:

  •
  We receive $240.0 million in gross proceeds in connection with the Global Offering assuming an offering price of $20.00 per share, which is the mid-point of the expected price range set forth on the cover of this prospectus.

  •
  We will take delivery of the two Ice Class 1A Handymax product tankers and the four Panamax product tankers by July 2006.

  •
  We will pay $188.0 million of the $294.5 million purchase price of the two Ice Class 1A Handymax product tankers and three of the Panamax product tankers with proceeds of the Global Offering.

  •
  We will borrow $145.0 million under the term loan portion of our new senior secured credit facility to repay the indebtedness of $38.5 million under our existing senior secured credit facility and pay the balance of the purchase price of two Ice Class 1A Handymax product tankers and three of the Panamax product tankers.

  •
  We will be able to pay the $28.0 million of debt that we owe under the Sellers' Notes, plus any accrued interest thereon, in connection with purchase of the Initial Fleet, with proceeds from the Global Offering.

  •
  We will draw $63.0 under the revolving credit portion of our new senior secured credit facility for the purchase of the fourth Panamax product tanker assumed to be delivered by July 2006.

  •
  The currency exchange rate between Dollars and Euros will be 1.20 Dollars per Euro.

  •
  Each of the vessels in our fleet upon delivery to us will earn time charter revenue for 360 days and our charterers will pay charter hire to us when due.

  •
  We will not receive any insurance proceeds or other income.

  •
  We will not purchase any more vessels, we will not sell any vessels and none of the vessels will suffer a total loss or constructive total loss or suffer any reduced hire or off-hire time.

  •
  We will have no other cash expenses or liabilities other than our Ordinary Cash Expenses.

  •
  We will remain in compliance with the terms of our new senior secured credit facility.

  •
  The ratio of our indebtedness to our total capitalization will not exceed 0.55 to 1.00.

  •
  We do not pay any taxes.

  •
  We will not draw any further amounts under the revolving portion of our new senior secured credit facility.

        The table below does not reflect non-cash charges that we will incur, which are expected to consist primarily of depreciation on our vessels. Other than our base management fee, drybulk carrier operating expenses, interest expenses on term loan portions of our new senior secured credit facility, directors' fees, and officers' and employees' salaries, which will be fixed for our First Full Operating Year, none of our fees or expenses are fixed.

        Based on the assumptions in the preceding paragraph, the cash amount available for dividends, reserves and extraordinary expenses by us in the First Full Operating Year would be as follows:

Forecasted Cash Amount Available For Dividends, Reserves And Extraordinary
Expenses During Our First Full Operating Year

First Full Operating Year
(in thousands of dollars)
Revenue
Time charter revenue (net of commissions) (1)	$65,201
Forecast Cash Expenses
Forecast vessel management fees and other operating expenses	$13,056
Forecast interest expense and commitment fees payable to lenders	13,549
Forecast directors' and officers' fees, salaries and insurance	1,497
Forecast other general administrative expenses	703
Forecast total cash expenses	$28,805
Forecasted Available Cash (2)	$36,396
Forecasted Available Cash per share of outstanding Class A Common Stock (3)	$3.03

(1)
This amount does not include any revenue from the profit sharing provisions of four of our vessels' charters.

(2)
We cannot assure you that we will have available cash in the amounts presented above, or at all.

(3)
Forecasted Available Cash per share of outstanding Class A Common Stock, as presented, does not take into consideration dividends payable on outstanding shares of Class B Common Stock, future principal payments on our new senior secured credit facility, reserves (including reserves for vessel replacement, future Operating Expenditures and Maintenance Capital Expenditures, as such terms are defined on page 119, and contingent and other obligations) or extraordinary expenses. These payments and reserves will reduce cash available for dividends. The Forecasted Available Cash per share of outstanding Class A and Class B Common Stock would be $2.40. Please read "Description of Capital Stock," the entirety of "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses" and "Risk Factors."

CAPITALIZATION

        The following table sets forth our consolidated capitalization at December 31, 2005, on an actual basis restated for the effects of the reverse stock split of one Class A common share for every 300 shares of common stock outstanding and a stock split accounted for as a stock dividend of 314 Class B common shares for each Class A common share outstanding, and as adjusted to give effect to certain subsequent events, and as further adjusted for the effectuation of the Global Offering, to the incurrence of debt under our new senior secured credit facility and to the acquisition of five of the double hull product tankers in our fleet:

        As at December, 31, 2005 the subsequent events that we have made adjustments for represent:

  (a)
  the reduction of the outstanding principal balance of the unsecured Sellers' Notes as a result of the payments in the aggregate amount of $3.0 million to the sellers of Ekavi I and Electra I;

  (b)
  the further reduction of the Sellers' Notes by the sellers of Ekavi I and Electra I by $5.0 million with a corresponding increase in retained earnings; and

  (c)
  the reduction of the outstanding balance of the existing senior secured credit facility by the payment of $0.5 million.

  Immediately prior to the Global Offering, the adjustments that we have made for the Global Offering, in addition to the adjustments that we have made for the subsequent events discussed in (a), (b) and (c) above, include:

  (d)
  Our incurrence of $145.0 million of new long-term debt under the term loan portion of our new senior secured credit facility;

  (e)
  The issuance of 12,000,000 shares of our Class A common stock in the Global Offering at an offering price of $20.00 per share, which is the mid-point of the expected range of $19.00 to $21.00 per share, net of the related issuance costs, assuming that the underwriters have not exercised their over-allotment option; and

  (f)
  The use of the proceeds from (d) and (e) above to partly finance the acquisition of the five double hull product tankers in our fleet, to repay our existing senior secured debt and to repay the Sellers' Notes.

        We intend to finance the acquisition of the sixth product tanker with borrowings under the revolving credit line portion of the new senior secured credit facility.

        The following should be read in conjunction with the accompanying financial statements and the related notes thereto, and the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        There have been no significant changes to our capitalization since December 31, 2005, as so adjusted.

	December 31, 2005
	Actual	As Adjusted for Subsequent Events	As Further Adjusted for Subsequent Events and for the Global Offering
Debt
Unsecured Sellers' Notes	$36,000,000	$28,000,000	$—
Senior Secured Credit Facility	39,000,000	38,500,000	145,000,000

Total debt	$75,000,000	$66,500,000	$145,000,000

Shareholders' equity
Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized; none issued.	—	—	—
Common Stock
Class A shares, par value $0.01 per share, 75,000,000 shares authorized; 10,000 shares issued and outstanding; 12,010,000 as further adjusted for the Global Offering	100	100	120,100
Class B shares, par value $0.01 per share, 25,000,000 shares authorized; 3,140,000 shares issued and outstanding	31,400	31,400	31,400
Additional paid-in capital	9,998,540	9,998,540	230,078,540
Retained earnings	4,377,993	9,377,993	9,377,993

Total shareholders' equity	14,408,033	19,408,033	239,608,033

Total capitalization	$89,408,033	$85,908,033	$384,608,033

DILUTION

        At December 31, 2005, as adjusted for subsequent events, we had net tangible book value of $18.2 million, or $5.79 per share. After giving effect to the sale of 12,000,000 shares of Class A common stock at a price of $20.00 per share, which is the mid-point of the expected range of $19.00 to $21.00 per share in the Global Offering, and assuming that the underwriters' over-allotment option is not exercised, the pro forma net tangible book value at December 31, 2005, would have been $239.6 million or $15.82 per share. This represents an immediate appreciation in net tangible book value of $10.03 per share to our current sole shareholder and an immediate dilution of net tangible book value of $4.18 per share to new investors. The following table illustrates the pro forma per share dilution and appreciation at December 31, 2005:

Initial public offering price per share	$20.00

Net tangible book value per share as of December 31, 2005	$5.79

Increase in net tangible book value attributable to new investors in the Global Offering	$10.03

Pro forma net tangible book value per share after giving effect to the Global Offering	$15.82

Dilution per share to new investors	$4.18

        Net tangible book value per share of our Class A common stock is determined by dividing our tangible net worth, which consists of tangible assets less liabilities, by the number of shares of our common stock outstanding. Dilution is determined by subtracting the net tangible book value per share of common stock after the Global Offering from the public offering price per share. Dilution per share to new investors would be $3.89 if the underwriters exercise in full their over-allotment option.

        The following table summarizes, on a pro forma basis as at December 31, 2005, the differences between the number of shares of common stock acquired from us, the total amount paid and the average price per share paid by the existing holders of shares of common stock and by you in the Global Offering, based upon the assumed initial public offering price of $20.00 per share.

	Pro Forma Shares Outstanding
			Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Current sole shareholder(1)	3,150,000	20.8%	10,030,040	4.0%	3.18

New investors	12,000,000	79.2%	240,000,040	96.0%	20.00

Total	15,150,000	100.0%	250,030,040	100.0%	16.50

(1)
10,000 Class A shares and 3,140,000 Class B shares.

        The proceeds from this offering along with advances under our credit facilities (net of offering costs) are approximately equal to the acquisition price of our drybulk carriers and the six product tankers we have contracted to purchase. As referenced above, investors in this offering are receiving 79% of the total equity of the Company with the existing shareholder retaining 21% of the equity of the Company.

SELECTED CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

        The following table sets forth our selected consolidated financial and other operating data. The selected consolidated financial data in the table as of December 31, 2005 and for the period from February 28, 2005 (date of inception) through December 31, 2005 are derived from our consolidated financial statements. We refer you to the notes to our consolidated financial statements for a discussion of the basis on which our consolidated financial statements are presented. The information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, related notes and other financial information included herein. In accordance with standard shipping industry practice, we will not obtain from sellers historical operating data for the vessels that we have acquired or will acquire, as that data is not material to our decision to purchase vessels. Accordingly, we have not included any historical financial data relating to the results of operations of our Initial Fleet from the period before our acquisition of them. Please see the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Lack of Historical Operating Data for Vessels Before their Acquisition."

As of December 31, 2005 and for the period from February 28, 2005 through December 31, 2005
(in thousands of Dollars, except for share and per share data and Fleet data)
Income Statement Data:
Voyage revenues	$16,015
Voyage expenses	830
Vessel operating expenses	2,791
Depreciation and amortization of drydocking costs	3,745
Management fees	372
General and administrative expenses	777
Foreign currency gains	(3)
Gain on sale of vessel(1)	1,012

Operating income	8,515

Interest and finance costs	(4,204)
Interest income	67

Net income	$4,378

Earnings per Class A common share, basic and diluted	$1.68

Earnings per Class B common share, basic and diluted	$1.39

Weighted average number of Class A common shares, basic and diluted	10,000

Weighted average number of Class B common shares, basic and diluted	3,140,000

Balance Sheet Data:
Cash and cash equivalents	$5,058
Restricted cash	500
Total current assets	5,738
Total assets	92,392
Short-term debt	74,994
Total current liabilities	77,984
Total stockholders' equity	14,408

Cash Flow Data:
Net cash provided by operating activities	9,571
Net cash used in investing activities	43,364
Net cash provided by financing activities	38,851
EBITDA(2)	12,260
Fleet Data:
Average number of vessels(3)	3
Number of vessels at end of period	2
Weighted average age of fleet (in years)	2
Ownership days(4)	743
Available days(5)	729
Operating days(6)	729
Fleet utilization(7)	100%
Average Daily Results:
Time charter equivalent (TCE) rate(8)	20,830
Daily vessel operating expenses(9)	3,756

(1)
Gain on sale of vessel resulted from the sale in December 2005 of the Panamax drybulk carrier Leto I to the original seller for $49 million, the initial purchase price.

(2)
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by U.S. GAAP and our calculation of EBITDA may not be comparable to that reported by other companies. EBITDA is included in this prospectus because it is a basis upon which we assess our liquidity position, because it is used by our lenders as a measure of our compliance with certain loan covenants and because we believe that it presents useful information to investors regarding our ability to service and/or incur indebtedness.

  The following table reconciles net cash from operating activities, as reflected in the consolidated statement of cash flows for the period from February 28, 2005 (date of inception) through December 31, 2005, to EBITDA:

Net cash from operating activities	$9,571
Net increase (decrease) in current assets	180
Net increase (decrease) in current liabilities excluding bank debt and sellers' credit	(2,868)
Gain from sale of vessel	1,012
Payments for drydocking costs	360
Net interest expense	4,137
Amortization of financing costs	(132)

EBITDA	$12,260

(3)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.

(4)
Ownership days are the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

(5)
Available days are the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(6)
Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(7)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

(8)
Time charter equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing voyage revenues (net of voyage expenses) by available days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company's performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods. The following table reflects the calculation of our TCE rate for the period from February 28, 2005 (date of inception) through December 31, 2005 (in thousands of U.S. dollars, except for TCE rate, which is expressed in U.S. dollars, and available days).

Voyage revenues	$16,015
Less: voyage expenses	(830)

Time charter equivalent revenues	$15,185

Available days	729
Time charter equivalent (TCE) rate	$20,830
(9)
Daily vessel operating expenses, which include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses, are calculated by dividing vessel operating expenses by ownership days for the relevant period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion and analysis of our financial condition and results of operations for the period from February 28, 2005 (date of inception) through and as of December 31, 2005. You should read this section together with the consolidated financial statements including the notes to these financial statements for the period mentioned above included elsewhere in this prospectus. This discussion includes forward-looking statements which, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those currently anticipated and expressed or implied by such forward-looking statements. For a discussion of some of those risks and uncertainties, see the sections entitled "Forward-Looking Statements" and "Risk Factors."

Overview

        We are an international provider of marine transportation services that was incorporated in the Marshall Islands in February 2005. We own two drybulk carrier vessels, or our Initial Fleet, through our Marshall Islands subsidiary companies. These vessels are two Handymax drybulk carriers built in 2004 with a cargo-carrying capacity of 52,800 dwt each. We had purchased with our Initial Fleet a Panamax drybulk carrier built in 2001 for a total purchase price for these three vessels of $137.0 million plus $0.5 million for delivery expenses and financed the purchase price of the three vessels, through borrowings of $55.0 million under our existing senior secured credit facility, $72.5 million borrowed from the sellers of these vessels under the Sellers' Notes and through a $10.0 million cash contribution from our current sole shareholder. We recently sold the Panamax drybulk carrier to the original seller for $49.0 million, the initial purchase price, and applied $28.0 million of the proceeds along with an $8.5 million payment to reduce the principal amount outstanding under the Sellers' Notes to $36.0 million, and used $16.0 million of the proceeds to reduce the amount outstanding under our existing senior secured credit facility to $39.0 million. We further repaid $3.0 million of principal under the Seller's Notes and the sellers reduced the principal amount that we owe by $5.0 million when we renegotiated the terms of the Sellers' Notes in January 2006. The current outstanding principal amount of the Sellers' Notes is $28.0 million. The current outstanding principal amount of our existing senior secured credit facility is $38.5 million, following our $0.5 million payment in January 2006. If we do not repay the Sellers' Notes in full on or before April 13, 2006, the sellers will repurchase the vessels in our Initial Fleet from us for the amount equal to our aggregate outstanding indebtedness under the Sellers' Notes and our existing senior secured credit facility. If the Sellers repurchase the vessels in our Initial Fleet from us, we will incur a book loss estimated to be between $18.0 million and $19.0 million.

        We have also entered into agreements for the purchase of two secondhand Ice Class 1A double hull Handymax (MR) product tankers and four secondhand double hull Panamax (LR1) product tankers expected to be delivered between May 2006 and July 2006 for $357.5 in aggregate. We will use the net proceeds of the Global Offering, together with borrowings under our new senior secured credit facility, to pay the purchase price of the two Ice Class 1A Handymax product tankers and four Panamax product tankers, to repay the indebtedness under our existing senior secured credit facility and to repay the Sellers' Notes.

        We have options to purchase up to four Ice Class 1A double hull Panamax product tankers from sellers affiliated with our Drybulk Manager. The product tankers are under construction and are expected to be available for delivery between March 2007 and September 2007. The options are exercisable up to four months prior to the delivery of each vessel. The initial option price for each of the product tankers is $66.0 million and will be adjusted at the time we exercise each option by calculating the average of three valuations obtained from three independent sale and purchase brokers and (i) if the average valuation amount is above $66.0 million, then the option price will be the average valuation amount and (ii) if the average valuation amount is less than $66.0 million, we will not exercise the option and will enter into good faith negotiations with the seller to determine the option price. If we and the seller cannot agree on the option price following good faith negotiations then each party may terminate the option without any penalty. In case of a change of control, as defined in the option agreement, the seller has the right to terminate the option without any penalty. In addition, under the options each seller grants us a right of first refusal to acquire each vessel for the option price offered by a third party purchaser. We paid a nonrefundable fee of $0.1 million for each of the four options.

        Prior to the date of this prospectus our operations were limited to the acquisition of the Initial Fleet, sale of one Panamax drybulk carrier back to its original sellers under the terms of the Sellers' Notes, locating for purchase the six double hull product tankers in our fleet, entering into agreements for the purchase of the six double hull product tankers in our fleet and the option agreements for the purchase of the four Ice Class 1A double hull Panamax product tankers, the chartering and operation of the two vessels in the Initial Fleet and the sold Panamax drybulk carrier, the chartering of the six double hull product tankers in our fleet, the appointment of our Managers, certain limited operations in connection with our existing and new senior secured credit facilities and certain limited operations in connection with the Global Offering.

Charters

        The two vessels in our Initial Fleet are currently employed on medium-term time charters. We have entered into long-term time charters for the six double hull product tankers in our fleet that will start when we acquire the vessels. We expect to generate revenues by charging customers for the transportation of drybulk cargoes and crude oil and refined petroleum products using our vessels.

        A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port and canal charges, and bunkers expenses, but the vessel owner pays the vessel operating expenses and commissions on gross voyage revenues. In the case of a spot market charter, the vessel owner pays both the voyage expenses (less specified amounts, if any, covered by the voyage charterer), commissions on gross revenues and the vessel operating expenses.

        Time charters for our two Ice Class 1A Handymax product tankers and for two of our four Panamax product tankers contain profit sharing provisions. Under the charter agreement with D/S Norden A/S, our two Ice Class 1A Handymax product tankers will receive a minimum daily time charter hire rate of $21,000 payable monthly in advance. Pursuant to the charter agreements, we will receive 25% of our vessels' earnings in excess of $27,000 per day between January 1 to April 30 of each charter year as distributed by the Norient product pool for these specific ice class vessels. In addition, the charterer has an option to extend the charter for an additional 12 months during which our tankers will receive a minimum daily time charter hire rate of $24,000. Pursuant to the option, the charterer is also required to pay us additional hire equal to 25% of any trading income in excess of $25,000 daily charter rate between January 1 and April 30 on the option term.

        Under the charter agreements with ST Shipping & Transport, two of our four Panamax product tankers will receive a minimum daily time charter hire rate of $24,000 payable monthly in advance. Pursuant to the charter agreement, the charterer is also required to pay us additional hire equal to 100% of any trading income (revenue less voyage-related expenses) in excess of $24,000 per day and up to $25,500 per day and 50% of any trading income in excess of $25,500 per day. The calculation of the excess trading income is based on vessels' actual earnings, calculated and settled on quarterly basis.

Future Results of Operations

        We are recently formed and have only produced revenues prior to the Global Offering from the chartering of three vessels, specifically the two vessels of our Initial Fleet and a Panamax drybulk carrier that we have not owned since December 2005. Therefore, as of the date of the Global Offering, we will have certain cash available and will also produce revenues after the Global Offering which will be reduced by our administrative, operational and other expenses. Our revenues will consist of the charter hire under the relevant charterparties, based on operating days. We define operating days as the total number of days in the period of the charter that we own the vessels less the total number of off hire days. We define off hire days as the days whereby the charterers have been deprived of the full use of the vessel due to deficiency of crew or stores, fire, breakdown or damages to hull machinery or equipment, average accidents, groundings and other accidents or sickness, as well as necessary repairs, drydockings, special or intermediate surveys, vessel upgrades and the amount of time that is spent positioning the vessel.

        Our expenses will consist of administrative expenses (such as the salaries and other related costs of the executive officers and the members of the board of directors and other employees, our office rents, legal and auditing costs and other miscellaneous office expenses/corporate overhead), the vessels' operating expenses, the management fee and payments under our new senior secured credit facility consisting of interest and principal as well as costs and expenses relating to extraordinary repairs, modifications, drydockings and special surveys. Vessel operating expenses include the crew wages and related costs and expenses for the support and supply with food of the crew, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, lubricating oils, paints, flag expenses (including tonnage tax and surveys) and other miscellaneous expenses. Factors beyond our control, some of which may affect the shipping industry in general such as the market price for insurance, may cause these expenses to increase in the future. Until June 30, 2007, we will pay to our Drybulk Manager the fixed operating costs of our vessels and the fixed-rate management fee. We expect general and administrative expenses to increase as a result of the Global Offering, the costs associated with being a public company and the enlargement of our fleet. Please read "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses" for information relating to our estimated expenses.

        There can be no assurance, however, that we will not have other cash expenses or contingent liabilities for which reserves are required.

        We, and our subsidiaries, do not expect to have any income tax liabilities in the Marshall Islands.

Depreciation and Amortization

        We depreciate our vessels on a straight-line basis over their estimated useful lives determined to be 25 years from the date of their initial delivery from the shipyard. Depreciation is based on cost less the estimated residual value, which is calculated using the scrapping market price per lightweight ton, at the date of the vessel's acquisition. We capitalize the total costs associated with a drydocking and amortize these costs on a straight-line basis over the period when the next drydocking becomes due, which is typically 30 to 60 months. Regulations and/or incidents may change the estimated dates of the next drydockings.

Vessel Management

        We will provide the commercial management of the vessels in our fleet. We, through our subsidiaries, have entered into management agreements with our Drybulk and Tanker Managers for the technical management of the vessels until June 30, 2007. Under the management agreements, our Managers will provide technical vessel management services such as arranging for crews, supplies, maintenance, drydocking and insurance, and bookkeeping services. We have reached an agreement with our Drybulk Manager whereby, until June 30, 2007, we will have fixed operating expenses of $3,550 per day for each Handymax drybulk carrier, excluding any extraordinary costs, such as emergency repair costs, scheduled drydocking and Special Survey costs as well as additional insurance premiums or bunkers. We will pay our Drybulk Manager a management fee of $500 per day per drybulk carrier. We will pay, on a monthly basis, our Tanker Manager for the operating costs incurred by our product tankers based on an annual budget and adjusted for actual operating costs incurred in that month. We will also pay our Tanker Manager a fixed management fee of $342 per day per tanker vessel.

Lack of Historical Operating Data for Vessels Before their Acquisition

        Consistent with shipping industry practice, other than inspection of the physical condition of the vessels and examinations of classification society records, there is no historical financial due diligence process when we acquire vessels. Accordingly, we do not obtain the historical operating data for the vessels from the sellers because that information is not material to our decision to make acquisitions, nor do we believe it would be helpful to potential investors in our common shares in assessing our business or profitability. Most vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel's classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, the technical management agreement between the seller's technical manager and the seller is automatically terminated and the vessel's trading certificates are revoked by its flag state following a change in ownership.

        Consistent with shipping industry practice, we treat the acquisition of a vessel (whether acquired with or without charter) as the acquisition of an asset rather than a business. Although vessels are generally acquired free of charter, we may, in the future, acquire some vessels with time charters. Where a vessel has been under a voyage charter, the vessel is delivered to the buyer free of charter, and it is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. In most cases, when a vessel is under time charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer's consent and the buyer entering into a separate direct agreement with the charterer to assume the charter. The purchase of a vessel itself does not transfer the charter, because it is a separate service agreement between the vessel owner and the charterer.

        When we purchase a vessel and assume or renegotiate a related time charter, we must take the following steps before the vessel will be ready to commence operations:

  •
  obtain the charterer's consent to us as the new owner;

  •
  obtain the charterer's consent to a new technical manager;

  •
  obtain the charterer's consent to a new flag for the vessel;

  •
  arrange for a new crew for the vessel;

  •
  replace all hired equipment on board, such as gas cylinders and communication equipment;

  •
  negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;

  •
  register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;

  •
  implement a new planned maintenance program for the vessel; and

  •
  ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.

        The following discussion is intended to help you understand how acquisitions of vessels affect our business and results of operations.

        Our business is comprised of the following main elements:

  •
  employment and operation of our drybulk and, following expected acquisitions upon the completion of this offering, product tankers; and

  •
  management of the financial, general and administrative elements involved in the conduct of our business and ownership of our Handymax drybulk carriers.

        The employment and operation of our vessels require the following main components:

  •
  vessel maintenance and repair;

  •
  crew selection and training;

  •
  vessel spares and stores supply;

  •
  contingency response planning;

  •
  onboard safety procedures auditing;

  •
  accounting;

  •
  vessel insurance arrangement;

  •
  vessel chartering;

  •
  vessel hire management;

  •
  vessel surveying; and

  •
  vessel performance monitoring.

        The management of financial, general and administrative elements involved in the conduct of our business and ownership of our vessels requires the following main components:

  •
  management of our financial resources, including banking relationships, i.e., administration of bank loans and bank accounts;

  •
  management of our accounting system and records and financial reporting;

  •
  administration of the legal and regulatory requirements affecting our business and assets; and

  •
  management of the relationships with our service providers and customers.

        The principal factors that affect our profitability, cash flows and shareholders' return on investment include:

  •
  rates and periods of charter hire;

  •
  levels of vessel operating expenses;

  •
  depreciation expenses; and

  •
  financing costs.

Principal Factors that Affect Our Business

        The principal factors that affect our financial position, results of operations and cash flows include:

  •
  charter market rates, which have recently experienced historic highs in the spot and time charter market:

  •
  periods of charter hire;

  •
  vessel operating expenses and voyage costs, which are incurred primarily in Dollars;

  •
  depreciation expenses, which are a function of the cost of our vessels, significant vessel improvement costs and our vessels' estimated useful lives; and

  •
  financing costs related to our indebtedness under our existing senior secured credit facility, which is expected to be $38.5 million immediately before the closing of the Global Offering.

        The amounts estimated below are not intended to constitute pro forma financial information within the meaning of regulations promulgated by the Securities and Exchange Commission, but in our view, have been determined on a reasonable basis, and reflect our best currently available estimates and judgments. These estimates do not represent actual results and should not be relied upon as being necessarily indicative of future results, and investors are cautioned not to place undue reliance on this information. This financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        This forward-looking financial information has been prepared by us, and is our responsibility. We did not prepare this information to comply with the American Institute of Certified Public Accountants' guidelines regarding prospective financial information, but we believe that it is reasonable. However, this information is not factual and you should not rely upon it as necessarily indicative of our future results. We caution you not to place undue reliance on this forecasted financial information. None of our independent auditors, any other independent accountants or financial advisors has compiled, examined or performed any procedures related to this forward-looking financial information, nor have they expressed any opinion or any form of assurance on that information or our ability to achieve it.

        You should read the following discussion together with the information contained in the table of vessel information under "Business—Our Fleet." and the information set forth under "Forecasted Cash Available for Dividends, Reserves and Extraordinary Expenses." The daily charter hire rates for the vessels detailed in the table under "Daily Time Charter Hire Rate" in "Business—Our Fleet" are fixed rates and these vessels are employed or will be employed upon their delivery under medium- to long-term time charters. Revenues from long-term charters are stable over the duration of the charter, provided there are no unexpected off-hire periods and no performance claims from the charterer or charterer defaults.

        Our strategy is to employ vessels on short to long-term time charters based on prevailing market conditions. The average remaining term under our time charters is approximately 2.5 years with fixed charter hire rates. We will evaluate procuring loss of hire insurance for our fleet.

        Our total daily revenue, net of brokers' commissions, excluding profit from profit sharing agreements under the charter agreements is $179,881 per day.

        We estimate that our vessels operate 360 days per year which is a level commonly used as an industry average for modern vessels. The five days of non-operation per year are to provide for time spent in drydock and off-hire time. Should a vessel be operational for 355 days, instead of 360 days in any year, charter income for that vessel would decrease by 1.4%. An average 1.4% decrease for the vessels comprising our fleet would result in an annualized decrease of revenues by $0.9 million to $63.9 million.

        Brokers' commissions generally range from 3.75% to 6.25% for drybulk carriers and 1.25% to 2.25% for product tankers of the total daily charter hire rate. The effective commission rate for our two drybulk carriers charters is 5.0%, and for our product tankers is 1.25%.

        Until June 30, 2007, we will have fixed vessel operating expenses of $3,550 (excluding management fees) for each Handymax drybulk carrier, excluding any extraordinary costs, such as emergency repair costs, scheduled drydocking and special survey costs as well as additional insurance premiums or bunkers. The annual budget for vessel operating expenses for the product tankers is expected to be

$3,917 (excluding management fees) for each Ice Class 1A Handymax product tanker and on average $4,446 (excluding management fees) for each Panamax product tanker.

        After June 30, 2007 for both the drybulk carriers and the product tankers the main factors that could increase vessel operating expenses are crew salaries, insurance premiums, repairs that are not covered under insurance policies and lubricant prices. For the first twelve months following the closing of the Global Offering we expect our daily operating expense for our fleet to be $32,718. A hypothetical 5% increase in operating expenses would result in annualized increase in vessel operating costs of approximately $0.6 million. We estimate a cost of inflation increase in vessel operating expenses of 3% per annum. We cannot guarantee that increases in vessel operating expenses will be limited to this amount. Our expenses are primarily incurred in Dollars.

        We will pay our Drybulk and our Tanker Managers a fixed management fee of $500 and $342 respectively per day per vessel. A hypothetical 5% increase in those fees would result in an annualized increase in management fees of approximately $0.1 million.

Historical Operating Data

        The following is a discussion of our operations for the period from February 28, 2005 (date of inception) through December 31, 2005.

  Voyage Revenues

        The primary factors affecting our voyage revenues are driven primarily by the number of vessels in our fleet, the number of days during which our vessels operate and the amount of daily time charter hire rates that our vessels earn under charters, that, in turn, are affected by a number of other factors, including:

  •
  our decisions relating to vessel acquisitions and disposals;

  •
  the amount of time that we spend positioning vessels;

  •
  the amount of time that our vessels spend in drydock undergoing repairs;

  •
  maintenance and upgrade work;

  •
  the age, condition and specifications of our vessels;

  •
  levels of supply and demand in the drybulk and product tanker shipping industry; and

  •
  other factors affecting spot market charter rates for drybulk carriers and product tankers.

        In April and May 2005, we took delivery of three vessels. As we expand the size of our fleet, we expect to increase our revenues. We believe that the relatively young age of the vessels in our fleet, combined with the effectiveness of the measures that we have undertaken to minimize periods during which our vessels are off-hire, including our managers' effective maintenance programs and experienced crew selection, should enable us to maintain relatively high vessel utilization rates. For the period ended December 31, 2005, our voyage revenues amounted to $16.0 million and consisted of time charter hire revenues. The average time charter equivalent, or TCE, rate for our fleet was $20,830 per day.

  Voyage Expenses

        We incur voyage expenses that include port and canal charges, fuel (bunker) expenses and brokerage commissions payable to unaffiliated parties. Port and canal charges and bunker expenses primarily increase in periods during which vessels are employed on voyage charters because these expenses are for the account of the vessel owner. Currently, we do not incur port and canal charges and bunker expenses as part of our vessels' overall expenses, because all of our vessels are employed under time charters that require the charterer to bear all voyage expenses, except for brokerage commissions.

        As is common in the shipping industry, we pay commissions to third party shipbrokers in connection with the chartering of our vessels. The amount of commissions payable, if any, generally ranges from 1.25% to 6.25% of the total daily charter hire rate received under a charter and depends on a number of factors, including, among other things, the number of shipbrokers involved in arranging the charter and the amount of commissions charged by brokers related to the charterer. We paid commissions ranging from 3.75% to 6.25% for the period ended December 31, 2005.

        For the period ended December 31, 2005, our voyage expenses amounted to $0.8 million and consisted primarily of commissions paid to third party shipbrokers. We expect that our voyage expenses will increase with the further expected expansion of our fleet following the closing of the Global Offering.

  Vessel Operating Expenses

        Vessel operating expenses primarily consist of fixed payments to our Drybulk Managers for crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes and other miscellaneous expenses. For the period ended December 31, 2005, our vessel operating expenses amounted to $2.8 million or $3,756 per vessel per day. We expect that our vessel operating expenses, which generally represent fixed costs, will increase as a result of the enlargement of our fleet.

  General and Administrative Expenses

        We incur general and administrative expenses, including our onshore vessel related expenses such as legal and professional expenses, and other general vessel expenses. Our general and administrative expenses also include our payroll expenses, including those relating to our executive officers, and rent. For the period ended December 31, 2005, general and administrative expenses amounted to $0.8 million. We expect general and administrative expenses to increase as a result of the Global Offering, due to the costs associated with running a public company, the expected adoption of an equity incentive plan and the expansion of our fleet.

  Management Fees

        We pay management fees to our Drybulk Managers for the technical management of our fleet, which includes managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging the employment and transportation of officers and crew, arranging and supervising dry docking and repairs, purchasing of spares and other consumable stores, insurance arrangements and other duties related to the operation of our vessels. For the period ended December 31, 2005, our management fees amounted to $0.4 million or $500 per vessel per day. We expect the management fees to increase as a result of the expansion of our fleet.

  Depreciation and Amortization

        We depreciate the cost of our vessels on a straight-line basis over the estimated useful life of each vessel, which is 25 years from the date of initial delivery from the shipyard. Furthermore, we estimate the residual values of our vessels to be $400 per lightweight ton, which was the approximate scrapping market price per lightweight ton at the time the vessels were purchased. For the period ended December 31, 2005, vessels depreciation and amortization of deferred drydocking costs amounted to $3.7 million. Our depreciation and amortization charges will increase due to the expansion of our fleet.

  Gain on Sale of Vessel

        In December 2005, we sold the Panamax drybulk carrier Leto I to the original seller for $49.0 million, the initial purchase price. The sale proceeds exceeded the vessel's carrying value of $47.7 million plus the unamortized balance of deferred dry docking costs of $0.3 million as of the delivery date by the amount of $1.0 million, which is reflected as "Gain on sale of vessel" in our consolidated statement of income for the period from February 28, 2005 (date of inception) through December 31, 2005.

  Interest and Finance Costs, net

        We have historically incurred interest expense and financing costs in connection with the debt incurred to partially finance the acquisition of three vessels in April and May 2005. For the period ended December 31, 2005 interest expense incurred on our existing senior secured credit facility and on the Sellers' Notes and financing costs relating to our existing senior secured credit facility amounted to $3.7 million and $0.4 million, respectively.

Share Capital

        On March 2, 2005, we issued 3,000,000 shares of common stock to our current sole shareholder, ONE Holdings, in connection with our initial capitalization. In addition, ONE Holdings made an additional cash capital contribution to us of $10.0 million. On March 16, 2006, we declared a reverse stock split and issued one Class A common share for every 300 shares of the then outstanding stock of 3,000,000 shares owned by our sole stockholder. Furthermore, on March 16, 2006, we declared a stock split in the form of a stock dividend and issued 314 shares of Class B common stock for each of our 10,000 Class A common shares. Following this stock dividend, 10,000 of our Class A common shares and 3,140,000 of our Class B common shares were issued and outstanding.

Liquidity and Capital Resources

        We operate in a capital intensive industry. We have financed the acquisition of the Initial Fleet with advances under our existing senior secured credit facility for an amount of $39.0 million. Contemporaneously with the closing of the Global Offering, we will repay this debt with advances under the term loan portion of our new senior secured credit facility. We expect to finance the $294.5 million purchase price of the two Ice Class 1A Handymax product tankers and three Panamax product tankers with the net proceeds of the Global Offering, together with further drawdowns in the amount of $106.5 million under the term loan portion of our new senior secured credit facility. The Sellers' Notes bear interest at 4.0% per annum and will be repaid out of the net proceeds of the Global Offering. If the Global Offering is not consummated, we may not have sufficient funds to repay the Sellers' Notes, and therefore the sellers will repurchase the vessels in our Initial Fleet from us for the amount equal to our aggregate outstanding indebtedness under the Sellers' Notes and our existing senior secured credit facility. Alternatively, we may attempt to use the proceeds of issuances of equity or other securities to fund our debt payments, raise additional funds in the form of equity contribution from our current sole shareholder or attempt to renegotiate the terms of the Sellers' Notes with the sellers to extend their maturity. We will finance the purchase price of the fourth Panamax product tanker with borrowings under the revolving credit line portion of the new senior secured term loan and we expect to finance the acquisition of any of the four Ice Class 1A Panamax product tankers for which we have option to purchase with part of our available cash and reserves and amounts drawn under the revolving credit line portion of our new senior secured credit facility or with other debt. Our liquidity requirements relate to our operating expenses, including payments under our ship management agreements, debt service under our new senior secured credit facility and our ability to maintain cash reserves to provide for contingencies and future growth, including further acquisitions.

        Our operating cash flows will be generated from charters on our vessels entered into by our subsidiaries. Our subsidiaries have no existing restrictions for the transfer of funds to us other than those included in our new senior secured credit facility, a detailed discussion of which is included in the Business section under "New Senior Secured Credit Facility," and certain restrictions under Marshall Islands law. Under Marshall Islands law, our subsidiaries will generally be prohibited from transferring funds to us if the subsidiary is insolvent or if the transfer of funds would render the subsidiary insolvent.

        We estimate that following the Global Offering and taking into account generally expected market conditions, internally generated cash flow from our charters will be sufficient to fund the operations of our fleet, the debt service under our new senior secured credit facility and our working capital requirements for a 36 month period. Our long-term liquidity requirements include repayment of the principal balance of our new senior secured credit facility at maturity of $131.5 million including the last installment under the term loan portion as such may be adjusted in the future to take into account future drawdowns under the revolving portion of the facility in connection with future vessel acquisitions. When the loans mature, we may not have sufficient cash to fund this final installment and may refinance the loans or use the proceeds of new issuances of equity or other securities to fund the payment.

        The aggregate principal amount committed under the term loan portion is the lesser of $145.0 million or 40.0% of the fair market value of all of our vessels at the date of acceptance of the commitment letter. Under the revolving credit line portion of our new senior secured credit facility we have the right to draw $150.0 million in order to pursue further vessel acquisitions, subject to the satisfaction of certain conditions, including that the value of our fleet exceeds certain amounts calculated as a percentage of our total long-term debt (including current portion). Amounts borrowed under our new senior secured credit facility shall bear interest at LIBOR plus (a) 1.20% per annum if the ratio of indebtedness to total capitalization is greater than 0.55 to 1.00 or (b) 1.0% per annum if the ratio of indebtedness to total capitalization is less than or equal to 0.55 to 1.00. Interest on amounts drawn under our new senior secured credit facility shall be payable in arrears at the end of one, two or six month interest periods or such other period as may be determined by our lender, provided that in the case of interest periods in excess of three months, interest will be payable every three months. We may repay borrowings from time to time through the net proceeds of equity issuances. Our new senior secured credit facility will mature after five years following the initial borrowing date, which date will be the earlier of the initial draw down under the facility or August 2006.

        In order to manage the interest rate exposure from the floating rate under our senior secured credit facility, we have entered into an interest rate swap/collar agreement with our lender days for the entire amount of the term loan portion of our new senior secured credit facility.

        For the period ended December 31, 2005, net cash provided by operating activities amounted to $9.6 million. Net cash from operating activities was primarily a result of recorded net income of $4.4 million and depreciation charges of $3.7 million. For the same period, net cash used in investing activities amounted to $43.4 million and was related to the acquisition of the vessels in our fleet, net of the disposition of one of the vessels in our initial fleet. Net cash provided by financing activities was $38.9 million, for the same period, and consisted primarily of funds drawn under our existing senior secured credit facility, proceeds from the Sellers' Notes, and capital contributions from our sole shareholder.

        As of December 31, 2005 we had a working capital deficit of approximately $72.2 million, primarily as a result of the short term maturity of the Seller's Notes and our existing senior secured credit facility. The settlement or refinancing of these obligations depends on the successful completion of the Global Offering. As a result, our independent public accountants have included in their report on our consolidated financial statements as of December 31, 2005 and for the period from February 28, 2005 (date of inception) to December 31, 2005 an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern.

        We believe that the net proceeds of the Global Offering and the availability to borrow under our new $295 million senior secured credit facility that we expect to enter into upon the closing of the Global Offering, together with internally generated cash flows from the charter of our vessels will enable us to continue as a going concern.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements.

Contractual Obligations

        The following table presents our contractual obligations as of December 31, 2005, as adjusted to reflect: (a) the reduction of the outstanding balance of the Sellers' Notes, as a result of (i) the sale of our drybulk Panamax vessel Leto I to the original seller and the repayment of the entire balance of the Sellers' Notes, including accrued interest thereon, pertaining to that vessel, (ii) the payment of $11.5 million in total to the sellers of Ekavi I and Electra I against the principal balance of the Sellers' Notes pertaining to those vessels and (iii) the reduction by such sellers of the principal balance of the Sellers' Notes by $5.0 million; (b) our entry into a purchase agreements to acquire the six double hull product tankers in our fleet; (c) our entry into a management agreement with our Tanker Manager for each of the six double hull product tankers in our fleet; (d) our acceptance of a commitment letter for a $295.0 million new senior secured credit facility; and (e) our entry into option agreements for the purchase of up to four new Ice Class 1A double hull Panamax product tankers:

	Payments due by period
	Total	Within One Year(1)	One to Three Years	Three to Five Years	More than Five Years
	(in thousands of dollars)
Office space rent(2)	38	25	13	—	—
Management agreements with our Drybulk Manager(3)	4,423	2,957	1,466	—	—
Unsecured Sellers' Notes(4)	28,000	28,000	—	—	—
Acquisition of the six double hull product tankers in our fleet(5)	251,000	251,000	—	—	—
Management agreements with our Tanker Manager(3)	749	406	343	—	—
New senior secured credit facility(6)	145,000	1,500	6,000	6,000	131,500
New senior secured credit facility arrangement fee(6)	1,475	1,475	—	—	—
Option agreements for Ice Class 1A Panamax Tankers(7)	400	400	—	—	—

Total	431,085	285,763	7,822	6,000	131,500

(1)
The amounts shown are for the period January 1, 2006 through December 31, 2006.

(2)
On June 29, 2005, we entered into a rental agreement to lease office space in Piraeus, Greece. The agreement is for a duration of two years beginning July 1, 2005. The annual rental will be approximately $25,371 (Euro 21,420). The amount reflected in the table represent the Dollar equivalent of lease payments in Euros calculated assuming a $/Euro exchange rate of $1.18/Euro on December 31, 2005.

(3)
We have entered into management agreements with our Drybulk Manager for each of the vessels in our Initial Fleet and will enter into management agreements with our Tanker Manager for each of the six double hull product tankers in our fleet. Each of the management agreements with the Drybulk Manager expires on June 30, 2007 while with the Tanker Manager after one year from each vessel's acquisition. The management fee is $500 per vessel per day for the drybulk carriers and $342 per vessel per day for the product tankers. In addition, we must reimburse our Drybulk Manager for vessel operating expenses until June 30, 2007. These operating expenses are fixed at

  $3,550 per vessel per day for each of our two Handymax drybulk carriers. For the Tanker Manager from the time of delivery of the product tankers and for the Drybulk Manager after June 30, 2007, we must reimburse our Managers for actual operating expenses incurred in the management of our fleet, which will not be fixed.

(4)
On March 30, 2005, we entered into memoranda of agreement to purchase two drybulk carrier vessels (Initial Fleet) the Ekavi I and Electra I for the aggregate acquisition cost of $88.5 million, including delivery related expenses. We took delivery of our Initial Fleet in April 2005. The acquisition of our Initial Fleet was financed by unsecured Sellers' Notes of $44.5 million payable by April 13, 2006, by the proceeds of our existing senior secured credit facility of $39.0 million, which will be repaid from the proceeds of the new senior secured credit facility discussed in (6) below, and by a $5.0 million cash contribution from our current sole shareholder. We reduced the principal amount outstanding under the Sellers' Notes to $28.0 million through the payment of $8.5 million in December 2005, the payment of $0.5 million in January 2006 and a payment of $2.5 million that we agreed to make by March 15, 2006, and the sellers reduced the amount that we owe by $5.0 million when we renegotiated the terms of the Sellers' Notes in January 2006. We reduced the principal amount outstanding under our existing senior secured credit facility to $38.5 million through a payment of $0.5 million in January 2006. We intend to repay the Sellers' Notes with net proceeds from the Global Offering.

(5)
In March 2006, we entered into memoranda of agreement to purchase six product tankers in our fleet for the aggregate purchase price of $357.5 million. The acquisition of five of these tankers will be financed by the net proceeds of the Global Offering ($188.0 million) and by proceeds of the new senior secured credit facility discussed in (6) below ($106.5 million). The acquisition of the sixth product tanker will be funded with borrowings under the revolving credit line portion of our new senior secured credit facility. In the table above, our contractual obligation relating to the purchase of the six product tankers is presented net of the proceeds of the senior secured credit facility discussed in (6) below.

(6)
On February 27, 2006, we accepted a commitment letter for a $295.0 million senior secured credit facility. The $145.0 million term loan portion thereof will be used to repay the senior secured credit facility ($38.5 million) discussed in (4) and to partially finance ($106.5 million) the acquisition cost of the five double hull product tankers in our fleet. The remaining amount of $150.0 million represents a revolving line of credit for the purpose of acquiring additional vessels. Amounts borrowed under our new senior secured credit facility shall bear interest at LIBOR plus (a) 1.20% per annum if the ratio of indebtedness to total capitalization is greater than 0.55 to 1.00 or (b) 1.0% per annum if the ratio of indebtedness to total capitalization is less than or equal to 0.55 to 1.00. Interest on amounts drawn under our new senior secured credit facility shall be payable in arrears in one, two or six month periods or such other period as may be determined by our lender. These interest payments are variable and thus unknown and have not been included in the table above. Our new senior secured credit facility will mature after five years following the initial borrowing date, which date will be the earlier of the initial draw down under the facility or August 2006.

(7)
On February 15, 2006, we entered into option agreements with sellers affiliated with our Drybulk Manager for the purchase of up to four new Ice Class 1A double hull Panamax product tankers. We paid the sellers a nonrefundable fee of $0.1 million for each of the four options. For more information on the provisions regarding the option to purchase the vessels please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview."

Qualitative and Quantitative Disclosure of Market Risk

  Currency Exchange Rates

        Our revenues are produced in Dollars and, in the future, in case we do not reach an agreement with our Drybulk Manager or our Tanker Manager for fixed operating costs, we may incur up to approximately 35.0% of the anticipated cash operating expenses in Euros. However, we have reached an agreement with our Drybulk Manager for its fee to be adjusted quarterly according to the currency fluctuation between the Dollar and the Euro if the Dollar/Euro exchange rate exceeds $1.35 per Euro. We have also agreed with our Drybulk Manager to fix our vessel operating expenses until June 30, 2007. Accordingly, our operating results for the product tankers and for subsequent years for the drybulk carriers may be adversely affected by movements in currency exchange rates or the imposition of currency controls in the jurisdictions in which the vessels operate. For accounting purposes, we translate expenses incurred in Euros into Dollars at the exchange rate prevailing on the date of a given transaction.

  Inflation

        Inflation does not have significant impact on vessel operating or other expenses. We do not consider inflation to be a significant risk to costs in the current and foreseeable future economic environment. However, should the world economy be affected by inflationary pressures this could result in increased operating and financing costs.

  Interest Rate Fluctuations

        The shipping industry is capital intensive and substantial capital requirements are provided by way of short-term and long-term debt by financial institutions. The debt usually is subject to interest rates that fluctuate with the financial markets. Increasing interest rates could adversely impact future earnings. In order to manage the interest rate exposure from the floating rate under our senior secured credit facility, we have entered into an interest rate swap/collar agreement with our lender for an initial notional amount of 100.0% of the term loan portion of our new senior secured credit facility. As such, our only exposure to changes in interest rates will be related to the amount drawn under the revolving credit line portion of our new senior secured credit facility. As an indication of the extent of our sensitivity to interest rate changes, a 1.0% per annum increase in the interest rates would result in $0.6 million additional annual payments.

Critical Accounting Policies

        Critical accounting policies are those that reflect significant judgments of uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe will be our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application.

        Depreciation.    We will record the value of our vessels at their cost (which includes acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. We depreciate our vessels on a straight-line basis over their estimated useful lives, estimated to be 25 years from the date of initial delivery from the shipyard. We believe that a 25 year depreciable life is consistent with that of other shipping companies. Depreciation is based on cost less the estimated residual scrap value. Furthermore, we estimate the residual value of our vessels based on the scrapping market price per light-weight ton, at the date of the vessel's acquisition, which we believe is common in the shipping industry. A decrease in the useful life of a vessel or in its residual value would have the effect of increasing the annual depreciation charge. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, the vessel's useful life is adjusted to end at the date such regulations become effective.

        Impairment of Long-lived Assets.    We apply SFAS 144 "Accounting for the Impairment or Disposal of Long-lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard requires that long-lived assets and certain identifiable intangibles held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss for an asset held for use should be recognized when the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. In developing estimates of future cash flows, we make assumptions about future charter rates, vessel operating expenses, and the estimated remaining useful lives of the vessels. These assumptions are based on historical trends as well as future expectations. Measurement of the impairment loss is based on the appraised fair value of the asset. We regularly review our vessels for impairment on a vessel by vessel basis. The carrying values of our vessels may not represent their fair value, as determined by third party valuations, at any point in time since the market prices of secondhand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Historically, both charter rates and tanker values tend to be cyclical.

        Deferred Drydock Cost.    Our vessels are required to be drydocked approximately every 30 to 60 months for major repairs and maintenance that cannot be performed while the vessels are operating. We capitalize the costs associated with drydockings as they occur and amortize these costs on a straight line basis over the period between drydockings. Costs capitalized as part of the drydocking include actual costs incurred at the drydock yard and cost of crews to effect required repairs associated with the drydocking of a vessel and parts used in making such repairs or cost of the drydocking. We believe that these criteria are consistent with industry practice.

        Allowance for Doubtful Accounts.    Our revenue will be based on time charter contracts and although our business is with customers who we believe to be of the highest standard, there is always the possibility of dispute over the terms. In such circumstances, we will assess the recoverability of amounts outstanding and we estimate a provision if there is a possibility of non-recoverability. Although we may believe our provisions are based on fair judgment at the time of their creation, it is possible that an amount under dispute will not be recovered and the estimated provision of doubtful accounts would be inadequate. If any of our revenues become uncollectible, these amounts would be written off at that time.

INDUSTRY

        The information and data in this section relating to the international drybulk shipping industry and the international tanker industry have been provided by Drewry and Gibson, respectively, and are taken from Drewry or Gibson databases and other sources available in the public domain. Drewry has advised us that it accurately describes the international drybulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. Gibson has advised us that it accurately describes the international tanker industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. Drewry's and Gibson's methodologies for collecting information and data, and therefore the information and data discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the drybulk shipping industry or the tanker industry, as the case may be.

The International Drybulk Shipping Industry

Overview

        The marine industry is a vital link in international trade, with oceangoing vessels representing the most efficient, and often the only method of transporting large volumes of basic commodities and finished products. In 2005, approximately 2.6 billion tons of drybulk cargo was transported by sea, comprising more than one-third of all international seaborne trade. Drybulk cargo is cargo that is shipped in large quantities and can be easily stowed in a single hold with little risk of cargo damage. Drybulk cargo is generally categorized as either major bulk or minor bulk. Major bulk cargo constitutes the vast majority of drybulk cargo by weight, and includes, among other things, iron ore, coal and grain. Minor bulk cargo includes products such as agricultural products, mineral cargoes, cement, forest products and steel products and represents the balance of the drybulk industry. Other dry cargo is categorized as container cargo, which is cargo shipped in 20 or 40 foot containers and includes a wide variety of finished products, and non-container cargo, which includes other dry cargoes that cannot be shipped in a container due to size, weight or handling requirements, such as large manufacturing equipment or large industrial vehicles. The balance of seaborne trade involves the transport of liquids or gases in tanker vessels and includes products such as oil, refined oil products and chemicals.

Drybulk seaborne trade—2005

Source: Drewry Shipping Consultants Ltd.

World seaborne trade in 2005

	Tons (Millions)	% Total
All Cargo
Drybulk	2,632	35.2%
Liquid (Oils/Gases/Chemicals)	3,276	43.8%
Container Cargo	1,041	13.9%
Non-Container/General Cargo	529	7.1%

Total	7,478	100.0%

    Source:    Drewry Shipping Consultants Ltd.

Trade in drybulk commodities only

	Tons (Millions)	% Total
Coal	688	26.1%
Iron Ore	650	24.7%
Grain	253	9.6%
Minor Bulks	1,041	40.0%

Total	2,632	100.0%

    Source:    Drewry Shipping Consultants Ltd.

        The dominant influence in terms of seaborne trade volumes (and the shipping ton-miles generated), is that of the major bulk trades, which include coal, iron ore and grains. During 2005 global seaborne trade in major bulks was 1.59 billion tons, representing 60% of total seaborne drybulk trade.

Coal

        Coal is an abundant commodity. At current production rates coal reserves would provide approximately 200 years of supply, compared with 41 years for oil and 67 years for natural gas. In addition, coal is mined in more than 50 countries with no world dependence on any one region. Steam coal is used mainly for power generation. Coking (metallurgical) coal is used to produce coke to feed blast furnaces in the production of steel.

        In 2004, Japan and the European Union were the first- and second-largest importers of coal, importing 174 million tons and 134 million tons, respectively. Australia, the largest exporter of steam coal, met much of this demand, exporting 107 million tons in 2004, which represented 25% of the world's export market. The second- and third-largest exporters of steam coal in 2004 were Indonesia and China, exporting 96 million tons and 75 million tons, respectively.

        China's coal exports and imports have increased dramatically over the last five years; its 75 million tons of exports in 2004 represented an average annual increase of 43% since its 12.7 million tons of exports of in 1999.

Iron ore

        Iron ore is used as a raw material for the production of steel along with limestone and coking coal. Steel is the most important construction and engineering material in the world. In 2005 approximately 650 million tons of iron ore were exported worldwide, with the main importers being China, the European Union, Japan and South Korea. The main producers and exporters of iron ore are Australia and Brazil.

        As the figures below indicate, Chinese imports of iron ore have grown significantly in the last few years and have been a major driving force in the drybulk sector. Total iron ore imports for 2005 of 267 million tons increased by approximately 28% over 2004 import levels and have increased at a compound annual growth rate of 30% since 2001.

Chinese iron ore imports

Year	Volume (Million tons)
1999	55.3
2000	70.0
2001	92.5
2002	111.3
2003	148.2
2004	208.1
2005	266.9

        Source:    Drewry Shipping Consultants Ltd.

        This growth rate in iron ore imports is due to increased Chinese steel production. Over the last five years, steel production in China has grown at an average annual rate of almost 23%, compared to global production increasing by an average 6.4% per annum.

Crude steel production (million tons)

Year	EU	Japan	China	Global
1999	155.8	94.2	123.7	787.7
2000	163.3	106.4	127.2	829.6
2001	158.5	102.9	150.9	833.8
2002	158.1	107.7	179.7	883.9
2003	159.5	110.5	219.3	944.0
2004	169.7	112.7	269.3	1,054.1
2005	163.1	112.9	348.0	1,127.9

    Source:    Drewry Shipping Consultants Ltd.

Grain

        Grains include wheat, coarse grains (corn, barley, oats, rye and sorghum) and oil seeds extracted from different crops such as soybeans and cottonseeds. In general, wheat is used for human consumption, while coarse grains are used as feed for livestock. Oil seeds are used to manufacture vegetable oil for human consumption or for industrial use, while their protein rich residue is used as a raw material in animal feed.

        Total grain production is dominated by the U.S. Argentina is the second largest producer followed by Canada and Australia. In terms of imports, the Asia/Pacific region (excluding Japan) ranks first, followed by Latin America, Africa and the Middle East.

Minor bulks

        The balance of drybulk trade, minor bulks, subdivides into two types of cargo. The first type are the secondary bulks or free-flowing cargo, such as agricultural cargoes, bauxite and alumina, fertilizers and cement. Second are the so-called neo-bulks, which include non-free flowing or part manufactured cargo that is principally forest products and steel products including scrap. In 2005, total trade in minor bulks amounted to approximately 1.0 billion tons.

Demand for drybulk carriers

        The demand for drybulk carrier capacity is determined by the underlying demand for commodities transported in drybulk carriers, which in turn is influenced by trends in the global economy. Seaborne drybulk trade increased by slightly more than 2% annually during the 1980s and 1990s. However, this rate of growth has increased dramatically in recent years. Between 2000 and 2005, trade in all drybulk commodities increased from 2.1 billion tons to 2.6 billion tons, an increase of 23.0%.

        Demand for drybulk carrier capacity is also effected by the operating efficiency of the global fleet, with port congestion, absorbing additional tonnage.

        One of the main reasons for the resurgence in drybulk trade has been the growth in imports by China of iron ore, coal and steel products during the last five years. Chinese drybulk imports since 2000, when they totaled 70 million tons, have increased by an average 31% per annum, to reach 208 million tons in 2004.

        The following table illustrates China's gross domestic product growth rate compared to the United States' gross domestic product growth rate during the periods indicated:

Chinese GDP growth rate

Years	China GDP Growth Rate (%)	U.S. GDP Growth Rate (%)
1981 – 1985	10.1	2.6
1986 – 1990	7.8	2.6
1991 – 1995	12.0	2.3
1996 – 2000	8.3	4.1
2001 – 2003	7.9	1.9
2004	9.5	4.4
2005	9.3	3.7

    Source:    Drewry Shipping Consultants Ltd.

        The figure below illustrates the growth in demand for drybulk shipping capacity from 2000 through 2005.

Drybulk demand

    Source: Drewry Shipping Consultants Ltd.

        The three major commodities travel great distances and are not confined to regional trade. The longest trade route is iron ore from Brazil to China. As the majority of the vessels that travel this route are Capesize vessels, the route is via the Cape of Good Hope rather than the Panama Canal.

Major drybulk seaborne trades

Major Coal Trades

Australia – Japan
Australia – W. Europe
S. Africa – W. Europe
China – S. Korea
Colombia – W. Europe
China – Japan

Major Grain Trades

U.S. Gulf – Latin America
U.S. Gulf – Japan
U.S Gulf – Asia
Argentina/Brazil – Japan
Argentina/Brazil – Asia
Argentina/Brazil – Europe

Major Iron Trades

Australia – Japan
Australia – China
Brazil – China

Source:    Drewry Shipping Consultants Ltd.

        Drybulk carriers can be the most versatile element of the global shipping fleets in terms of employment alternatives. Drybulk carriers seldom operate on round trip voyages. Rather, the norm is triangular or multi-leg voyages. Hence, trade distances assume greater importance in the demand equation.

Drybulk carrier supply

        The global drybulk carrier fleet may be divided into four categories based on a vessel's carrying capacity. These categories consist of:

        Capesize.    Capesize vessels have carrying capacities of more than 100,000 dwt, but are generally greater than 150,000 dwt. These vessels generally operate along long haul iron ore and coal trade routes. There are relatively few ports around the world with the infrastructure to accommodate vessels of this size.

        Panamax.    Panamax vessels have a carrying capacity of between 60,000 and 100,000 dwt. These vessels carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal making them more versatile than larger vessels.

        Handymax.    Handymax vessels have a carrying capacity of between 30,000 and 60,000 dwt. These vessels operate along a large number of geographically dispersed global trade routes mainly carrying grains and minor bulks. Vessels below 60,000 dwt are sometimes built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.

        Handysize.    Handysize vessels have a carrying capacity of up to 30,000 dwt. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels have operated along regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

        The supply of drybulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss.

        The following table illustrates the supply of the global drybulk carriers for the periods indicated. As of February 2006, the global drybulk carrier orderbook amounted to 64.0 million dwt, or 18% of the existing fleet, with most vessels on the orderbook expected to be delivered within 36 months.

Drybulk fleet supply 1990 to February 2006

                Source: Drewry Shipping Consultants Ltd.

Drybulk carrier fleet—February 2006

	Current Fleet			Orderbook
Size ('000 dwt)	No.	Dwt (Million)	% of Fleet	No.	Dwt (Million)	% of Fleet
Capesize (100+)	662	117.0	32.9%	129	26.1	22.3%
Panamax (60-100)	1,320	95.2	26.8%	262	20.9	22.0%
Handymax (30-60)	2,333	99.3	28.0%	324	15.3	15.4%
Handysize (10-30)	1,926	43.6	12.3%	77	1.7	3.9%

Total	6,241	355.1	100.0%	792	64.0	18.0%

                    Source: Drewry Shipping Consultants Ltd.

        The level of scrapping activity is generally a function of scrapping prices in relation to current and prospective charter market conditions, as well as operating, repair and survey costs.

        The average age at which a vessel is scrapped over the last five years has been 26 years. However, due to recent strength in the drybulk shipping industry, the average age at which the vessels are scrapped has increased. The following chart illustrates the age profile of the global drybulk fleet for the periods indicated.

Drybulk fleet age profile as at end February 2006

                Source: Drewry Shipping Consultants Ltd.

Drybulk carrier scrappings

	2000	2001	2002	2003	2004	2005
Capesize (100,000 dwt +)	81.9	86.1	88.6	92.8	100.1	110.0
No of Vessels	4	3	8	2	1	2
Dwt (in millions)	0.5	0.4	0.9	0.3	0.1	0.2
% of Fleet Scrapped	0.6	0.5	1.0	0.3	0.1	0.1
Panamax (60-100,000 dwt)	71.1	76.0	79.4	81.0	87.2	94.0
No of Vessels	11	28	18	7	1	3
Dwt (in millions)	0.7	1.9	1.2	0.5	0.1	0.2
% of Fleet Scrapped	1.0	2.5	1.5	0.6	0.1	0.1
Handymax (30-60,000 dwt)	76.8	81.1	84.9	87.2	92.4	98.6
No of Vessels	40	40	25	29	0	4
Dwt (in millions)	1.5	1.5	0.9	1.1	0.0	0.2
% of Fleet Scrapped	2.0	1.9	1.1	1.3	0.0	0.1
Handysize (10-30,000 dwt)	46.4	43.4	42.8	42.7	43.3	43.6
No of Vessels	50	62	64	25	4	4
Dwt (in millions)	1.2	1.4	1.6	0.6	0.1	0.1
% of Fleet Scrapped	2.6	3.2	3.7	1.4	0.2	0.1
Total	276.2	286.6	295.7	303.7	323.1	346.1
No of Vessels	105	133	115	63	6	13
Dwt (in millions)	3.8	5.2	4.7	2.4	0.3	0.7
% of Fleet Scrapped	1.4	1.8	1.6	0.8	0.1	0.1

Source: Drewry Shipping Consultants Ltd.

Charter hire rates

        Charter hire rates fluctuate by varying degrees among drybulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller drybulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility.

        Charter hire rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and between the different drybulk carrier categories. However, because demand for larger drybulk carriers is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.

        In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.

        In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo, or a discharge port within a region with ports where vessels load cargo, are also generally quoted at lower rates. This is because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

        Within the drybulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charter entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Panamax Index is the index with the longest history. The Baltic Capesize Index and Baltic Handymax Index are of more recent origin.

        As expected, all assessments of drybulk charter hire rates show a similar pattern. In 2003 and 2004, rates for all sizes of drybulk carriers strengthened appreciably to historically high levels. According to Drewry, the driver of this dramatic upsurge in charter rates was primarily the high level of demand for raw materials imported by China. In 2005 the charter rates have decreased and remain low in 2006.

Baltic Exchange drybulk indices 1999 to February 2006

                        Source: Baltic Exchange

        The following table shows one year time charter rates for Handymax, Panamax and Capesize drybulk carriers between 1996 and February 2006.

Drybulk average monthly time charter hire rates

(Basis 12 month hire)

                        Source: Drewry Shipping Consultants Ltd.

Vessel prices

        Vessel prices for secondhand vessels increased significantly during 2003, 2004 and early part of 2005 due to the strength of the freight market.

        The following table presents the average price for secondhand drybulk carriers for the periods indicated.

Drybulk carrier average annual secondhand prices to December 2005

        Source: Drewry Shipping Consultants Ltd.

        In the secondhand market, the steep increase in newbuilding prices and the strength in the charter market positively affected vessel prices during 2003 and 2004. The combination of decreased freight rates and a downturn in newbuilding prices has led to weakening of secondhand vessel prices in late 2005 and early 2006.

The International Tanker Industry

  Overview

        The international, seaborne transportation industry is critical to international trade. Oceangoing vessels represent the most efficient and cost-effective method of transporting large volumes of basic commodities, finished products, crude oil and refined petroleum products. According to Gibson, the world's tanker fleet transported approximately 2.3 billion tons of crude oil and refined petroleum products in 2004.

        The international seaborne transportation of crude oil and refined petroleum products is primarily provided by two types of operators:

  •
  fleets owned by independent companies; and

  •
  fleets owned by oil companies (both private and state-owned).

        Both types of operators generally utilize spot market voyage charters, spot market time charters of less than 12 months, or long-term charter contracts. Independent companies control approximately 80% of the worldwide tanker deadweight tonnage.

        The tanker industry has historically been highly fragmented but has undergone substantial consolidation during the past several years. This consolidation has been driven in part by a significant and ongoing demand by charterers for high quality vessels. This is as a result of the increased focus by regulators and charterers on vessel safety and compliance with environmental protection regulations.

  Vessel Types

        Crude oil tankers and product tankers are commonly identified by the following category names based on carrying capacity and physical dimensions.

Vessel Type	Approximate size range (dwt)
ULCCs (Ultra Large Crude Carriers)	320,000 and larger
VLCCs (Very Large Crude Carriers)	200,000 to 320,000
Suezmax	120,000 to 200,000
Aframax	80,000 to 120,000
Panamax	60,000 to 80,000
Medium Range	25,000 to 60,000
Small Tankers	10,000 to 25,000

    Source: E.A. Gibson Shipbrokers Ltd.

        The world product tanker fleet is mainly comprised of Medium Range, Panamax and Aframax vessels. Medium Range tankers and Small Tankers primarily transport refined products in short- to medium-haul trades while the Panamax and Aframax tankers tend to do more long-haul trading. Product tankers typically transport refined petroleum products such as gasoline, gas oil, jet fuel, kerosene, naphtha and heating oil from refineries.

        Generally, product tankers do not differ significantly from crude oil tankers, except that the cargo tanks of product tankers are usually coated with special epoxy-based paint. This coating makes the cleaning of cargo tanks easier and reduces the possibility of cargo contamination from rust and residues from previous cargoes. Petroleum products are generally shipped in small quantities (10,000 to 55,000 tons) and because most product tankers are normally fitted with several cargo tanks, product tankers are generally capable of transporting more than one cargo type simultaneously.

        Unlike the transportation of crude oil, which is typically transported from a few centers of production to many regions of consumption, the transportation of refined petroleum products and other cargoes involves several areas of production and consumption. As a result, owners of product tankers utilize trade patterns to optimize the revenue and profit-generating potential of their product tanker fleets by maximizing vessel employment and minimizing ballast voyages.

  Tanker Demand

        Global demand for tankers is determined by the volume of crude oil and refined petroleum products requiring transportation and the shipping distances for these products. Tonnage of oil shipped by tankers is mainly a function of global oil consumption, which is driven primarily by industrial activity and the global economy. The distance oil is transported is principally a function of the locations of oil production and the distribution of such production to destinations for consumption.

        In recent years, the demand for international seaborne transportation, and consequently the freight rates obtained by fleet operators, has been driven by a combination of factors, including:

  •
  the strength of the global economy and, in particular, China's economic growth;

  •
  the impact of more stringent safety and environmental regulations applicable to tanker vessels, and

  •
  the limited supply of new vessels due to the capacity constraints of the shipyards.

        The recent expansion of demand for refined petroleum products in the world generated increased demand for tankers. This pattern is expected to continue, supported by new exporters of refined petroleum products, including China and India, who will also generate more trading patterns for product tankers.

        The following chart shows global oil demand actual and forecasted for 2001 through 2005 and forecasted for 2006:

Global Oil Demand

        Source: E.A. Gibson Shipbrokers Ltd.

        The International Energy Agency, or IEA, estimates global oil demand will increase 2.1% year-on-year in 2006, representing an incremental 90 million tons requiring transportation from the well-head to the refinery. Furthermore, IEA projects daily oil demand rising from 83.3 million barrels per day in 2005 to 90 million per day by 2010 and 120 million per day by 2025. The most of this increased oil production will require seaborne transport, increasing demand for tankers.

        The following table shows the global demand, excluding the former Soviet Union, or FSU, for refined petroleum products by group in the years 1998 through 2004.

Refined petroleum consumption by product group, 1998-2004

	1998	1999	2000	2001	2002	2003	2004
Gasoline	21,874	22,443	22,629	22,710	23,325	23,544	24,241
Middle distillates	24,415	25,106	25,605	26,109	26,065	26,594	27,741
Fuel oil	9,862	9,583	9,542	9,251	8,921	9,024	9,083
Others	13,431	14,118	14,513	14,742	15,283	15,575	15,964
Total	69,582	71,251	72,288	72,812	73,594	74,737	77,028

Annual growth		2.4%	1.4%	0.6%	1.1%	1.6%	3.1%

        Source: BP Statistical Review of World Energy 2005

        The refineries in the U.S. cannot absorb the increased demand for refined petroleum products in the U.S. and increased imports are required. Restrictions on refineries, including federal air pollution controls, limit the scope for additional capacity and therefore increased demand needs to be satisfied by increased imports. Estimates for North America daily product import requirements have risen from 2.5 million barrels per day in 2000 to approximately 3.0 million barrels per day in November 2005, an increase of 20%. These imports are sourced from neighboring Canada and Mexico, countries in the Caribbean area, North West Europe and the Mediterranean, and more recently from Russian Baltic and Black Sea refineries. Considering the projected refining capacity of countries currently supplying the North American market, future increases may need to be sourced from the new refineries in Asia and, potentially, West Africa.

        Increasing product demand is not unique to the U.S. and has also been particularly apparent in Asia where product imports have risen from approximately 0.5 million barrels per day in 2000 to approximately 2.5 million barrels per day in November 2005, an increase of 500%. More than 33% of the increase in refined product production in 2005 is expected to be delivered to China, the world's second largest importer of oil, and other Asian Pacific countries (excluding Japan and Korea).

        Considering the capacity constraints at refineries in oil consuming countries, increasing product demand will be satisfied through increased imports which require transportation. As the distance between the source and the destination increase, demand for transportation will increase at a higher rate than the increase in oil demand due to the greater ton-mile requirements. Other factors which impact the use of vessels, including port congestion, adverse weather or in geopolitical events could have an effect on shipping demand. For example, hurricane Katrina in late August 2005 caused an immediate drop in the U.S. Gulf refineries' capacity by approximately 4.5 million barrels per day and after hurricane Rita in late September 2005 resulted in 2.5 million barrels per day of U.S. oil refining capacity remaining offline. It is estimated that since September 2005, the U.S. has lost 10% of its annual production. As a result, the demand for seaborne transportation of refined petroleum products increased.

  Tanker Supply

        The supply of tankers is a function of the existing fleet, new tanker deliveries, scrapping, conversion and loss of tonnage. Anticipated charter market conditions effect the level of newbuilding orders and newbuilding prices.

        The trade of refined petroleum products is subject to regulatory measures focused on increasing safety and providing greater protection for the marine environment globally, and these include the phase-out of single hull vessels. Among the recent international regulations ratified or awaiting approval include requirements for the use of double hull vessels for transportation of vegetable oils, chemicals and other bulk liquids. These regulations and the recent agreement to restrict the transportation of fuel oil to double hull vessels will ultimately reduce the effective supply of vessels in the industry.

        Irrespective of the increasingly stringent regulations, the world's tanker fleet has experienced a significant and ongoing shift toward quality in vessels and operations over the past several years, as charterers and regulators increasingly focus on safety and protection of the environment. As a result, oil companies acting as charterers, terminal operators, shippers and receivers are becoming increasingly selective in their acceptance of tankers, inspecting and vetting both vessels and companies on a periodic basis. Although these changes and increased regulation raise the cost and potential liabilities for tanker vessel owners and operators, they also raise the barriers to entry and accentuate the strengths of shipowners with high quality tanker fleets and operations. The increasingly stringent regulatory environment, including the gradual mandatory phase out of single hull tankers, and the emphasis on high quality vessels to address these environmental regulations will accelerate the obsolescence of older tankers.

        Improvements in infrastructure have not proceeded at sufficient pace to satisfy increasing demands, which has resulted in port congestion and vessels being forced to spend more time in port facilities. This reduces the effective supply of vessels and the associated costs have been borne by the charterer through increased rates. Increasing congestion at these ports reduces effectiveness.

        The following table shows the global tanker fleet of crude oil tankers and petroleum product tankers with newbuildings as of March 2006.

	Existing Fleet				Newbuildings
All tankers	Total	Single-hull	Double-hull	Double-hull % of Total	All Double-hull	% of Existing Total Fleet
200,000+ dwt	468	163	305	65.2	97	20.7
120-199,999 dwt	335	81	254	75.8	56	16.7
80-119,999 dwt	673	174	499	74.1	136	20.2
60-79,999 dwt	277	88	189	68.2	112	40.4
25-59,999 dwt	1,136	427	709	62.4	341	30.0
10-24,999 dwt	317	209	108	34.1	64	20.2

Total	3,206	1,142	2,064	64.4	806	25.1

        Source: E.A. Gibson Shipbrokers Ltd.

  Regulations and Scrapping

        The level of scrapping activity is a function of current and prospective charter market conditions, vessel ages, changing regulations, steel prices, in addition to operating, repair and survey costs. However, implementation of international regulations in recent years has accelerated the removal of a significant amount of older single-hull tonnage from the world fleet. See "Business—Environmental and Other Regulations" for a discussion of the regulations requiring the phase out of certain tankers.

  Newbuildings

        Newbuilding tonnage of all sizes is being added to the world fleet as modern double-hull tonnage continues to replace older single-hulled ships. Since the mid 1970's, shipbuilding has been concentrated in Japan, South Korea and, more recently, China, because of economies of scale, construction techniques and the prohibitive costs of building in most traditional areas of Europe. Delivery of a tanker typically occurs within 18 to 36 months after ordering, depending on the size of the vessel and the commitments of the shipyard.

        Newbuilding prices increased significantly from 2004, primarily as a result of significantly increased demand for new tonnage in response to increased demand for crude oil and refined petroleum products, regulations requiring phase-out of single hull tankers, constrained shipyard capacity and rising steel prices. Demand for newbuildings generally has grown primarily in response to strong increases in charter rates. At the same time, steel prices have risen to unprecedented levels, contributing to a strong increase in shipyards costs. Finally, as a result of the strong demand for other types of vessels, shipyard capacity is virtually fully booked through 2008, further contributing to the increased prices of newbuildings. With shipyard capacity constrained through 2008 and beyond, tanker newbuilding prices are expected to remain at a high level for the foreseeable future. In particular, vessel prices are expected to remain at high levels because most of the major shipyards have experienced losses on fixed-price contracts ordered in a lower price environment, while steel prices have increased and the U.S. dollar has depreciated.

        Recent developments in the price of standard Korean design Panamax, MR and Aframax tankers are shown below.

Newbuilding Prices
(Standard Korean Design)

        Source: E.A. Gibson Shipbrokers Ltd.

        Values of mid-aged and older tankers are determined almost exclusively by conditions in the charter market. However, values of modern vessels (typically less than 5 years old) tend to correlate with newbuilding prices, or exceed them in some cases due to prompt delivery.

Ice Class Tankers

  Overview of Ice Class Tankers

        Ice Class tankers are vessels which have been constructed (in compliance with Finnish-Swedish Ice Class Rules) with strengthened hulls, a sufficient level of propulsive power for transit through ice-covered routes and specialized machinery and equipment for cold climates. The hulls are strengthened by using thicker steel plates and increased hull scantlings at the waterline to endure potentially higher stress on the hull caused by the build-up of ice. The rudder and propeller are also strengthened to withstand the extreme cold temperatures and potential issues from ice build up. The enhanced propulsive power of the Ice Class vessels provides such vessels with the ability to maintain optimal speed by utilizing greater engine capacity compared to their regular peers. In order to ensure that engine components and equipment operate in extreme temperatures, Ice Class vessels are designed to increase their resilience to low temperature.

        Notwithstanding that the vessels are designed to operate in icy conditions, Ice Class tankers can also operate in warmer, non-icy climates alongside other tankers. As a result, Ice Class tankers offer maximum flexibility without significant operational limitations. On average, the total cost for these additional features for a Panamax tanker is between $4.0 to 4.5 million, or approximately 7.5% of the total cost for a Korean designed non-Ice Class vessel.

        The Lloyds class notation for Ice Class vessels is as follows:

  •
  Ice Class 1AS: Strengthened to operate in unbroken level ice with a thickness of 1.0 meter;

  •
  Ice Class 1A: Strengthened to operate in unbroken level ice with a thickness of 0.8 meter;

  •
  Ice Class 1B: Strengthened to operate in unbroken level ice with a thickness of 0.6 meter;

  •
  Ice Class 1C: Strengthened to operate in unbroken level ice with a thickness of 0.4 meter; and

  •
  Ice Class 1D: Strengthened to operate in light ice conditions, other than the North Baltic.

        The Ice Class 1A tankers have the advantage of being able to operate in ice-covered routes, especially in the north Baltic seas and the northern regions of Russia. In particular, they will be able to operate in the ice-covered routes of the Gulf of Finland which are governed by the Helsinki Commission, or HELCOM, safety regulations.

        Approximately half the increase in non-OPEC oil output is expected to come from the FSU countries including both established Russian areas and countries around the Caspian Sea, including Kazakhstan and in particular the new pipeline to southern Turkey commissioned in during 2005. Continued expansion of trading routes on Russia's Baltic coastline is also expected to increase considerably resulting in an enormous increase in the number of port calls and the number of ships passing through the narrow waters between Sweden and Denmark. Stena AB has calculated that by 2006, 65 million tons of oil will leave Russia via ports in the Gulf of Finland compared with 12 million tons in 2001.

        After a decade of structural collapse in the old Soviet oil production and refinery industries, product exports from the FSU during 2004 exceeded levels achieved historically. This was primarily due to the significant increase in fuel oil exports, which rose 13% from 2003. This rise was due in part to increases in capacity as refineries were refurbished to address growing gasoline demand.

        The following table shows the breakdown of Russian seaborne crude and product exports for the period from January to December 2004.

	Total Refined Petroleum Products		Total Crude Oil		All seaborne exports
Baltic	67,435,000	72%	60,965,100	48%	128,400,100	58%
Black Sea	26,796,000	28%	64,777,800	52%	91,573,800	42%

Total	94,231,000	100%	125,742,900	100%	219,973,900	100%

        Source: E.A. Gibson Shipbrokers Ltd.

        As the capacity of the Russian export market expands, exports via the Baltic Sea will become increasingly important due to a number of issues related to exporting via the Bosphorus Strait, including congestion in the Strait. Historically, Russia has exported products directly into the Baltic Sea via ports in Lithuania and Latvia but the increasing preference of the Russian authorities to control the route to market for oil has resulted in expansion being focused on Russian ports in the Gulf of Finland. This increased the requirements for transportation from vessels, particularly larger tankers, during periods of high oil demand, including the winter months.

        Ports in the Baltic, and in particular Russian ports on the Gulf of Finland, such as Primorsk and Vysotsk, are prone to ice-capped conditions in winter. Vessels are not capable of traversing the Baltic Sea in these conditions unless they have been built to the necessary specifications. As a result, there is a growing need for vessels capable of operating in ice-capped conditions. Certain of these ports have experienced, or have planned, expansion to accommodate the anticipated rise in Russian oil shipments.

  Supply of Ice Class Vessels

        The Ice Class 1A Panamax tankers are a new type of ship with 28 vessels on order of which 21 are product tankers. Only two Ice Class 1A Panamax tankers have been completed and were delivered in 2005. Three Ice Class 1A Panamax tankers are expected to be delivered in 2006, seven in 2007, eight in 2008 and three in 2009. Of the total 23 product tankers four have already been tied into time charters, two for three years and an additional two for ten years. The table below shows the percentage of Ice Class 1A tankers in the existing fleet versus the increased demand as reflected in the orderbook as of January 2006.

	Existing fleet				Current orderbook				Ice Class 1A orderbook
	Total Existing		Ice Class 1A only		Total Order Book		Ice Class 1A only		No. of Ice Class vessels on order as % of:
	No.	Dwt	No.	Dwt	No.	Dwt	No.	Dwt	Total existing	Ice Class 1A only
Small Tankers	213	3,566,422	35	557,292	62	981,622	6	90,000	2.8%	17.1%
Medium Range	1,052	42,410,533	44	1,901,023	341	15,044,281	54	2,266,310	5.1%	122.7%
Panamax	172	12,026,620	2	147,530	103	7,503,682	28	2,323,187	16.3%	New type

Total	1,437	58,003,575	81	2,605,845	506	23,529,585	88	4,679,497	6.1%	108.6%

        Source: E.A. Gibson Shipbrokers Ltd.

        Since 2003, the demand for new tonnage has created a market for the purchase of shipyard contracts between owners. Demand is driven by the combination of high ordering levels for all ship types and the increase in the price of steel and labor costs which has resulted in an increase to the values of recent new contracts, particularly when compared with the lower prices in 2002-2003. Recently, some operators have been willing to pay a premium for early delivery of a vessel because of the opportunity to generate a return in the current high-rate environment. This factor has similarly increased the second-hand values of relatively young tonnage. The table below is a representative indication of price development for a basic standard Korean designed and manufactured tanker with an assumed premium of 7.5% for Ice Class 1A specifications.

Order Year
Vessel Size	2003	2004	As of December 2005 (For Delivery in 2008)
37,000 dwt	$28.8 million	$31.0 million	$46.2 million
47,000 dwt	$32.7 million	$41.2 million	$48.0 million
70,000 dwt	$41.5 million	$52.0 million	$60.5 million

        Source: E.A. Gibson Shipbrokers Ltd.

        Certain ice class tankers that do not conform to the current IMO regulations will be phased out by 2010. Given the current orderbook and phase out of certain older tonnage, we expect the Ice Class 1A product tanker fleet to grow from 2.6 million dwt currently to about 7.3 million dwt by the end of 2009.

  Rates Premium

        Ice class tankers are expected to earn a premium during the winter months when they are needed for entering ports requiring ice strengthened vessels. The premium, however, is difficult to quantify because a number of factors contribute to it, including the length and severity of each winter. The Ice Class 1A vessels represent a small component of the total tanker fleet and therefore these vessels may operate outside the spot market and be tied to specific projects or long-term time charters and therefore any additional premium may not be reflected in the rates. Vessels are utilized by charterers throughout the year.

        The chart below demonstrates the seasonal nature of the premium achieved on the route between the Baltic region and Europe and the impact of the severity of each winter. Due to the absence of severe ice conditions in the winter months of 2004 and 2005, freight rates were roughly equal to levels achieved worldwide.

        Rates Achieved by Medium Range Vessels:

        Source: E.A. Gibson Shipbrokers Ltd.

  Regulation

        Recognizing the potential environmental risk of increased traffic, a number of countries around the Gulf of Finland are seeking an agreement which would permit only Ice Class vessels to trade in the Baltic Sea region during winter months. Guidelines adopted by HELCOM include:

  •
  the adoption of the existing Finnish-Swedish Ice Class Rules, including relevant engine power recommendations, as the minimum requirements for a vessel to be classified as Ice Class; and

  •
  traffic restrictions intending to restrict vessels to low Ice Class for 10-15 cm level ice thickness, 1C for 15-30 cm, 1B for 30-50 cm and a minimum of Ice Class 1A for 50 cm or above.

        The IMO's Marine Environment Protection Committee meeting in March 2004 approved in principle the designation of three new Particularly Sensitive Sea Areas (PSSAs) including the Baltic Sea, excluding Russian waters. Additional specific measures can be imposed in PSSAs to control maritime activities, including strict Ice Class requirements, routing measures and mandatory ship reporting systems.

BUSINESS

Overview

        We are an international provider of marine transportation services that currently owns and operates, through our subsidiaries, two drybulk carriers, which we refer to as our Initial Fleet. We have agreed to purchase six double hull product tankers and we have an option to purchase up to four additional double hull product tankers that are currently under construction. We are a Marshall Islands company incorporated on February 28, 2005. Accordingly we have a limited history of operations, and our assets, which are our only source of operating revenue, are currently limited to the two drybulk vessels in our Initial Fleet. We generate revenues by employing the two vessels in our Initial Fleet on time charters with approximately one year remaining and expect to generate additional revenues by employing the six double hull product tankers that we have agreed to purchase on long-term time charters. Target Marine S.A., or our Drybulk Manager, manages the day-to-day operation of our drybulk fleet and we expect V.Ships, or our Tanker Manager, to manage the day-to-day operation of our tanker fleet.

        As of December 31, 2005, we had a working capital deficit of approximately $72.2 million, due primarily to the short term maturity of the Sellers' Notes and our senior secured credit facility. As a result, our independent public accountants have included in their report on our consolidated financial statements as of December 31, 2005 and for the period from February 28, 2005 (date of inception) to December 31, 2005, an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. As the settlement or refinancing of the above obligations depends on the successful completion of the Global Offering, there is substantial doubt that we will be able to continue as a going concern if we are not able to successfully complete the Global Offering.

Our Fleet

  Drybulk Carriers

        Our Initial Fleet consists of two Handymax drybulk carriers. These drybulk carriers transport a variety of drybulk cargoes such as coal, iron ore and grain. Our Initial Fleet has a combined cargo-carrying capacity of 105,600 dwt and an average age of approximately two years.

        We purchased our Initial Fleet from sellers affiliated with our Drybulk Manager for the aggregate purchase price of $88.0 million, plus $0.5 million for delivery related expenses. We financed the acquisition of these vessels by borrowing $44.5 million from the sellers of these vessels, which we refer to as the Sellers' Notes, $39.0 million from Nordea Bank Finland plc under our existing senior secured credit facility and through a $5.0 million cash contribution from our current sole shareholder. We repaid $0.5 million under our existing senior credit facility and $11.5 million under the Sellers' Notes. Further, the sellers reduced the amount that we owe by $5.0 million when we renegotiated the terms of the Sellers' Notes in January 2006. The current outstanding principal amount of the Sellers' Notes is $28.0 million and the current outstanding principal amount of our existing senior secured credit facility is $38.5 million. The Sellers' Notes are unsecured and bear interest at the fixed rate of 4.0% per annum from the delivery date of the respective vessel until they are paid in full. The Sellers' Notes have a maturity date of April 13, 2006. If we do not repay the Sellers' Notes in full on or before the maturity date, the sellers will repurchase the vessels in our Initial Fleet from us for the amount equal to our aggregate outstanding indebtedness under the Sellers' Notes and our existing senior secured credit facility. If the sellers repurchase the vessels in our Initial Fleet from us, we could incur a book loss estimated to be between $18.0 million and $19.0 million. Please read "Risk Factors" for additional information.

  Product Tankers

        We have agreed to purchase two Ice Class 1A double hull Handymax (MR) product tankers built in 2006 and four double hull Panamax (LR1) product tankers. We will purchase these tankers from unaffiliated third party sellers for the aggregate purchase price of $357.5 million. We expect to take delivery of these tankers between May 2006 and July 2006. Assuming the delivery of these vessels to us, our tanker fleet will have a combined cargo-carrying capacity of 366,358 dwt and an average age of approximately 1.8 years in July 2006.

        We have the option to purchase up to four Ice Class 1A double hull Panamax product tankers from sellers affiliated with our Drybulk Manager. The initial option price for each product tanker is $66.0 million, which will be adjusted based on prevailing market prices at the time we exercise our option. These product tankers are currently under construction at the STX Shipyard in South Korea and are expected to be available for delivery between March 2007 and September 2007. Assuming we exercise our option in full and take delivery of these tankers, our tanker fleet will have a combined cargo-carrying capacity of 663,158 dwt and an average age of approximately 1.7 years in September 2007.

        All of the vessels in our tanker fleet will be double hull to meet the International Maritime Organization regulations banning all single hull tankers by 2010 or 2015 depending on the port or flag state. According to Gibson, currently 35.6% of the worldwide tanker fleet is not double hull. Our product tankers are designed to transport several different refined petroleum products simultaneously in segregated, coated cargo tanks. These cargoes typically include gasoline, jet fuel, kerosene, naphtha, gas oil and heating oil. Ice class product tankers are constructed in compliance with Finnish-Swedish Ice Class Rules, with strengthened hulls, a sufficient level of propulsive power for transit through ice-covered routes and specialized machinery and equipment for cold climates. We expect to be well positioned to take advantage of premium rates associated with the employment of ice class vessels trading on ice capped routes, particularly during periods of severe weather conditions. Ice class tankers can also operate in warmer, non-icy climates alongside other tankers, offering maximum flexibility without significant operational limitations.

        We will use the net proceeds of the Global Offering, together with borrowings under our new senior secured credit facility, to pay the purchase price of the double hull product tankers in our fleet, to repay the indebtedness under our existing senior secured credit facility and to repay the Sellers' Notes.

        The table below provides summary information about our fleet and our option vessels:

Vessel	Type	Delivery Date	Dwt	Year Built	Charterer	Charter Expiration Date(1)	Daily Time Charter Hire Rate(2)		Sister Ships(3)
Drybulk Carriers
Ekavi I	Handymax	April 2005	52,800	2004	Korea Line Corporation	March to May 2007	$17,000		A
Electra I	Handymax	April 2005	52,800	2004	Korea Line Corporation	April to June 2007	25,000		A
Product Tankers Under Contract
Tbn 1 (ex Aristidis)	Handymax (MR)(4)	May to June 2006(5)	36,680	2006	D/S Norden A/S	May to September 2009	21,000	(6)	B
Tbn 2 (ex Adonis)	Handymax (MR)(4)	May to June 2006(5)	36,680	2006	D/S Norden A/S	May to September 2009	21,000	(6)	B
Tbn 3 (ex Iasonas)	Panamax (LR1)	June 2006(5)	71,500	2004	ST Shipping & Transport (Glencore International AG)	May to August 2009(7)	24,000	(7)	C
Tbn 4 (ex Miltiadis M)	Panamax (LR1)	June to July 2006(5)	71,500	2003	ST Shipping & Transport (Glencore International AG)	June to September 2009(7)	24,000	(7)	C
Tbn 5 (ex Rudolf Schulte)	Panamax (LR1)	June 2006(5)	74,999	2004	A/S Dampskibsselskabet Torm	May to July 2009(8)	26,500	(8)	D
Tbn 6 (ex Everhard Schulte)	Panamax (LR1)	May 2006(5)	74,999	2004	A/S Dampskibsselskabet Torm	April to June 2009(8)	26,500	(8)	D
Product Tankers Under Option
Hull S-1205	Panamax(4)	March 2007(5)	74,200	2007					E
Hull S-1206	Panamax(4)	April 2007(5)	74,200	2007					E
Hull S-1207	Panamax(4)	August 2007(5)	74,200	2007					E
Hull S-1208	Panamax(4)	September 2007(5)	74,200	2007					E

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon the termination of the charter.

(2)
This table shows gross charter rates and does not include brokers' commissions, which are 5.0% of the daily time charter hire rate for our drybulk carriers and will be 1.25% of the daily time charter hire rate for our product tankers.

(3)
Each vessel is a sister ship of each other vessel that has the same letter.

(4)
Indicates Ice Class 1A vessel.

(5)
Expected delivery date.

(6)
Plus any additional income under profit sharing provisions of our charter agreement with D/S Norden A/S. We have granted the charterers the option to extend the charter for 12 months at a minimum daily time charter hire rate of $24,000.

(7)
Plus any additional income under profit sharing provisions of our charter agreement with ST Shipping & Transport.

(8)
We have granted A/S Dampskibsselskabet Torm the option to extend the charter for 24 months at a minimum daily time charter hire rate of $28,500.

        Each of our vessels is owned, or will be owned following delivery to us, through a separate wholly-owned Marshall Islands subsidiary.

        The Electra I and the Ekavi I were built by the Onomichi Shipyard in Japan and are classed by American Bureau of Shipping. The two Ice Class 1A Handymax product tankers were built by Hyundai Mipo Dockyard in South Korea and are classed by American Bureau of Shipping, the two Panamax product tankers were built by Hyundai Heavy Industries in South Korea and are classed by Den Norske Veritas, while the other two Panamax product tankers were built by the STX Shipyard in South Korea and are classed by American Bureau of Shipping.

        Our two Handymax drybulk carriers, two Handymax product tankers and our two pairs of Panamax product tankers are sister ships. If we exercise our options to purchase the four Ice Class 1A Panamax product tankers, they will also be sister ships. Sister ships enhance the revenue generating potential of our fleet by providing us with operational and maintenance scheduling flexibility. Sister ships also increase our operating efficiencies because technical knowledge can be applied to all vessels in a series and create cost efficiencies and economies of scale when ordering spare parts, supplying and crewing these vessels.

        The two vessels in our Initial Fleet are employed on medium-term time charters. We have entered into long-term time charters for the six double hull product tankers in our fleet that will start when we acquire the vessels. In addition, we will share a portion of our charterers' excess earnings from the employment of our two Handymax product tankers and two of our four Panamax product tankers above a predetermined daily base charter rate. We will seek to arrange short-, medium- or long-term time charters for any Ice Class 1A double hull Panamax product tankers if we exercise our options to purchase them depending on prevailing market conditions. In this prospectus, we refer to charters with terms of two years or greater as long-term time charters, charters with terms from one year up to two years as medium-term time charters and charters with terms of less than one year as short-term time charters.

        Under our time charters, the charterer is obligated to pay us charter hire at a fixed daily rate and to bear all voyage expenses, including the cost of bunkers (fuel oil) and canal and port charges, excluding commissions. We remain responsible for paying vessels' operating expenses, including the cost of crewing, insuring, repairing and maintaining the vessel and brokers' commissions on gross charter rates. When a charter expires, we will assess market conditions in our industry and determine whether to re-employ the vessel under a long-term time charter, a medium-term time charter, a short-term time charter, which may be a trip time charter, or in the spot voyage market.

Our Competitive Strengths

        We believe that we have the following competitive strengths in the shipping industry:

  •
  Stable cash flow from well established and reputable charterers and our diversified fleet. All eight vessels in our fleet are employed, or, upon delivery, will be employed, on time charters with remaining terms ranging from one to three years, with an average remaining term of 2.5 years, to well established and reputable charterers. These charters should provide us with stable cash flow and high vessel utilization rates and should also limit our exposure to freight rate volatility. Furthermore, our fleet's diversity in size, cargo type, trade routes and pricing will help us to minimize the effects of freight rate volatility in the drybulk and product tanker sectors, maximize our vessel utilization and should provide us with stable cash flow.

  •
  Young and well-maintained fleet. Our Handymax drybulk carriers have an average age of approximately two years. According to Drewry, as of February 2006 the average age of the world's Handymax drybulk fleet was 15.0 years. The vessels in our tanker fleet are two newly built Ice Class 1A double hull Handymax (MR) product tankers and one three-year-old and three two-year-old double hull Panamax (LR1) product tankers and, if we exercise our options, four newbuilding double hull Ice Class 1A Panamax product tankers, built at shipyards with a reputation for constructing high-quality vessels. According to Gibson, as of March 2006 the average age of the world's Handymax (MR) product tanker fleet and the Panamax (LR1) product tanker fleet was 11.3 and 8.3 years, respectively. We intend to maintain the quality of our fleet through our Managers' rigorous maintenance programs. We believe that owning a fleet of well-maintained vessels will enable us to continue to operate our vessels with low operating costs, obtain favorable debt financing terms and secure employment for our vessels with high quality charterers.

  •
  Experienced management team. Our management team consists of executives who have considerable experience in the management of the commercial and financial aspects of international shipping businesses. Our management team will actively monitor the performance of our Managers. We intend to retain the commercial management of our fleet in-house. We serve our clients worldwide through offices in Greece and the United States and upon completion of the Global Offering we expect to establish an office in Singapore.

  •
  Reputation of our Managers for high operating standards. Our Drybulk Manager, since 1986, has managed approximately 100 vessels, while our Tanker Manager is the world's largest provider of independent ship management and related marine services and manages a fleet of over 600 vessels. As such, we believe that both our Drybulk Manager and our Tanker Manager have established a reputation in the international shipping industry for high standards of performance, reliability and safety. We believe that this reputation will create greater charter opportunities for us with well established charterers, many of whom consider the reputation of the manager when entering into charters.

  •
  Low debt level. Following the completion of the Global Offering and our acquisition of the Identified Vessels, we expect to have a ratio of indebtedness to total capital of approximately 46.5%. We believe that our level of debt following the completion of the Global Offering should enhance our borrowing ability to finance vessel acquisitions and implement our growth strategy and dividend policy.

  •
  Sister ships. Our two drybulk carriers, our two Ice Class 1A Handymax product tankers and two pairs of Panamax product tankers are sister ships. If we exercise our options to purchase the four Ice Class 1A Panamax product tankers, they will also be sister ships. Sister ships can result in cost efficient operations and more chartering opportunities. Cost efficient operations can be achieved by maintaining fewer spare parts, because various parts are inter-changeable between sister ships. We believe more chartering opportunities should be available because many charterers prefer sister ships for their services due to various efficiencies they can achieve from the use of sister ships.

Our Business Strategy

        We seek to become a leading provider of seaborne transportation services. We believe that we can increase shareholder value in our Company by implementing the following business strategy:

  •
  Generate stable cash flows through time charters. We will seek to generate steady cash flow through fixed period time charters. As we expand our fleet, we will seek to optimize our mix of short-, medium- and long-term charters in light of prevailing market conditions in our industry, which is highly cyclical. We believe this will reduce our exposure to short-term market volatility.

  •
  Strategically expand the size of our fleet. We intend to grow our fleet through selective acquisitions of vessels, focusing primarily on double hull product tankers. However, we intend to continue to monitor market developments and conditions and may acquire additional vessels, including other types of vessels that may serve different shipping sectors and markets, when those acquisitions would, in our view, present favorable investment opportunities.

  •
  Maintain a growing high quality fleet of vessels. We intend to maintain a high quality fleet of vessels that meet rigorous industry standards and our charterers' requirements. We believe that our customers prefer the better reliability, fewer off-hire days and greater operating efficiency of high quality vessels. We intend to maintain the quality of our fleet through our Managers' comprehensive planned maintenance and preventive maintenance programs.

Our Customers

        Our assessment of a charterer's financial condition and reliability is an important factor in negotiating employment for our vessels. During the period from February 28, 2005 (date of inception) through December 31, 2005, three of our customers accounted for 66% of our voyage revenues. These customers were Korea Line Corporation (39%), STX Panocean Co Ltd (15%) and Daebo Shipping Co. Ltd. (12%). For the period from the closing of the Global Offering to December 31, 2006, we expect that substantially all of our revenue will be derived from four customers, namely, Korea Line Corporation, D/S Norden A/S, ST Shipping & Transport (Glencore International AG) and A/S Dampskibsselskabet Torm.

Management of Our Fleet

        Our wholly-owned subsidiary, Omega Management, Inc., is responsible for commercially managing the vessels in our fleet, including obtaining employment for our vessels, negotiating charters, and managing relationships.

        We are responsible for the strategic management of our fleet, including locating, obtaining financing for, purchasing and selling vessels and formulating and implementing our overall business strategy.

  Drybulk Manager

        Our Drybulk Manager is Target Marine S.A., a privately-owned Panamanian company with offices in Piraeus, Greece. Since 1986, our Drybulk Manager has managed approximately 100 vessels of various types and holds substantial expertise in the contracting, design, supervision and construction of newbuilding vessels having ordered 14 drybulk carriers and product tankers in the past six years. Our Drybulk Manager currently has a shorebased staff of approximately 50 persons and seagoing crewmembers of approximately 400 persons. Our Drybulk Manager manages the day-to-day operation of our drybulk carriers under separate management agreements. Our Drybulk Manager is also required under our ship management agreements to maintain, at our expense, insurance for each of the drybulk carriers in our fleet, including marine hull and machinery insurance and protection and indemnity insurance (including pollution risks and crew insurance), war risk insurance and loss of hire insurance. Under the management agreements our Drybulk Manager provides, or will provide, technical vessel management services such as arranging for crews, supplies, maintenance, drydocking and repairs, insurance, ensuring regulatory and classification society compliance, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. Under the management agreements, our Drybulk Manager will present us with an annual budget for the following twelve months for each vessel. The Drybulk Manager will also prepare and present us with its estimate of the working capital requirements of the vessel. The Drybulk Manager shall request the funds required to run the vessels for the ensuing month, including the payment of any occasional or extraordinary items of expenditure, such as emergency repair costs, scheduled drydocking and special survey costs as well as additional insurance premiums, bunkers or provisions. We have reached an agreement with our Drybulk Manager whereby we will have fixed vessel operating expenses until June 30, 2007 of $3,550 per day per vessel, excluding management fees any extraordinary costs, such as emergency repair costs, scheduled drydocking and Special Survey costs as well as additional insurance premiums, bunkers or provisions. We will pay our Drybulk Manager a management fee of $500 per day per vessel, or $182,500 per year per vessel. Under our management agreements, our Drybulk Manager may subcontract its duties only with our prior approval.

        Unless otherwise terminated, at the expiration of the initial term on June 30, 2007, each drybulk carrier's management agreement will remain in effect until such time as either party cancels the agreement upon two months notice.

        Currently, our Drybulk Manager has a fleet of 14 ships under its technical, operational and commercial management. The vessels in our Drybulk Manager's managed fleet consist of drybulk carriers, containers and refrigerated cargo vessels. We believe we will derive significant benefits from our relationship with our Drybulk Manager, including the operational efficiencies created through our Drybulk Manager's operation of a large managed fleet. We believe that these advantages will enable us to compete effectively with companies that have larger drybulk fleets than ours. Our Drybulk Manager is beneficially owned by a relative of Mr. Georgios Kassiotis, our President and Chief Executive Officer, who is not an immediate family member of Mr. Kassiotis. Neither Mr. Kassiotis nor any of our other directors or officers has any ownership interest in our Drybulk Manager.

        Our Drybulk Manager has obtained its document of compliance as well as safety management certificates for all vessels that it manages under the ISM Code.

  Tanker Manager

        Our Tanker Manager, V.Ships, is one of the world's largest independent ship management companies with 44 offices in 26 countries. We will review the performance of V.Ships on an annual basis and may add or change technical managers. V.Ships, in its capacity as our Tanker Manager, will crew our product tankers with officers and seamen.

        Our Tanker Manager will be responsible for managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, oil majors vetting procedures, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising drydocking and repairs, purchasing supplies, spare parts and new equipment for vessels, appointing supervisors and technical consultants and providing technical support. Our Tanker Manager will also acquire insurance for the product tankers in our fleet, including marine hull and machinery insurance and protection and indemnity insurance (including pollution risks and crew insurance), war risk insurance and loss of hire insurance. V.Ships will maintain records of all costs and expenditures incurred in connection with its services that are available for our review on a daily basis. Our Tanker Manager is a member of Marine Contracting Association Limited (MARCAS), an association that arranges bulk purchasing for its members, which enables us to benefit from economies of scale.

        Under the management agreements, our Tanker Manager will present us with an annual budget for the following twelve months for each vessel. The Tanker Manager will also prepare and present us with its estimate of the working capital requirements of the vessel. The Tanker Manager will request the funds required to run the vessels for the ensuing month, including the payment of any occasional or extraordinary items of expenditure, such as emergency repair costs, scheduled drydocking and Special Survey costs as well as additional insurance premiums, bunkers or provisions. We will pay, on a monthly basis, our Tanker Manager for the operating costs incurred by our product tankers based on an annual budget and adjusted for actual operating costs incurred in that month. We also expect to pay our Tanker Manager a fixed management fee of $342 per day per tanker vessel.

Time Charters

        The two vessels in our Initial Fleet are employed on medium-term time charters to Korea Line Corporation. We have entered into agreements for long-term time charters for the six double hull product tankers in our fleet. Upon delivery to us, our two Ice Class 1A Handymax product tankers will be employed on a long-term time charter with Norden. Our two Panamax product tankers will be chartered to ST Shipping & Transport while the other two Panamax product tankers will be chartered to A/S Dampskibsselskabet Torm. We will seek to arrange short-, medium- or long-term time charters for any Ice Class 1A double hull Panamax product tankers we purchase pursuant to our options depending on prevailing market conditions. We refer to charters with terms of two years or greater as long-term time charters, to charters with terms from one year up to two years as medium-term time charters and charters with terms of less than one year as short-term time charters.

        A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel's operation, the cost of which is included in the daily rate; the customer is responsible for all of the vessel voyage costs, except for commissions. The following discussion describes the material terms common to the time charter we have entered into for the vessels in our Initial Fleet. We expect that the charters that we have entered into or expect to enter into for the six double hull product tankers in our fleet will also contain these common material terms. The time charters for each type of vessel contain generally similar terms.

  Initial Term; Extensions

        The initial term for a time charter commences upon the vessel's delivery. All of our customers have rights to terminate their charters prior to expiration of the original term in specified circumstances as described in more detail below.

  Hire Rate

        "Hire" rate refers to the basic payment from the customer for the use of the vessel. Hire is payable monthly, in advance, in Dollars as specified in the charter, less a specified commission for the chartering broker and address commission for the charterer.

        Hire payments may be reduced, or under some charters, we must pay liquidated damages if the vessel does not perform to certain of its specifications, such as if the average vessel speed falls below a guaranteed speed or the amount of fuel consumed to power the vessel under normal circumstances exceeds a guaranteed amount.

  Expenses

        We are responsible for brokerage commissions and vessel operating expenses, which include crewing, repairs and maintenance, insurance, stores, lube oils and communication expenses. We are also directly responsible for providing all of these items and services. The customer generally pays the voyage expenses, which include all expenses relating to particular voyages, including any bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls and agency fees.

  Off-hire

        When the vessel is "off-hire"—or not available for service—the customer generally is not required to pay the hire rate, and we are responsible for all costs. Excessively prolonged off-hire may lead to vessel substitution or termination of the time charter if it is considered that the charter is frustrated. A vessel generally will be deemed off-hire if there is a loss of time due to, among other things:

  •
  operational deficiencies; drydocking for repairs, maintenance or inspection; equipment breakdowns; or delays due to accidents, fires, crewing strikes, certain vessel detentions or similar problems;

  •
  our failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew;

  •
  seizure or detention by any authority unless such seizure or detention is occasioned by any personal act or omission or default of the charterers or their agents, or by reason of cargo carried; or

  •
  arrest of the vessel at the suit of any party having or purporting to have a claim against the vessel.

        We carry insurance against loss of hire for each of our vessels currently operating under a time charter or a voyage charter. This insurance generally provides coverage against business interruption for periods of more than 14 days following a loss under our hull and machinery policy or other business interruption. Our loss of hire insurance provides coverage for each covered vessel for up to 90 days during any calendar year.

  Ship Management and Maintenance

        Under all of our time charters, we are responsible for the technical management of the vessel and for maintaining the vessel, periodic drydocking, cleaning and painting and performing work required by regulations. Our Managers will provide many of these services to us pursuant to the management agreements. We expect that our Managers' planned maintenance and preventive maintenance programs will be carried out in accordance with machinery manufacturers' and relevant classification society requirements. Under our Managers' preventive maintenance programs each vessel's hull and machinery will be periodically inspected for compliance with these requirements. Please read "Business—Management of Our Fleet."

  Termination

        Each time charter terminates automatically upon loss of the vessel. In addition, we are generally entitled to suspend performance (but with the continuing accrual to our benefit of hire payments and default interest) and, under most time charters, terminate the charter if the customer defaults in its payment obligations. Under most of our time charters, either party may also terminate the charter in the event of war in specified countries or in locations that would significantly disrupt the free trade of the vessel or the vessel is seized or detained for more than 30 consecutive days.

  Profit Sharing

        We will charter our two Ice Class 1A Handymax product tankers in our fleet to Norden. Under the charter agreements, our tankers will receive a minimum daily time charter hire rate of $21,000 payable monthly in advance. Pursuant to the charter agreements, we will receive 25% of our vessels' earnings in excess of $27,000 per day between January 1 to April 30 of each charter year as distributed by the Norient product pool for these specific ice class vessels. The charterer has an option to extend the charter for additional 12 months during which our tankers will receive a minimum daily time charter hire rate of $24,000. The charterer is also required to pay us additional hire equal to 25% of any trading income in excess of $25,000 per day between January 1 and April 30 on the option term.

        We will charter two of our four Panamax product tankers in our fleet to ST Shipping & Transport. Under the charter agreements, these tankers will receive a minimum daily time charter hire rate of $24,000 payable monthly in advance. Pursuant to the charter agreements, the charterer is required to pay us 100% of any trading income in excess of $24,000 per day and up to $25,500 per day and 50% of any trading income in excess of $25,500 per day. The calculation of the excess trading income is based on vessels' actual earnings, calculated and settled on a quarterly basis.

New Senior Secured Credit Facility

        We have accepted a commitment letter from HSH Nordbank AG, or HSH, in which HSH has agreed, subject to certain preconditions, to provide us with a new $295.0 million senior secured credit facility, or our new senior secured credit facility, that consists of a term loan portion and a revolving credit line. The aggregate principal amount committed under the term loan portion is the lesser of $145.0 million or 40.0% of the fair market value of all of our vessels at the date of acceptance of the commitment letter. Amounts borrowed under the term loan portion may be used to finance up to 40% of the purchase price of each of the six double hull product tankers in our fleet and to refinance our existing secured indebtedness under our existing senior secured credit facility incurred in connection with the acquisition of the vessels in our Initial Fleet. Contemporaneously with the closing of the Global Offering, we will borrow $38.5 million in term loans to repay all of the indebtedness under our existing senior secured credit facility. Following the closing of the Global Offering, we will borrow $106.5 million under the term loan to pay a portion of the purchase price of the five double hull product tankers in our fleet. The aggregate principal amount committed under the revolving credit line is $150.0 million. We intend to finance the acquisition of the sixth double hull product tanker with borrowings under the revolving credit line portion of our new senior secured credit facility. Amounts borrowed under the revolving credit line may only be used to fund the purchase price of future vessel acquisitions. We may not borrow amounts under the revolving credit line in connection with the acquisition of a vessel if the aggregate principal amount outstanding under our new senior secured credit facility would exceed 60.0% the market value of the vessels in our fleet after giving effect to such acquisition or our lender determine that our vessels will not produce sufficient revenues to cover our operational expenses and debt service requirements. Our new senior secured credit facility will mature after five years following the initial borrowing date, which date will be the earlier of the initial draw down under the facility or August 2006.

        The $145.0 million term loan portion of our new senior secured credit facility will be payable in ten semi-annual consecutive installments of $1.5 million for the first nine installments and $131.5 million for the final installment. The payment of these installments will commence six months following the initial borrowing date. We have entered into an interest rate swap/collar agreement with the lender for 100.0% of the term loan portion.

        Amounts borrowed under the revolving credit line of our new senior secured credit facility shall be subject to consecutive semi-annual installments, commencing nine months after the respective vessel acquisition in an amount reflecting a 16 year profile down to zero, calculated from the vessel delivery date. However, if at least 60.0% of the amount borrowed under the revolving credit line is repaid after a vessel acquisition, no principal amortization shall be applicable until the date falling 36 months following the closing date and the related amortization schedule shall be amended accordingly. Any unutilized portion of the revolving credit line will terminate after the third anniversary of the finalization of the definitive loan documentation relating to our new senior secured credit facility.

        Amounts borrowed under our new senior secured credit facility shall bear interest at LIBOR plus (a) 1.20% per annum if the ratio of indebtedness to total capitalization is greater than 0.55 to 1.00 or (b) 1.0% per annum if the ratio of our indebtedness to total capitalization is less than or equal to 0.55 to 1.00. Interest on amounts drawn under our new senior secured credit facility shall be payable in arrears in one, two or six month periods or such other period as may be determined by our lender.

        We will be required to set aside on a monthly basis in a retention account an amount equal to one-sixth of the next scheduled payment of principal and interest. However, following each future vessel acquisition and during the six months following the initial borrowing date, the amount required to be set aside will be equal to one-ninth of the next scheduled payment of principal and interest. We will also be required to maintain an earnings account for each vessel in which all the earnings from the vessel shall be deposited.

        We will be required to pay quarterly in arrears on the last day of each fiscal quarter a commitment fee in the amount of 0.40% per annum of the unutilized portion of the revolving credit line commencing on the closing date. We will also be required to pay a non-refundable annual agency fee in amount of $2,500 per vessel per annum. The annual agency fee will be payable on the date we make the first draw down under the revolving credit line and on every annual anniversary thereafter. In addition, we will be required to pay a non-refundable arrangement fee of $1,475,000. $725,000 of the arrangement fee will be paid upon the first draw down made under the term loan portion of the credit facility and $750,000 will be paid upon the earlier of the first draw down or on the termination of the revolving credit line. Following the first payment, in whole or in part, of any amount borrowed under the revolving credit line, we will be required to pay a handling fee of $10,000 on each additional drawing under the revolving credit line.

        For the purposes of determining borrowing availability and compliance with the financial covenants described below, our designated vessels will consist of each of the vessels in our Initial Fleet, the six double hull product tankers in our fleet and such other vessels that we may from time to time include with the approval of our lender, all of which we refer to as our designated vessels. Our obligations under our new senior secured credit facility will be secured by a first priority mortgage on each of our designated vessels, a first priority perfected security on all earnings from and insurances on the designated vessels, a first priority perfected security interest in all of our existing time charters and future time charters in excess of 11 months, a first priority perfected security interest in all equity interests of our vessel owing subsidiaries and a first priority security interest in the retention account and each earnings account. We may grant additional security from time to time in the future.

        Our ability to borrow amounts under the senior secured credit facility will be subject to the execution of definitive documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents.

        Our new senior secured credit facility will contain financial covenants requiring us, among other things, to ensure that:

  •
  the aggregate market value of our designated vessels securing amounts borrowed at all times exceeds 135.0% of the aggregate principal amount of debt outstanding under our new senior secured credit facility;

  •
  the ratio of our indebtedness to total capitalization does not exceed 0.65 to 1.0;

  •
  our subsidiaries and we maintain working capital of no less than $1.0 million;

  •
  we maintain cash and cash equivalents in an amount of no less than the greater of (a) $4.0 million and (b) $500,000 multiplied by the number of vessels in our fleet with more than six months remaining charter employment plus $750,000 multiplied by the number of vessels with less than six months remaining charter employment; and

  •
  our earnings before interest, taxes, depreciation and amortization will at all times on a trailing four-quarter basis exceed the aggregate interest due at a particular period by 3.00 to 1.00.

        Our new senior secured credit facility will also contain customary general covenants that will require us, among other things, to maintain adequate insurance coverage and to obtain the lender's consent before we acquire new vessels, change the flag, class or management of our vessels or enter into a new line of business. In addition, our new senior secured credit facility will include customary events of default, including those relating to a failure to pay principal or interest, a breach of covenant, representation and warranty, a cross-default to other indebtedness and non-compliance with security documents.

        Our new senior secured credit facility will not prohibit us from paying dividends so long as (i) an event of default has not occurred and will not occur as a result of the payment of the dividend or (ii) the aggregate average fair market value of the designated vessels is not less than 135.0% of the total amount borrowed under our new senior secured credit facility from its closing date until the second anniversary thereof, 140.0% therefrom until the third anniversary of that closing date and 145.0% thereafter. If we incur debt under our new senior secured credit facility, however, the amount of cash that we have available to distribute as dividends in a period will be reduced by any interest or principal payments that we are required to make.

Crewing

        The crews for our vessels are arranged by our Managers under the management agreements. Our Drybulk Manager crews our vessels primarily with Greek officers and Philippine or ex-Soviet officers and seamen. The Greek officers are selected and employed directly by our Drybulk Manager, while the rest of the crew is selected and employed through manning agents approved by our Drybulk Manager. Our Tanker Manager crews our vessels primarily with ex-Soviet officers and Filipino seamen.

        The crew manning agents' performance during the period of their contract with our Drybulk Manager is subject to evaluation at the end of each period.

        We believe that the crewing arrangements will ensure that our vessels will be crewed with qualified seamen that have the licenses required by international regulations and conventions.

Permits and Authorizations

        We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew and the age of a vessel. We have been able to obtain all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business.

Environmental and Other Regulations

        Government regulations and laws significantly affect the ownership and operation of our vessels. We are subject to international conventions and national, state and local laws and regulations in effect in the countries in which our vessels may operate or are registered.

        A variety of governmental and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administrations (country of registry), charterers and particularly terminal operators. Certain of these entities require us to obtain permits, licenses and certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels.

        We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with U.S. and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations applicable to us as of the date of this prospectus; however, we have only recently commenced operations. Moreover, as a result of highly publicized vessel accidents in recent years, we believe that the regulation of the shipping industry, particularly in the area of environmental protection, will continue to become more stringent and more expensive for us and our competitors. Because environmental protection laws and regulations are periodically changed and may impose increasingly stricter requirements, future requirements may limit our ability to do business, increase our operating costs, force the early retirement of our vessels and/or affect their resale values, all of which could have a material adverse effect on our financial condition, results of operations and ability to pay dividends.

  International Maritime Organization

        The International Maritime Organization, or IMO (the United Nations agency for maritime safety and the prevention of marine pollution by ships), has adopted the International Convention for the Prevention of Marine Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, which has been updated through various amendments, or the "MARPOL Convention. The MARPOL Convention relates to environmental standards including oil leakage or spilling, garbage management, as well as the handling and disposal of noxious liquids, harmful substances in packaged forms, sewage and air emissions. In March 1992, the IMO adopted regulations that set forth pollution prevention requirements applicable to tankers, which became effective in July 1993. These regulations, which have been adopted by over 150 nations, including many of the jurisdictions in which our tankers operate, provide for, among other things, phase-out of single hull tankers and more stringent inspection requirements; including, in part, that:

  •
  tankers between 25 and 30 years old must be of double hull construction or of a mid-deck design with double-sided construction, unless: (1) they have wing tanks or double-bottom spaces not used for the carriage of oil, which cover at least 30% of the length of the cargo tank section of the hull or bottom; or (2) they are capable of hydrostatically balanced loading (loading less cargo into a tanker so that in the event of a breach of the hull, water flows into the tanker, displacing oil upwards instead of into the sea);

  •
  tankers 30 years old or older must be of double hull construction or mid-deck design with double sided construction; and

  •
  all tankers are subject to enhanced inspections.

        Also, under IMO regulations, a tanker must be of double hull construction or a mid-deck design with double-sided construction or be of another approved design ensuring the same level of protection against oil pollution if the tanker:

  •
  is the subject of a contract for a major conversion or original construction on or after July 6, 1993;

  •
  commences a major conversion or has its keel laid on or after January 6, 1994; or

  •
  completes a major conversion or is a newbuilding delivered on or after July 6, 1996.

        In April 2001, the IMO accelerated its existing timetable for the phase-out of single hull oil tankers which became effective in September 2002. These regulations require the phase-out of most single hull oil tankers by 2015 or earlier, depending on the age of the tanker and whether it has segregated ballast tanks. Under the regulations, the flag state administration may allow for some newer single hull ships registered in its country that conform to certain technical specifications to continue operating until the 25th anniversary of their delivery. Any port state, however, may deny entry of those single hull tankers that are allowed to operate until their 25th anniversary to ports or offshore terminals.

        However, as a result of the oil spill in November 2002 relating to the loss of the m.t. Prestige, which was owned by a company not affiliated with us, in December 2003, the Marine Environmental Protection Committee of the IMO, or MEPC, adopted an amendment to a MARPOL Convention, which became effective in April 2005. The amendment revised an existing regulation 13G accelerating the phase-out of single hull oil tankers and adopted a new regulation 13H on the prevention of oil pollution from oil tankers when carrying heavy grade oil. Under the revised regulation, single hull oil tankers must be phased-out no later than April 5, 2005 or the anniversary of the date of delivery of the ship on the date or in the year specified in the following table:

Category of Oil Tankers	Date or Year

Category 1—oil tankers of 20,000 dwt and above
carrying crude oil, fuel oil, heavy diesel oil or
lubricating oil as cargo, and of 30,000 dwt and
above carrying other oils, which do not comply with
the requirements for protectively located segregated
ballast tanks	April 5, 2005 for ships delivered on April 5, 1982 or earlier; or 2005 for ships delivered after April 5, 1982

Category 2—oil tankers of 20,000 dwt and above
carrying crude oil, fuel oil, heavy diesel oil or
lubricating oil as cargo, and of 30,000 dwt and
above carrying other oils, which do comply with the
protectively located segregated ballast tank
requirements

and

Category 3—oil tankers of 5,000 dwt and above but
less than the tonnage specified for Category 1 and 2
tankers	April 5, 2005 for ships delivered on April 5, 1977 or
earlier
2005 for ships delivered after April 5, 1977 but
before January 1, 1978
2006 for ships delivered in 1978 and 1979
2007 for ships delivered in 1980 and 1981
2008 for ships delivered in 1982
2009 for ships delivered in 1983
2010 for ships delivered in 1984 or later

        Under the revised regulations, the flag state administration may allow for some newer single hull oil tankers registered in its country that conform to certain technical specifications to continue operating until the earlier of the anniversary of the date of delivery of the vessel in 2015 or the 25th anniversary of their delivery. Any port state, however, may deny entry of those single hull oil tankers that are allowed to operate until the earlier of their anniversary date of delivery in 2015 or their 25th anniversary to ports or offshore terminals.

        The MEPC, in October 2004, adopted a unified interpretation to regulation 13G that clarified the date of delivery for tankers that have been converted. Under the interpretation, where an oil tanker has undergone a major conversion that has resulted in the replacement of the fore-body, including the entire cargo carrying section, the major conversion completion date of the oil tanker shall be deemed to be the date of delivery of the ship, provided that:

  •
  the oil tanker conversion was completed before July 6, 1996;

  •
  the conversion included the replacement of the entire cargo section and fore-body and the tanker complies with all the relevant provisions of MARPOL Convention applicable at the date of completion of the major conversion; and

  •
  the original delivery date of the oil tanker will apply when considering the 15 years of age threshold relating to the first technical specifications survey to be completed in accordance with MARPOL Convention.

        In December 2003, the MEPC adopted a new regulation 13H on the prevention of oil pollution from oil tankers when carrying heavy grade oil, or HGO. The new regulation bans the carriage of HGO in single hull oil tankers of 5,000 dwt and above after April 5, 2005, and in single hull oil tankers of 600 dwt and above but less than 5,000 dwt, no later than the anniversary of their delivery in 2008.

        Under regulation 13H, HGO means any of the following:

  •
  crude oils having a density at 15°C higher than 900 kg/m3;

  •
  fuel oils having either a density at 15°C higher than 900 kg/ m3 or a kinematic viscosity at 50°C higher than 180 mm2/s;

  •
  bitumen, tar and their emulsions.

        Under the regulation 13H, the flag state administration may allow continued operation of oil tankers of 5,000 dwt and above, carrying crude oil with a density at 15°C higher than 900 kg/m3 but lower than 945 kg/m3, that conform to certain technical specifications and, in the opinion of the such administration, the ship is fit to continue such operation, having regard to the size, age, operational area and structural conditions of the ship and provided that the continued operation shall not go beyond the date on which the ship reaches 25 years after the date of its delivery. The flag state administration may also allow continued operation of a single hull oil tanker of 600 dwt and above but less than 5,000 dwt, carrying HGO as cargo, if, in the opinion of the such administration, the ship is fit to continue such operation, having regard to the size, age, operational area and structural conditions of the ship, provided that the operation shall not go beyond the date on which the ship reaches 25 years after the date of its delivery.

        The flag state administration may also exempt an oil tanker of 600 dwt and above carrying HGO as cargo if the ship is either engaged in voyages exclusively within an area under the its jurisdiction, or is engaged in voyages exclusively within an area under the jurisdiction of another party, provided the party within whose jurisdiction the ship will be operating agrees. The same applies to vessels operating as floating storage units of HGO.

        Any port state, however, can deny entry of single hull tankers carrying HGO that have been allowed to continue operation under the exemptions mentioned above, into the ports or offshore terminals under its jurisdiction, or deny ship-to-ship transfer of HGO in areas under its jurisdiction except when it is necessary for the purpose of securing the safety of a ship or saving life at sea.

        The IMO has also negotiated international conventions that impose liability for oil pollution in international waters and a signatory's territorial waters. In September 1997, the IMO adopted Annex VI to MARPOL to address air pollution from ships. Annex VI was ratified in May 2004, and became effective in May 2005. Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. The Marshall Islands has ratified Annex VI of MARPOL, which took effect on May 19, 2005. Pursuant to a Marine Notice issued by the Marine Maritime Administrator, as revised in March 2005, ships flagged by the Marshall Islands, and that are subject to Annex VI must, if built before the effective date, obtain an International Air Pollution Prevention Certificate evidencing compliance with Annex VI not later than either the first drydocking after May 19, 2005, or May 19, 2008. All ships subject to Annex VI that are built after May 19, 2005 must have the Certificate. Implementing these requirements may require modifications to the engines or the addition of post-combustion emission controls, or both as well as the use of lower sulfur fuels. We are still evaluating the costs of implementing these requirements but do not expect them to have a material adverse effect on our operating costs. Additional conventions, laws and regulations may be adopted that could adversely affect our ability to operate our vessels.

        The operation of our vessels is also affected by the requirements set forth in the IMO's Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. No vessel can obtain ISM Code certification unless its manager has been awarded a document of compliance under the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this prospectus, each of our vessels is ISM code-certified.

        Many countries have ratified and currently follow the liability plan adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage of 1969, or the 1969 Convention. Under this convention, and depending on whether the country in which the damage results is a party to the 1992 Protocol to the International Convention on Civil Liability for Oil Pollution Damage, a vessel's registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil, subject to certain complete defenses. Under an amendment that became effective in November 2003 for vessels of 5,000 to 140,000 gross tons (a unit of measurement for the total enclosed spaces within a vessel), liability is limited to approximately $6.7 million plus approximately $942 for each additional gross ton over 5,000. For vessels of over 140,000 gross tons, liability is limited to approximately $134.0 million. As the 1969 Convention calculates liability in terms of basket currencies, these figures are based on currency exchange rates on May 19, 2005. Under the 1969 Convention, the right to limit liability is forfeited where the spill is caused by the owner's actual fault; under the 1992 Protocol, a shipowner cannot limit liability where the spill is caused by the owner's intentional or reckless conduct. Vessels trading in jurisdictions that are parties to these conventions must provide evidence of insurance covering the liability of the owner. In jurisdictions where the 1969 Convention has not been adopted, including the United States, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or in a manner similar to that convention. We believe that our protection and indemnity insurance will cover the liability under the plan adopted by the IMO.

  The United States Oil Pollution Act of 1990

        The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States' territorial sea and its two hundred nautical mile exclusive economic zone. Although OPA is primarily directed at oil tankers (which we do not currently operate) and product tankers (which we may acquire), it applies to discharges by non-tanker ships, including drybulk carriers, of fuel oil, or bunkers, used to power such vessels.

        Under OPA, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers. OPA defines these other damages broadly to include:

  •
  natural resources damages and the costs of assessment thereof;

  •
  real and personal property damages;

  •
  net loss of taxes, royalties, rents, fees and other lost revenues;

  •
  lost profits or impairment of earning capacity due to property or natural resources damage; and

  •
  net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

        Title VII of the Coast Guard and Maritime Transportation Act of 2004, or the CGMTA, recently amended OPA to require the owner or operator of any non-tank vessel of 400 gross tons or more, that carries oil of any kind as a fuel for main propulsion, including bunkers, to prepare and submit a response plan for each vessel on or before August 8, 2005. Previous law was limited to vessels that carry oil in bulk as cargo. The vessel response plans include detailed information on actions to be taken by vessel personnel to prevent or mitigate any discharge or substantial threat of such a discharge of ore from the vessel due to operational activities or casualties. We will submit a response plan for each of our vessels, which conforms to the requirements of the CGMTA and OPA.

        OPA limits the liability of responsible parties to the greater of $600 per gross ton or $0.5 million per drybulk carrier that is over 300 gross tons (subject to possible adjustment for inflation). OPA limits the liability of responsible parties to the greater of $1,200 per gross ton or $10 million per tanker that is over 3,000 gross tons per discharge (subject to possible adjustment for inflation). These limits of liability do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities. In addition, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances (other than oil) whether on land or at sea, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels not carrying hazardous substances as cargo or residue, unless the incident is caused by gross negligence, willful misconduct, or a violation of certain regulations, in which case liability is unlimited.

        We currently maintain or will maintain upon delivery of our vessels pollution liability coverage insurance in the amount of $1.0 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation.

        OPA requires owners and operators of all vessels over 300 gross tons, even those that do not carry petroleum or hazardous substances as cargo, to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA. The U.S. Coast Guard has implemented regulations requiring evidence of financial responsibility in the amount of $900 per gross ton, which includes the OPA limitation on liability of $600 per gross ton and the CERCLA liability limit of the greater of $300 per gross ton for vessels not carrying hazardous substances as cargo or residue. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. Under OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA.

        Under the self-insurance provisions, the ship owner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. We have complied with the U.S. Coast Guard regulations by providing a certificate of responsibility from third party entities that are acceptable to the U.S. Coast Guard evidencing sufficient self-insurance.

        The U.S. Coast Guard's regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive insurance policy defenses.

        OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners' responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

  Additional U.S. Environmental Requirements

        The U.S. Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1977 and 1990, or the CAA, requires the U.S. Environmental Protection Agency, or EPA, to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. Our vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas. Our vessels that operate in such port areas are equipped with vapor control systems that satisfy these requirements. The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and/or industrial areas. Several SIPs regulate emissions resulting from vessel loading and unloading operations by requiring the installation of vapor control equipment. As indicated above, our vessels operating in covered port areas are already equipped with vapor control systems that satisfy these requirements. Although a risk exists that new regulations could require significant capital expenditures and otherwise increase our costs, based on the regulations that have been proposed to date, we believe that no material capital expenditures beyond those currently contemplated and no material increase in costs are likely to be required.

        The Clean Water Act, or the CWA, prohibits the discharge of oil or hazardous substances into navigable waters and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties in the case of a discharge of petroleum or hazardous materials into state waters. The CWA complements the remedies available under the more recent OPA and CERCLA, discussed above. Under current regulations of the EPA, vessels are not required to obtain CWA permits for the discharge of ballast water in U.S. ports. However, as a result of a recent U.S. federal court decision, vessel owners and operators may be required to obtain CWA permits for the discharge of ballast water, or they will face penalties for failing to do so. Although the EPA is likely to appeal this decision, we do not know how this matter is likely to be resolved and we cannot assure you that any costs associated with compliance with the CWA's permitting requirements will not be material to our results of operations.

        The National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by ships in foreign ports. NISA established a ballast water management program for ships entering U.S. waters. Under NISA, mid-ocean ballast water exchange is voluntary, except for ships heading to the Great Lakes, Hudson Bay, or vessels engaged in the foreign export of Alaskan North Slope crude oil. However, NISA's exporting and record-keeping requirements are mandatory for vessels bound for any port in the United States. Although ballast water exchange is the primary means of compliance with the act's guidelines, compliance can also be achieved through the retention of ballast water onboard the ship, or the use of environmentally sound alternative ballast water management methods approved by the U.S. Coast Guard. If the mid-ocean ballast exchange is made mandatory throughout the United States, or if water treatment requirements or options are instituted, the costs of compliance could increase for ocean carriers.

        Our operations occasionally generate and require the transportation, treatment and disposal of both hazardous and non-hazardous wastes that are subject to the requirements of the U.S. Resource Conservation and Recovery Act, or RCRA, or comparable state, local or foreign requirements. In addition, from time to time we arrange for the disposal of hazardous waste or hazardous substances at offsite disposal facilities. If such materials are improperly disposed of by third parties, we might still be liable for clean up costs under applicable laws.

  European Union Tanker Restrictions

        In July 2003, in response to the m.t. Prestige oil spill in November 2002, the European Union adopted regulation that accelerates the IMO single hull tanker phase-out timetable. Under the regulation no oil tanker is allowed to operate under the flag of a EU member state, nor shall any oil tanker, irrespective of its flag, be allowed to enter into ports or offshore terminals under the jurisdiction of a EU member state after the anniversary of the date of delivery of the ship in the year specified in the following table, unless such tanker is a double hull oil tanker:

Category of Oil Tankers	Date or Year

Category 1—oil tankers of 20,000 dwt and above
carrying crude oil, fuel oil, heavy diesel oil or
lubricating oil as cargo, and of 30,000 dwt and
above carrying other oils, which do not comply with
the requirements for protectively located segregated
ballast tanks	2003 for ships delivered in 1980 or earlier 2004 for ships delivered in 1981 2005 for ships delivered in 1982 or later

Category 2—oil tankers of 20,000 dwt and above
carrying crude oil, fuel oil, heavy diesel oil or
lubricating oil as cargo, and of 30,000 dwt and
above carrying other oils, which do comply with the
protectively located segregated ballast tank
requirements

and

Category 3—oil tankers of 5,000 dwt and above but
less than the tonnage specified for Category 1 and 2
tankers	2003 for ships delivered in 1975 or earlier
2004 for ships delivered in 1976
2005 for ships delivered in 1977
2006 for ships delivered in 1978 and 1979
2007 for ships delivered in 1980 and 1981
2008 for ships delivered in 1982
2009 for ships delivered in 1983
2010 for ships delivered in 1984 or later

        Furthermore, under the regulation, all oil tankers of 5,000 dwt or less must comply with the double hull requirements no later than the anniversary date of delivery of the ship in the year 2008. The regulation, however, provides that oil tankers operated exclusively in ports and inland navigation may be exempted from the double hull requirement provided that they are duly certified under inland water legislation.

        The European Union, following the lead of certain European Union nations such as Italy and Spain, as of October 2003, has also banned all single hull tankers of 600 dwt and above carrying HGO, regardless of flag, from entering or leaving its ports or offshore terminals or anchoring in areas under its jurisdiction. Commencing in 2005, certain single hull tankers above 15 years of age will also be restricted from entering or leaving European Union ports or offshore terminals and anchoring in areas under European Union jurisdiction.

        The European Union is also considering legislation that would: (1) ban manifestly sub-standard vessels (defined as those over 15 years old that have been detained by port authorities at least twice in a six-month period) from European waters and create an obligation of port states to inspect vessels posing a high risk to maritime safety or the marine environment and (2) provide the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies. It is impossible to predict what legislation or additional regulations, if any, may be promulgated by the European Union or any other country or authority.

  Vessel Security Regulations

        Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast

Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter came into effect in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code, or ISPS Code. Among the various requirements are:

  •
  on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

  •
  on-board installation of ship security alert systems;

  •
  the development of vessel security plans; and

  •
  compliance with flag state security certification requirements.

        The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board a valid International Ship Security Certificate that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

  Inspection by Classification Societies

        Every seagoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

        The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

        For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

  •
  Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

  •
  Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

  •
  Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship's hull, machinery, including the electrical plant and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five year cycle. At an owner's application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

        All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

        Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the ship owner within prescribed time limits.

        Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies. All our vessels are certified as being "in class." The two Handymax drybulk carriers, the Electra I and the Ekavi I, are classed by American Bureau of Shipping, and the six double hull product tankers in our fleet are certified by American Bureau of Shipping and Den Norske Veritas. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts and memoranda of agreement. If the vessel is not certified on the scheduled date of closing, we have no obligation to take delivery of the vessel.

Risk of Loss and Liability Insurance

  General

        The operation of any vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.

        While we maintain, or will maintain upon delivery of our vessels, hull and machinery insurance, war risks insurance, protection and indemnity coverage, increased value insurance and freight, demurrage and defense coverage, and our Managers will maintain loss of hire insurance for all of our vessels for the term of each vessel's charter in amounts that we believe to be prudent to cover normal risks in our operations, we may not be able to achieve or maintain this level of coverage throughout a vessel's useful life. While we intend to continue to carry loss of hire insurance to cover our fleet, we may not be able to maintain this coverage at reasonable rates and may determine to cease this coverage. Furthermore, while we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

  Hull and Machinery and War Risks Insurance

        We maintain, or will maintain upon delivery of our vessels, marine hull and machinery and war risks insurance, which covers the risk of actual or constructive total loss, for all of our vessels. Our vessels are, or will be upon delivery, each covered up to at least fair market value with deductibles of $75,000 per vessel per incident. We also maintain increased value coverage for each of our vessels. Under this increased value coverage, in the event of total loss of a vessel, we are entitled to recover amounts not recoverable under our hull and machinery policy due to under-insurance.

  Loss of Hire Insurance

        Our Managers maintain or will maintain upon delivery of our vessels, insurance against loss of hire for each of our vessels currently operating under a time charter or a voyage charter for the term of the charter. This insurance generally provides coverage against business interruption for periods of more than 14 days following a loss under our hull and machinery policy or other business interruption. Our loss of hire insurance provides coverage for each covered vessel for up to 90 days during any calendar year.

  Protection and Indemnity Insurance

        Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Clubs, which insure our third party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or Clubs. Subject to the capping discussed below, our coverage, except for pollution, is unlimited.

        Our current protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The thirteen P&I Clubs that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities.

        The International Group of P&I Clubs exists to arrange collective insurance and reinsurance for P&I Clubs, to represent the views of shipowners and charterers who belong to those Clubs on matters of concern to the shipping industry and to provide a forum for the exchange of information. Each of the constituent P&I Clubs is an independent, non-profit making mutual insurance association or Club, providing cover for its shipowner and charterer members against liabilities of their respective businesses. Each Club is controlled by its members through a board of directors (or Committee) elected from the membership; the Board (or Committee) retains responsibility for strategic and policy issues but delegates to full-time managers the technical running of the Club.

        Although the Clubs compete with each other for business, they have found it beneficial to pool their larger risks under the auspices of the International Group. This pooling is regulated by a contractual agreement which defines the risks that are to be pooled and exactly how these are to be shared between the participating Clubs. The pool provides a mechanism for sharing all claims in excess of $5.0 million up to a limit of about $4.25 billion. For a layer of claims between $50.0 million and $2.03 billion the International Group's Clubs purchase reinsurance from the commercial market. The pooling system provides participating Clubs with reinsurance protection at cost to much higher levels than would normally be available in the commercial reinsurance market.

        As a member of a P&I Club, which is a member of the International Group, we are subject to calls payable to the associations based on the group's claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Club comprising the International Group.

Competition

        Our business fluctuates in line with the main patterns of trade of the major drybulk cargoes and varies according to changes in the supply and demand for these items. We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation as an owner and operator. We compete with other owners of drybulk carriers in the Panamax and smaller class sectors and with owners of Handymax and Panamax product tankers. According to Drewry and Gibson, ownership of drybulk carriers and product tankers is highly fragmented and is divided among approximately 1,400 independent drybulk carrier owners and approximately 350 independent product tanker owners.

Legal Proceedings

        We have not been involved in any legal proceedings which may have, or have had a significant effect on our business, financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our business, financial position, results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. We expect that these claims would be covered by insurance, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Properties

        We do not own any real property. Other than our vessels, we do not own any material property.

Exchange Controls

        Under Marshall Islands and Greek law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common stock.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages and positions of our directors, executive officers and key employees. Our board of directors is elected annually on a staggered basis, and each director elected holds office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected.

Name	Age	Position
Robert J. Flynn*	53	Chairman and Class A Director
Georgios Kassiotis	34	President, Chief Executive Officer and Class C Director
Charilaos Loukopoulos	37	Executive Vice President, Chief Operating Officer, General Counsel and Class C Director
Gregory McGrath	55	Chief Financial Officer
Nicolas Borkmann*	43	Class B Director
Dr. Chiang Hai Ding*	67	Class A Director
Kevin Harding*	46	Class C Director
Shariq Azhar*	51	Class A Director
Matthew W. McCleery**	35	Class B Director

*
Has agreed to serve on our board of directors upon consummation of the Global Offering.

**
Has agreed to serve on our board of directors upon the effectiveness of the registration statement of which this prospectus is a part.

        The term of our Class A directors expires in 2007, the term of our Class B directors expires in 2008 and the term of our Class C directors expires in 2009.

        Biographical information with respect to each of our directors, executives and key personnel is set forth below.

        Robert J. Flynn (Chairman and Class A Director) has agreed to serve as our Chairman and Director effective as of the closing of the Global Offering. Since 2000, Mr. Flynn has been the president of Mallory Jones Lynch Flynn & Assoc. Inc., or MJLF. Mr. Flynn joined MJLF in 1979 and has been involved in all aspects of oil tanker chartering, sales and purchase, new building contracting and special project related business. Although we do not currently do business with MJLF, we may enter into transactions with MJLF or engage MJLF for brokerage services. From 1987 to 1999, Mr. Flynn served on the board of directors of Association of Shipbrokers and Agents, or ASBA, and from 1995 to 1997 was the president of ASBA. Mr. Flynn worked also at Maritime Overseas Corporation from 1991 to 1992. From 1974 to 1979, Mr. Flynn served as a commissioned officer with the U.S. Coast Guard. He is a member of The American Bureau of Shipping, and serves as a Director of the Coast Guard Foundation. Mr. Flynn holds a bachelor degree from the U.S. Coast Guard Academy.

        Georgios Kassiotis (President, Chief Executive Officer and Class C Director) has served as our President, Chief Executive Officer and Director since our inception in February 2005. Prior to joining us, since 1996 Mr. Kassiotis was the commercial director of our Drybulk Manager and since 1999 he led, as a senior executive director, the development of our Drybulk Manager's business and oversaw its growth and expansion. In this capacity Mr. Kassiotis has been responsible for vessel sale and purchase, project development, financing and other transactions effected by other shipowning affiliates of our Drybulk Manager, including the development of Horizon Tankers Ltd., which contracted twelve newbuilding product tankers since 2002. Mr. Kassiotis comes from a shipping family and has been involved in various sectors of the shipping industry, under the family business for 15 years. Mr. Kassiotis graduated from the Universite de Paris, Pantheon—Sorbonne, France in 1993, where he studied international business law, and holds a Masters degree in law from the University of London, England.

        Charilaos Loukopoulos (Executive Vice President, Chief Operating Officer, General Counsel and Class C Director) has served as our Executive Vice President, Chief Operating Officer, General Counsel and Director since our inception in February 2005. Prior to joining our Company, since 1996, Mr. Loukopoulos was employed by our Drybulk Manager where he acted as a general counsel and Insurance and Claims Director. In this capacity, Mr. Loukopoulos was responsible for the administrative and legal supervision of all of our Drybulk Manager's departments, overseeing all the Drybulk Manager's operations. Prior to that, after being admitted to the Athens Bar Association in 1993, Mr. Loukopoulos worked as an attorney in a shipping law firm based in Piraeus. He has lectured on Shipping law and Vessel Sale & Purchase Contracts at the Institute of Chartered Shipbrokers' Greek branch. He graduated from the University of Thessaloniki, Greece in 1992, having studied law and holds a Masters degree in Shipping law from the University of Southampton, England.

        Gregory A. McGrath (Chief Financial Officer) served as Vice President of Finance and Administration at American Eagle Tankers, Inc., Ltd., an Aframax and VLCC owner and operator, from 1995 to 2004 and as Vice President of Public Affairs from 2004 to 2005. Mr. McGrath served in a similar capacity with Marine Transport Lines, Inc. from 1990 to 1995. Prior to that, Mr. McGrath spent 16 years with Mobil Oil Corporation in various financial, shipping and supply and distribution positions. Mr. McGrath is a director of Shoreline Mutual Insurance Co. and several subsidiaries of American Eagle Tankers, Inc., Ltd. Mr. McGrath holds a Bachelor of Arts degree from Fairfield University, Connecticut and holds and a Masters in Business Administration degree from Pace University, New York.

        Dr. Chiang Hai Ding (Class A Director) has agreed to serve as a Director effective as of the closing of the Global Offering. From 1995 to 2002, Dr. Chiang Hai Ding worked at Neptune Orient Lines Ltd. as an economic advisor to the Chairman and the Chief Executive Officer. Since 2001, he has served as an executive director at Singapore Action Group of Elders Counseling Center, a voluntary organization for the elderly. Dr. Chiang Hai Ding served as Singapore Ambassador to Germany, European Union, Russia, Egypt from 1978 to 1994 and to Malaysia from 1971 to 1973. Dr. Chiang Hai Ding was an elected member of the Singapore Parliament where he served from 1970 to 1984. From 1973 to 1978 Dr. Chiang Hai Ding worked at Citibank and was a university lecturer from 1963 to 1971. Dr. Chiang Hai Ding is a member of the board of directors of Swissco International Limited. Dr. Chiang Hai Ding holds a graduate diploma from Simon Freaser University, Canada, a doctorate from the Australia National University and a bachelors degree from the Singapore University. Dr. Chiang Hai Ding's son is an employee of the Singapore affiliate of Ernst & Young Global. Ernst & Young (Hellas) Certified Auditors Accountants S.A., our independent auditors, and the Singapore affiliate of Ernst & Young Global are members of the Ernst & Young Global network. Dr. Chiang Hai Ding has confirmed to us that his son is not a partner of the Singapore affiliate of Ernst & Young Global. Dr. Chiang Hai Ding has advised us that his son is not and will not be directly or indirectly involved in providing any services to us during his employment at the Singapore or any other affiliate of Ernst & Global for so long as Dr. Chiang Hai Ding remains our director.

        Nicolas Borkmann (Class B Director) has agreed to serve as a Director effective as of the closing of the Global Offering. Mr. Borkmann has been a senior shipbroker at ACM Shipping Ltd., London, since 2000 where his responsibilities include competitive shipbroking for tankers both in respect of chartering of all sizes, as well as in the S&P market for large ships, and the wet freight derivative broking activities of ACM. Prior to joining ACM, Mr. Borkmann was a commercial director of Frachtcontor

Junge & Co, Hamburg from 1996 to 1999, where he was responsible for shipbroking for tankers and commercial management and chartering of tankers and combination carriers.

        Kevin Harding (Class C Director) has agreed to serve as a Director effective as of the closing of the Global Offering. Mr. Harding is currently acting as a consultant within the shipping industry. From 1992 to 2005, he was the Senior Vice President of Star Reefers UK Ltd., a Siem Industries company, responsible for chartering and sale and purchases of vessels and overseeing operations and financial management. From 1978 to 1992 Mr. Harding served as a manager with Associated Container Transportation Limited (London), where he managed international trade operations.

        Shariq Azhar (Class A Director) has agreed to serve as a Director effective as of the closing of the Global Offering. Mr. Azhar is currently the Director General of Injaz Mena Investment Company where he is in charge of establishing a full service investment bank. Mr. Azhar was previously a Managing Director of ECMG Advisors until August 2005 and was the Executive Vice President of Abu Dhabi Commercial Bank from 2002 to 2004 where he was in charge of establishing the primary line divisions in the Corporate Banking Group. From 2000 to 2002, Mr. Azhar was the head of Corporate Banking for the Central Region where he managed the firm's principal business unit. Mr. Azhar holds a Bachelor of Science degree from the University of Salford and holds a Masters in Business Administration degree from the Stern School of Business at New York University.

        Matthew W. McCleery (Class B Director) has agreed to serve as a Director effective as of the date of the effectiveness of the registration statement of which this prospectus is a part. Since 2000, Mr. McCleery has been the president of Marine Money International, a provider of maritime finance transactional information and maritime company analyses. He joined Marine Money International in 1997 as a managing editor. Mr. McCleery also serves as a managing director of Marine Money Consulting Partners, the financial advisory and consulting company that provides shipowners with advisory services in capital raising, debt financing and business combination transactions. Mr. McCleery serves on the board of directors of FreeSeas, Inc., a bulk shipping company, which is also a publicly traded company with securities registered under the Securities Exchange Act of 1934. A possible conflict of interest may arise between the interests of FreeSeas and our interests. Mr. McCleery holds a juris doctor degree from the University of Connecticut School of Law.

Committees of the Board of Directors

        Immediately after the effectiveness of the registration statement of which this prospectus is a part, we will establish an audit committee. Our audit committee will be comprised of three independent members who will be responsible for reviewing our accounting controls and recommending to the board of directors the engagement of our outside auditors. The initial member of the audit committee will be Mr. McCleery. Messrs. Borkmann and Harding will be appointed to the audit committee upon the closing of the Global Offering. In addition, upon the closing of the Global Offering, we will establish a compensation committee that will be comprised of at least two independent members of our board of directors which will be responsible for establishing executive officers' compensation and benefits. The initial members of our compensation committee will be Messrs. Borkmann, Harding and Loukopoulos.

Corporate Governance Practices

        We have certified to Nasdaq that our corporate governance practices are in compliance with, and are not prohibited by, the laws of the Marshall Islands. Therefore, we are exempt from many of Nasdaq's corporate governance practices other than the requirements regarding the disclosure of a going concern audit opinion, submission of a listing agreement, notification of material non-compliance with Nasdaq corporate governance practices and the establishment and composition of an audit committee and a formal written audit committee charter. The practices that we follow in lieu of Nasdaq's corporate governance rules are as follows:

  •
  Following the closing of the Global Offering, we will have a board of directors with a majority of independent directors which holds at least one annual meeting at which only independent directors are present, consistent with Nasdaq corporate governance requirements. We are not required under Marshall Islands law to maintain a board of directors with a majority of independent directors, and we cannot guarantee that we will always in the future maintain a board of directors with a majority of independent directors.

  •
  In lieu of a nomination committee comprised of independent directors, our board of directors will be responsible for identifying and recommending potential candidates to become board members and recommending directors for appointment to board committees. Shareholders may also identify and recommend potential candidates to become board members in writing. No formal written charter has been prepared or adopted because this process is outlined in our bylaws.

  •
  In lieu of obtaining an independent review of related party transactions for conflicts of interests, consistent with Marshall Islands law requirements, our bylaws require any director who has a potential conflict of interest to identify and declare the nature of the conflict to our board of directors at the next meeting of the board of directors. Our bylaws additionally provide that related party transactions must be approved by independent and disinterested directors.

  •
  In accordance with Marshall Islands law, we will not be required to obtain any further consent if we choose to issue additional securities.

  •
  As a foreign private issuer, we are not required to solicit proxies or provide proxy statements to Nasdaq pursuant to Nasdaq corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law and as provided in our bylaws, we will notify our shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting. In addition, our bylaws provide that shareholders must give us between 150 and 180 days advance notice to properly introduce any business at a meeting of the shareholders. Our bylaws also provide that shareholders may designate a proxy to act on their behalf (in writing or by telephonic or electronic means as approved by our board from time to time).

        Other than as noted above, we are in full compliance with all other applicable Nasdaq corporate governance standards.

Board Conflict of Interest Policy

        Our board of directors has adopted a policy requiring directors to disclose potential conflicts of interest and to take the necessary steps to resolve the same, including not using or divulging any of our proprietary information, abstaining from voting, attending meetings, participating or engaging in discussions about transactions in which they have a financial interest.

Compensation of Directors and Executive Officers

        The aggregate annual compensation paid to our executive officers, Messrs. Kassiotis, Loukopoulos and McGrath, was $643,182 for the period from February, 28, 2005 (date of inception) through December 31, 2005. Non-employee directors will receive annual compensation in the aggregate amount of $30,000 plus reimbursement of their out-of-pocket expenses. In lieu of any other compensation, Mr. Robert J. Flynn, the Chairman of our board of directors, will receive annual compensation in the amount of $150,000. Executive officers who also serve as directors will not receive additional compensation for their services as directors. We do not have a retirement plan for our executive officers or directors. Messrs. Kassiotis, Loukopoulos and McGrath will be parties to employment agreements with us. See "—Employment Agreements" in this section.

Equity Incentive Plan

        We expect to adopt an equity incentive plan, or the Plan, which will entitle our officers, key employees and directors to receive options to acquire Class A common stock. Under the Plan, a total of 1.5 million shares of Class A common stock will be reserved for issuance. The Plan will be administered by our board of directors. Under the terms of the Plan, our board of directors would be able to grant new options exercisable at a price per share to be determined by our board of directors. We expect that the exercise price of initially issued options will be equal to the average daily closing price for our Class A common stock over the 20 trading days following the closing of the Global Offering. Under the terms of the Plan, no options would be able to be exercised until at least two years after the closing of the Global Offering. Any shares received on exercise of the options would not be able to be sold until three years after the closing of the Global Offering. All options will expire ten years from the date of grant. The Plan will expire ten years from the closing of the Global Offering.

Employment Agreements

        We expect to enter into new employment contracts prior to the closing of the Global Offering with our President and Chief Executive Officer, Mr. Kassiotis, our Chief Operating Officer, Mr. Loukopoulos, and our Chief Financial Officer, Mr. McGrath. We expect that these employment agreements will have a term of up to five years unless terminated earlier in accordance with the terms of such agreements.

PRINCIPAL SHAREHOLDER

        The following table sets forth information regarding our sole shareholder.

Title of Class	Identity of Person or Group	Number of Shares Owned	Percent of Class before Offering	Percent of Class after Offering(2)
Class A Common Stock, par value $0.01	ONE Holdings(1)	10,000	100%	0.1%
	Georgios Kassiotis(1)	10,000	100%	0.1%
Class B Common Stock, par value $0.01	ONE Holdings(1)	3,140,000	100%	100%
	Georgios Kassiotis(1)	3,140,000	100%	100%

(1)
Our President and Chief Executive Officer, Mr. Kassiotis, beneficially owns these shares indirectly through ONE Holdings. Mr. Kassiotis is the sole shareholder of ONE Holdings.

(2)
Assumes the underwriters will not exercise their over-allotment option.

RELATED PARTY TRANSACTIONS

Compensation of Directors and Executive Officers

        Our directors and executive officers receive compensation in connection with their services to us as described under the heading "Management."

Registration Rights Agreement

        We intend to enter into a registration rights agreement immediately prior to the closing of the Global Offering with our current sole shareholder which is wholly-owned by Mr. Kassiotis, pursuant to which our current sole shareholder will have the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreement to which our current sole shareholder is a party, to require us to register under the Securities Act our Class A common stock held by it. Under the registration rights agreement, our current sole shareholder will have the right to request us to register the sale of Class A common stock held by it and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, our current sole shareholder will have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by other shareholders or initiated by us. Our current sole shareholder owns 10,000 shares of Class A common stock that will be entitled to these registration rights. ONE Holdings also owns 3,140,000 shares of Class B common stock that may, subject to certain conditions, be converted into Class A common stock that will be entitled to these registration rights.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of the Global Offering, we will have 15,150,000 shares of common stock outstanding, which will consist of 12,010,000 shares of Class A common stock and 3,140,000 shares of Class B common stock. Of these shares, the 12,000,000 shares of Class A common stock sold in the Global Offering or 13,800,000 shares of Class A common stock assuming the underwriters exercise their over-allotment option in full will be freely transferable in the United States without restriction under the Securities Act, except for any shares of Class A common stock acquired by one of our "affiliates" as defined under Rule 144. Immediately after consummation of the Global Offering, our current sole shareholder will own 10,000 shares of Class A common stock and 3,140,000 shares of Class B common stock which were acquired in private transactions not involving a public offering and these shares are therefore treated as "restricted securities" for purposes of Rule 144. The restricted securities held by our current sole shareholder will be subject to the underwriters' 180-day lock-up agreement as described below. Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act.

        As a general matter Rule 144 will not be available for the shares of Class B common stock until they convert to shares of Class A common stock. In general, under Rule 144 as currently in effect, a person or persons whose shares of Class A common stock are aggregated who owns shares that were acquired from the issuer or an affiliate at least one year ago would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Class A common stock, which will be approximately 120,100 shares immediately after the Global Offering, or (ii) an amount equal to the average weekly reported volume of trading in shares of Class A common stock on all national securities exchanges and/or reported through the automated quotation system of registered securities associations during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us. A person or persons whose shares of Class A common stock are aggregated, and who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding the sale may sell restricted securities in reliance on Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which the same restricted securities were acquired from us or one of our affiliates. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

        We and our current sole shareholder have entered into agreements with the U.S. underwriters which, subject to certain exceptions, generally restrict us and our executive officers, directors and our current sole shareholder from directly or indirectly offering, selling, pledging, hedging or otherwise disposing of our common stock, any options or warrants to purchase our common stock or any security that is convertible into or exercisable or exchangeable for our common stock and from engaging in certain other transactions relating to such securities for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc. and J.P. Morgan Securities Inc. However, Jefferies & Company, Inc. and J.P. Morgan Securities Inc. may, in their sole discretion and at any time or from time to time before the expiration of the 180-day lock-up period, without notice, release all or any portion of the securities subject to these agreements. There are no existing agreements with Jefferies & Company, Inc. and J.P. Morgan Securities Inc. providing consent to the sale of shares prior to the expiration of the lock-up period.

        We will enter into a registration rights agreement immediately prior to the closing of the Global Offering with our current sole shareholder pursuant to which we will grant it, its affiliates and certain of its transferees, the right, under certain circumstances and subject to certain restrictions, including restrictions included in the lock-up agreements described above, to require us to register under the

Securities Act 10,000 shares of our Class A common stock held by it prior to the expiration of the subordination period. 13,810,000 shares of our Class A common stock, assuming the underwriters exercise their over-allotment option in full, when registered under any registration statement, will be available for sale in the open market unless restrictions apply. See "Related Party Transactions—Registration Rights Agreement." In addition, all of these shares would be available for sale into the public market after one year pursuant to Rule 144, Regulation S and other exemptions under the Securities Act, as described above.

        As a result of the lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as mentioned above, as follows:

Days After the Date of this Prospectus	Number of Shares of Class A Common Stock Eligible for Sale	Comment
Date of prospectus	None	Shares not locked up and eligible for sale freely or under Rule 144
180 days(1)	10,000	Lock-up released; shares eligible for sale under Rule 144

(1)
Assuming the lock-up period is not extended or terminated in accordance with the terms of the lock-up agreements.

Days After the Date of this Prospectus	Number of Shares of Class B Common Stock Eligible for Sale	Comment
Date of prospectus	None	Shares not locked up and eligible for sale freely or under Rule 144
180 days(1)	3,140,000	Lock-up released; shares eligible for sale under Rule 144

(1)
Assuming the lock-up period is not extended or terminated in accordance with the terms of the lock-up agreements.

        Prior to the Global Offering, there has been no public market for our Class A common stock, and no prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of our Class A common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, including shares issued upon the exercise of options that may be granted under any employee stock option or employee stock award plan of ours, or the perception that those sales may occur, could adversely affect prevailing market prices for our Class A common stock.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our Amended and Restated Articles of Incorporation and bylaws that will be in effect immediately prior to the consummation of the Global Offering. We refer you to our Amended and Restated Articles of Incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

        Our purpose, as stated in our Amended and Restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our Amended and Restated Articles of Incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

        Under our Amended and Restated Articles of Incorporation, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, divided into 75,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock, and 25,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, 10,000 shares of Class A common stock, 3,140,000 shares of Class B common stock and no preferred stock were issued and outstanding. Upon consummation of the Global Offering, we will have outstanding 13,810,000 shares of Class A common stock, 3,140,000 shares of Class B common stock and no shares of preferred stock, assuming the underwriters' over-allotment option is exercised in full. All of our shares of stock are in registered form.

Share History

        On March 2, 2005, we issued 3,000,000 shares of common stock to our current sole shareholder, ONE Holdings, in connection with our initial capitalization. On March 16, 2006, we declared a reverse stock split and issued 1 Class A common share for every 300 shares of the then outstanding common stock of 3,000,000 shares owned by our current sole stockholder. Following this reverse stock split the total issued and outstanding common stock was 10,000 Class A common shares, par value $0.01 per share. On March 16, 2006, the Company also declared a stock split in the form of a stock dividend and issued 314 Class B common shares for each Class A common share outstanding. Following this stock dividend, 10,000 Class A common shares and 3,140,000 Class B common shares were issued and outstanding.

Class A Common Stock

        Under our Amended and Restated Articles of Incorporation, during the subordination period, we may not pay dividends to the holders of our Class B common stock unless we have paid the holders of our Class A common stock dividends per quarter in specified amounts. For purposes of determining the extent to which our Class B common stock is subordinated, our Class A common stock will accrue arrearages during the subordination period. See below under "—Class B Common Stock." We expect to pay dividends on our Class A common stock in accordance with our dividend policy. See "Dividend Policy."

Class B Common Stock

        All of our shares of Class B common stock, which we sometimes refer to as our subordinated shares in this section of the prospectus, are owned by our current sole shareholder, ONE Holdings, an entity wholly-owned by our president and chief executive officer, Mr. Georgios Kassiotis. Under our Amended and Restated Articles of Incorporation, during the subordination period, our subordinated shares may not receive any dividends until after our Class A common shares have received a quarterly dividend of $0.50 per share from our operating surplus (as defined below), which we call our base dividend, and any arrearages from prior quarters. Our subordinated shares will not accrue arrearages. Our subordinated shares will convert to Class A common shares on a one-for-one basis after the expiration of the subordination period as discussed below under "—Dividends—Subordination Period." Except as described below with respect to the payment of dividends, voting rights and the right of Class B common stock to be converted into Class A common stock, our Class A and Class B common stock are identical with respect to their rights and privileges.

Dividends

        Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependant upon our financial condition, our operations, our cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The BCA generally prohibits the payment of dividends other than from paid-in capital in excess of par value and our earnings or while we are insolvent or would be rendered insolvent on paying the dividend. In the discussion below, we refer to the quarterly dividend of $0.50 per share as our base dividend.

        Until the subordination period ends, all dividends paid to shareholders will be treated as either a dividend from operating surplus or a liquidating dividend. Our board of directors will treat all dividends as coming from operating surplus until the sum of all dividends paid since the closing of the Global Offering equals the amount of operating surplus as of the most recent date of determination. Our undistributed operating surplus at any point in time will be our operating surplus accumulated since the closing of the Global Offering less all dividends from operating surplus paid since the closing of the Global Offering. We will treat dividends paid from any amount in excess of our operating surplus as liquidating dividends.

        We will pay dividends on our Class A common and subordinated shares from operating surplus, if any, for any quarter during the subordination period, in the following manner:

        first, 100% to all shares of Class A common stock, pro rata, until they receive $0.50 per share;

        second, 100% to all shares of Class A common stock, pro rata, until they have received any unpaid arrearages in the $0.50 per share base dividend for prior quarters;

        third, 100% to all subordinated shares, pro rata, until they have received $0.50 per share; and

        after that, 100% to all Class A common and subordinated shares, pro rata, as if they were a single class.

        Subordinated shares will not be entitled to any arrearages. Liquidating dividends will be paid equally with respect to each Class A common and subordinated share. We do not expect to pay liquidating dividends.

  Operating Surplus

        Operating surplus means:

  •
  $5.0 million (which may be increased to $10.0 million as described below); plus

  •
  all of our cash receipts after the completion of the Global Offering, excluding cash receipts from (1) borrowings, (2) sales of equity and debt securities, (3) capital contributions, (4) corporate reorganizations or restructurings, (5) the termination of interest rate swap agreements, (6) sales or other dispositions of vessels (except to the extent the proceeds from such dispositions exceed the initial purchase price or contributed value of the vessel subject to the disposition, which excess amount shall be treated as operating surplus) and (7) sales or other dispositions of other assets other than in the normal course of business; plus

  •
  interest paid on debt incurred and cash dividends paid on equity securities issued by us, in each case, to finance all or any portion of the construction, replacement or improvement of a capital asset such as vessels (other than our contracted fleet) during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date that it is abandoned or disposed of; plus

  •
  interest paid on debt incurred and cash dividends paid on our equity securities issued by us, in each case, to pay the construction period interest on debt incurred, or to pay construction period dividends on our equity issued, to finance the construction projects described in the immediately preceding bullet; less

  •
  all of our cash expenditures after the completion of the Global Offering, including, but not limited to operating expenses, interest payments and taxes, but not (1) the repayment of borrowings, (2) the repurchase of debt and equity securities, (3) interest rate swap termination costs, (4) expenses and taxes related to borrowings, sales of equity and debt securities, capital contributions, corporate reorganizations or restructurings, the termination of interest rate swap agreements, sales or other dispositions of vessels, and sales or dispositions of other assets other than in the normal course of business, (5) capital expenditures and (6) payment of dividends, such expenditures are hereinafter referred to as Operating Expenditures; less

  •
  cash capital expenditures incurred after the completion of the Global Offering to maintain our vessels and other assets including drydocking, replacement of equipment on the vessels, repairs and similar expenditures, but excluding capital expenditures for or related to the acquisition of additional vessels, and including capital expenditures for replacement of a vessel as a result of damage or loss prior to normal retirement, net of any insurance proceeds, warranty payments or similar property not treated as cash receipts for this purpose, such capital expenditures are hereinafter referred to as Maintenance Capital Expenditures; less

  •
  the amount of cash reserves established by our board of directors for future (1) Operating Expenditures and (2) Maintenance Capital Expenditures;

        provided, however, that operating surplus shall not be lower than zero.

        The $5.0 million amount in the first bullet point above may be increased by our board of directors to $10.0 million only if our board determines such increase is necessary to allow it to pay all or part of the base dividend on our common shares. The $5.0 million amount cannot be increased in any period in which a dividend on subordinated shares is paid. When the term "interest" is used in the bullets above, it includes periodic payments made by us under interest rate swap agreements.

        As described above, our operating surplus, for determining whether we are paying ordinary dividends or liquidating dividends, does not reflect only cash on hand that is generated from our operations. For example, it includes a provision that will enable us to pay, under circumstances described above, a dividend from our operating surplus of up to $10.0 million of cash we receive from non-operating sources, such as asset sales, issuances of securities and borrowings. In addition, the effect of including, as described above, certain dividends on equity securities or interest payments on debt, related to the construction, replacement or improvement of an asset in operating surplus would be to increase our operating surplus by the amount of any such dividends or interest payments. As a result, we may also pay dividends from our operating surplus up to the amount of any such dividends or interest payments from cash we receive from non-operating sources.

        We expect, in return for the fee we will pay our Managers for the technical management of our vessels, our Managers will be responsible for all maintenance capital expenditures for our vessels other than extraordinary items described in our management agreement. That fee will be treated as an operating expenditure and deducted in determining our operating surplus. As a result, we would not expect to separately deduct a maintenance capital expenditure so long as we continue our existing arrangement with our Managers or a similar arrangement regarding technical services for our vessels.

        Our Amended and Restated Articles of Incorporation provide that the construction or application of the definition of operating surplus may be adjusted in the case of any particular transaction or matter or type of transaction or matter if our board of directors, with the concurrence of our audit committee, is of the opinion that the adjustment is necessary or appropriate to further the overall purpose and intent of the definition of operating surplus.

  Liquidating Dividends

        In general, liquidating dividends will only be generated from:

  •
  borrowings;

  •
  sales of debt and equity securities;

  •
  sales or other dispositions of vessels (except to the extent the proceeds from such dispositions are treated as operating surplus in accordance with clause (6) of the second bullet point under "—Operating Surplus" above); and

  •
  sales or other dispositions of other assets, other than assets sold in the ordinary course of business.

        We do not expect to pay liquidating dividends.

  Class A Common Share Arrearages

        In general, to the extent that during the subordination period our Class A common shares do not receive dividends from operating surplus each quarter in an amount at least equal to the base dividend, a Class A common share arrearage will accrue in the amount of the shortfall. If we sell Class A common shares when any Class A common share arrearage exists, then the aggregate amount of the Class A common share arrearage shall be deemed increased so that the amount of the arrearage per Class A common share after the sale shall be the same as the arrearage per Class A common share before the sale.

  Adjustment of Base Dividend Amounts

        The base dividend amounts are subject to downward adjustment in the case of liquidating dividends. The base dividend amounts will be reduced in the same proportion that the liquidating dividend had to the fair market value of the Class A common shares prior to the payment of the liquidating dividend. So long as the Class A common shares are publicly traded on a national securities exchange or market, that price will be the average closing sale price on each of the five trading days before the dividend date. If the shares are not publicly traded, the price will be determined by our board of directors.

        In addition to the adjustment for liquidating dividends, if we combine our shares into fewer shares or subdivide our shares into a greater number of shares, we will proportionately adjust the base dividend levels.

  Subordination Period

        The subordination period commenced upon the issuance of the shares of Class B common stock, which occurred on March 16, 2006. The subordination period will extend until the first day after the quarter ending December 31, 2008 that each of the following tests are met:

  (1)
  we have paid quarterly dividends in an amount at least equal to the base dividend on both our Class A common shares and Class B common shares for the immediately preceding four-quarter period;

  (2)
  our operating surplus (excluding the amount under the first bullet in the definition of operating surplus) generated during the four-quarter period referred to above at least equaled the base dividend on all of the outstanding Class A common shares and Class B common shares on a fully diluted basis during that period; and

  (3)
  there are no arrearages in payment of the quarterly dividend on the Class A common stock.

        Notwithstanding the above, the subordination period will end immediately and all arrearages will be cancelled upon a change of control of us.

        The term change of control means the occurrence of any of the following:

  •
  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets, other than a disposition to any of our affiliates;

  •
  the adoption by our board of directors of a plan of liquidation or dissolution of us;

  •
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than any of our affiliates (excluding persons that may be deemed affiliates solely by virtue of their stock ownership) becomes the beneficial owner, directly or indirectly, of more than 35% of our voting shares, measured by voting power rather than number of shares;

  •
  we consolidate with, or merge with or into, any person (other than any of our affiliates), or any such person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Class A and Class B common shares are converted into or exchanged for cash, securities or other property, or receive a payment of cash, securities or other property, other than any such transaction where our Class A and Class B common shares that are outstanding immediately prior to such transaction are converted into or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person immediately after giving effect to such issuance; and

  •
  the first day on which a majority of the members of our board of directors are not continuing directors.

        The term continuing directors means, as of any date of determination, any member of our board of directors who:

  •
  was a member of our board of directors on the date immediately after the completion of the Global Offering; or

  •
  was nominated for election or elected to our board of directors with the approval of a majority of the directors then in office who were either directors immediately after the completion of the Global Offering or whose nomination or election was previously so approved.

Other Common Stock Provisions

        Except as otherwise provided by law, each of the Class A and Class B common shares will have one vote and will vote as a single class. Generally, Marshall Islands law provides that the holders of the Class A and Class B common shares are entitled to a separate class vote on any proposed amendment to our articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of common stock or alter or change the powers, preferences or special rights of that class so as to affect it adversely. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The powers, preferences and rights of holders of common stock are subject to the rights of the holders of any shares of preferred stock that we may issue in the future.

Preferred Stock

        Our Amended and Restated Articles of Incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

  •
  the voting rights, if any, of the holders of the series.

Directors

        Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

        Our board of directors is elected annually on a staggered basis, and each director elected holds office for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

        Under our bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by shareholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

        Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our Amended and Restated Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions

        Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our bylaws includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our Amended and Restated Articles of Incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

        Several provisions of our Amended and Restated Articles of Incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Blank Check Preferred Stock

        Under the terms of our Amended and Restated Articles of Incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management.

  Classified Board of Directors

        Our Amended and Restated Articles of Incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

  Election and Removal of Directors

        Our Amended and Restated Articles of Incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Amended and Restated Articles of Incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Limited Actions by Shareholders

        Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our Amended and Restated Articles of Incorporation and Bylaws provide that, subject to certain exceptions, our Chairman, Chief Executive Officer, or Secretary at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Transfer Agent

        The registrar and transfer agent for the common stock is Computershare Trust Company, Inc.

Listing

        We have applied to list our Class A common stock on the Nasdaq National Market and on the Singapore Exchange Securities Trading Limited under the symbol "ONAV."

COMPARISON OF MARSHALL ISLANDS CORPORATE LAW TO DELAWARE CORPORATE LAW

        Our corporate affairs are governed by our Amended and Restated Articles of Incorporation, bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as shareholder rights plans. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands		Delaware
Shareholder Meetings
•	May be held at a time and place as designated in the bylaws	•	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
•	May be held within or outside the Marshall Islands	•	May be held within or outside Delaware
•	Notice:	•	Notice:
	• Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting		• Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders may be deemed to be present and vote at such meeting
	• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting		• Written notice shall be given not less than ten nor more than 60 days before the meeting

Shareholder's Voting Rights
•	Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	•	Stockholders may act by written consent to elect directors
•	Any person authorized to vote may authorize another person or persons to act for him by proxy	•	Any person authorized to vote may authorize another person or persons to act for him by proxy
•	Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting	•	For non-stock corporations, certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum. In the absence of such specifications, one-third of the members shall constitute a quorum
•	The articles of incorporation may provide for cumulative voting	•	For stock corporations, certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum
		•	The certificate of incorporation may provide for cumulative voting
Directors
•	Board must consist of at least one member	•	Board must consist of at least one member
•	Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board	•	Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate
•	If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)

Dissenter's Rights of Appraisal
•	Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares		•	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation
•	A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
	•	Alters or abolishes any preferential right of any outstanding shares having preference; or
	•	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
	•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
	•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Shareholder's Derivative Actions
•
	An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law	•
In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder's stock thereafter devolved upon such stockholder by operation of law
•	Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort
•	Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic
•	Attorney's fees may be awarded if the action is successful
•	Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a U.S. Holder and Non-U.S. Holder, each as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the Dollar) may be subject to special rules. This discussion deals only with holders who (i) purchase Class A common stock in connection with the Global Offering; (ii) own our Class A common stock as a capital asset, and (iii) own less than 10% of our Class A common stock for United States federal income tax purposes. We encourage you to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of Class A common stock.

Marshall Islands Tax Considerations

        In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of our activities to us and owners of our Class A common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.

United States Federal Income Tax Considerations

        In the opinion of Seward & Kissel LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, as defined below, of their ownership our Class A common stock. The following discussion of United States federal income tax matters is based on the Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury all as they exist as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. The Treasury regulations promulgated in August of 2003 interpreting Code Section 883, which we refer to as the regulations, became effective on January 1, 2005 for calendar year taxpayers such as ourselves and our subsidiaries. The discussion below is based, in part, on the description of our business as described in the section of this prospectus entitled "Business" above and assumes that we conduct our business as described in that section. References in the following discussion to "we" and "us" are to Omega Navigation Enterprises, Inc. and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of Our Company

  Taxation of Operating Income: In General

        Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as "U.S.-source shipping income."

        Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We do not expect to engage in transportation that produces income which is considered to be 100% from sources within the United States.

        Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

        In the absence of exemption from tax under Code Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

        Under Code Section 883 and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

  (1)
  we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and

  (2)
  either

  (A)
  more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, which we refer to as the "50% Ownership Test," or

  (B)
  our stock is "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

        The Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an "equivalent exemption" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test. Prior to the Global Offering, we will satisfy the 50% Ownership Test. After the Global Offering, it may be difficult for us to satisfy the 50% Ownership Test due to the widely-held ownership of our common stock. However, assuming that the Class A common stock is listed on the Nasdaq National Market, we anticipate being able to satisfy the Publicly-Traded Test, as discussed below.

        The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Upon completion of our offering, we anticipate that our Class A common stock will be "primarily traded" on the Nasdaq National Market.

        Under the regulations, our Class A common stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, are listed on the market, which we refer to as the listing threshold. Our Class A common stock, which represents more than 50% of our outstanding shares, by total combined voting power and total value, will be listed on the Nasdaq National Market.

        It is further required that with respect to each class of stock relied upon to meet the listing threshold, (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe that our Class A common stock will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as we expect to be the case with our Class A common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

        Notwithstanding the foregoing, the regulations provide, in pertinent part, that our Class A common stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of our Class A common stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of our Class A common stock, which we refer to as the "5 Percent Override Rule."

        For purposes of being able to determine the persons who own 5% or more of our Class A common stock, or "5% Shareholders," the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the "SEC," as having a 5% or more beneficial interest in our Class A common stock. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

        In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will not apply if we can establish that within the closely-held group of 5% Shareholders, there are sufficient 5% Shareholders that are considered to be qualified shareholders for purposes of Section 883 to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the value of our Class A common stock for more than half the number of days during the taxable year.

        We currently anticipate that after the Global Offering is completed, we will be able to satisfy the Publicly-Traded Test and will not be subject to the 5 Percent Override Rule. However, we can give no assurance this will be the case.

        Under the regulations, if we do not satisfy the Publicly-Traded Test and therefore are subject to the 5 Percent Override Rule or the 50% Ownership Test, we would have to satisfy certain substantiation requirements regarding the identity of our shareholders in order to qualify for the Code Section 883 exemption. These requirements are onerous and there is no assurance that we would be able to satisfy them.

  Taxation in the Absence of Code Section 883 Exemption

        To the extent the benefits of Code Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be "effectively connected" with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Code Section 887 on a gross basis, without the benefit of deductions. Since, under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

        To the extent the benefits of the Code Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be "effectively connected" with the conduct of a United States trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business.

        Our U.S.-source shipping income would be considered "effectively connected" with the conduct of a United States trade or business only if:

  •
  we have, or are considered to have, a fixed place of business in the United States involved in the earning of U.S.-source shipping income; and

  •
  substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be "effectively connected" with the conduct of a United States trade or business.

  United States Taxation of Gain on Sale of Vessels

        If, as the Company believes, it qualifies for exemption from tax under Section 883 in respect of the shipping income derived from the international operation of its vessels, then gain from the sale of any such vessel will likewise be exempt from tax under Section 883. If, however, the Company's shipping income from such vessels does not for whatever reason qualify for exemption under Section 883 and assuming that any decision on a vessel sale is made from and attributable to the United States office of the Company, then any gain derived from the sale of any such vessel will be treated as derived from United States sources and subject to United States federal income tax as "effectively connected" income (determined under rules different from those discussed above) under the above described net income tax regime. We intend to structure any sales of vessels so that they are not attributable to the United States office of the Company and therefore are not treated as subject to United States federal income tax.

United States Federal Income Taxation of U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of Class A common stock that is (i) an individual United States citizen or resident, (ii) a corporation or other entity taxable as a corporation, for United States Federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our Class A common stock, you are encouraged to consult your tax advisor.

  Distributions

        Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our Class A common stock to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his Class A common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Dividends paid with respect to our Class A common stock will generally be treated as "passive income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

        Dividends paid on our Class A common stock to a U.S. Holder who is an individual, trust or estate, or a "U.S. Individual Holder," will generally be treated as "qualified dividend income" that is taxable to such U.S. Individual Holders at preferential tax rates (through 2008) provided that (1) the Class A common stock is readily tradable on an established securities market in the United States (such as the Nasdaq National Market); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are or will be); (3) the U.S. Individual Holder has owned the Class A common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the Class A common stock becomes ex-dividend; and (4) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our Class A common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder, although we believe that they will be so eligible. Any dividends we pay which are not eligible for these preferential rates will be taxed to a U.S. Individual Holder at regular rates applicable to ordinary income. Legislation has been recently introduced in the United States Senate which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of enactment.

        Special rules may apply to any "extraordinary dividend"—generally, a dividend paid by US in an amount which is equal to or in excess of ten percent of a shareholder's adjusted basis (or fair market value in certain circumstances) in a share of Class A common stock. If we pay an "extraordinary dividend" on our Class A common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Individual Holder from the sale or exchange of such Class A common stock will be treated as long-term capital loss to the extent of such dividend.

  Sale, Exchange or Other Disposition of Class A Common Stock

        Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Class A common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period for the Class A common stock is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for United States foreign tax credit purposes. Long-term capital gains of U.S. Individual Holders are eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

  Passive Foreign Investment Company Status and Significant Tax Consequences

        Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our Class A common stock, either

  •
  at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

  •
  at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

        For purposes of determining whether we are a PFIC with respect to any taxable year, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25 percent of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

        Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we were a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

        As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our Class A common stock, as discussed below.

  Taxation of U.S. Holders Making a Timely QEF Election

        If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the Class A common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the Class A common stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our Class A common stock. A U.S. Holder would make a QEF election with respect to any year that our Company is a PFIC by filing IRS Form 8621 in accordance with the relevant instructions. If we were to be treated as a PFIC for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

  Taxation of U.S. Holders Making a "Mark-to-Market" Election

        Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our Class A common stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our Class A common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Class A common stock at the end of the taxable year over such holder's adjusted tax basis in the Class A common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the Class A common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his Class A common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Class A common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Class A common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

  Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

        Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Class A common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the Class A common stock), and (2) any gain realized on the sale, exchange or other disposition of our Class A common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for the Class A common stock;

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

        These penalties would not apply to a pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our Class A common stock. If we are a PFIC and a Non-Electing Holder who is an individual dies while owning our Class A common stock, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of "Non-U.S. Holders"

        A beneficial owner of Class A common stock (other than a partnership) that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

  Dividends on Class A Common Stock

        Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our Class A common stock, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

  Sale, Exchange or Other Disposition of Class A Common Stock

        Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Class A common stock, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the Class A common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business, will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

        In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if paid to a non-corporate U.S. Holder. Such payments or distributions may also be subject to backup withholding tax if paid to a non-corporate U.S. Holder who:

  •
  fails to provide an accurate taxpayer identification number;

  •
  is notified by the Internal Revenue Service that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        A Non-U.S. Holder who sells its shares of Class A common stock to or through a United States office of a broker is subject to both United States backup withholding and information reporting on the payment of the proceeds unless it certifies that it is a non-U.S. person, under penalties of perjury, or otherwise establishes an exemption. If a Non-U.S. Holder sells its shares of Class A common stock through a non-United States office of a non-United States broker and the sales proceeds are paid to such holder outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to a Non-U.S. Holder outside the United States, if a such holder sells its shares of Class A common stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States. Such information requirements will not apply, however, if the broker has documentary evidence in its records that such holder is a non-U.S. person and certain other conditions are met, or such holder otherwise establishes an exemption.

        Backup withholding tax is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed such taxpayer's income tax liability by filing a refund claim with the Internal Revenue Service.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We estimate the expenses in connection with the issuance and distribution of our Class A common stock in the Global Offering, other than underwriting discounts and commissions, as follows:

SEC Registration Fee	$31,008
Printing and Engraving Expenses	250,000
Legal Fees and Expenses	1,250,000
Fee to UOB Asia Limited	200,000
Accountants' Fees and Expenses	750,000
Nasdaq National Market Entry Fee	125,000
NASD Fees	30,000
Singapore Exchange Securities Trading Limited Listing Fee	100,000
Blue Sky Fees and Expenses	5,000
Transfer Agent's Fees and Expenses	15,000
Miscellaneous Costs	243,992

Total	$3,000,000

UNDERWRITING

        The Global Offering consists of:

  •
  an offering of a total of            shares of Class A common stock in the United States, the United Kingdom and Norway by the U.S. underwriters; and

  •
  an offering of a total of            shares of Class A common stock in Singapore, Hong Kong, the United Kingdom and Norway by the Singapore underwriter.

        Jefferies & Company, Inc. is the global coordinator of the Global Offering. Jefferies & Company, Inc. and J.P. Morgan Securities, Inc. are acting as representatives of the U.S. underwriters named below. UOB Asia Limited is the Singapore underwriter and sponsor to the secondary listing in Singapore.

        Subject to the terms and conditions set forth in the U.S. underwriting agreement dated the date of this prospectus, each U.S. underwriter named below has severally agreed to purchase from us, subject to the terms and conditions of the U.S. underwriting agreement, the number of shares of Class A common stock set forth below opposite the underwriter's name.

Underwriters	Number of Shares
Jefferies & Company, Inc.
J.P. Morgan Securities, Inc.
Total

        Subject to the terms and conditions set forth in the Singapore underwriting agreement dated the date of this prospectus, UOB Asia Limited has agreed to purchase from us, subject to the terms and conditions of the Singapore underwriting agreement, the number of shares of Class A common stock set forth below opposite its name.

Underwriter	Number of Shares
UOB Asia Limited.

        UOB Asia Limited has entered into sub-underwriting arrangements with United Overseas Bank Limited and UOB Kay Hian Private Limited.

        The U.S. and Singapore underwriting agreements provide that the obligations of the several underwriters to purchase and accept delivery of the shares of Class A common stock offered in the Global Offering are subject to approval by their counsel of legal matters and to other conditions set forth in the U.S. and Singapore underwriting agreements. The underwriters are obligated to purchase and accept delivery of all the shares of Class A common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased. The offering price per share of Class A common stock for the U.S. offering and the Singapore offering are identical. In addition, the Singapore offering is conditioned on the closing of the U.S. offering.

Over-allotment Option

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase from time to time up to an aggregate of 1,800,000 additional shares of Class A common stock at the initial public offering price less underwriting discounts and commissions. Such option may be exercised to cover over-allotments, if any, made in connection with the Global Offering. To the extent that this option is exercised, each underwriter will be obligated, subject to satisfaction of the terms and conditions set forth in the U.S. and Singapore underwriting agreements and subject to transfers between the U.S. and Singapore underwriters, to purchase a number of additional shares of Class A common stock proportionate to the underwriter's initial commitment as indicated in the preceding tables. We will use the net proceeds from any exercise of the underwriters' option to purchase additional shares of Class A common stock, to purchase additional vessels or for general corporate purposes.

        The underwriters for each of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares of Class A common stock. The underwriters also have agreed that they may sell Class A common stock between their respective underwriting syndicates. The number of shares of Class A common stock actually allocated to each offering may differ from the amount offered due to reallocation between the U.S. and the Singapore offerings.

Commission and Expenses

        The representatives have advised us that the underwriters propose to offer the shares of Class A common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $    per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $    per share of Class A common stock to certain brokers and dealers. After the Global Offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of Class A common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority. We have entered into an agreement with UOB Asia Limited whereby upon completion of the Global Offering, we will pay $200,000 plus applicable legal fees to UOB Asia Limited for services rendered as the Singapore underwriter for the Singapore offering.

        The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriters by us and the proceeds, before expenses, to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

	Per Share		Total
	Without Over-Allotment	With Over-Allotment	Without Over-Allotment	With Over-Allotment
Public offering price
Underwriting discounts and commissions payable by us
Proceeds, before expenses, to us

        We estimate expenses payable by us in connection with the Global Offering, other than the underwriting discounts and commissions referred to above, will be approximately $            .

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the U.S. and Singapore underwriting agreements, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

        We, our officers, directors and ONE Holdings have agreed, subject to specified exceptions, not to directly or indirectly:

  •
  offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Class A common stock or any options or warrants to purchase any shares of Class A common stock, or any securities convertible into or exchangeable for shares of Class A common stock owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition,

  •
  enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of Class A common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of Class A common stock, or such other securities, in cash or otherwise), or

  •
  publicly announce an intention to do any of the foregoing or file any registration statement under the Securities Act with respect to any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies & Company, Inc. and J.P. Morgan Securities, Inc.

        This restriction terminates after the close of trading of the shares of Class A common stock on and including the 180 days after the date of this prospectus. However, in the event that either (i) during the last 17 days of the 180-day restricted period, we release earnings results or material news or a material event relating to us occurs or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the 180-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the release of earnings results or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. and J.P. Morgan Securities, Inc. waive, in writing, such an extension.

        Jefferies & Company, Inc. and J.P. Morgan Securities, Inc. may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representative and any of our shareholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Listing

        We have applied to have shares of our Class A common stock approved for listing on the Nasdaq National Market and on the Singapore Exchange Securities Trading Limited under the symbol "ONAV."

Electronic Distribution

        A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters of the Global Offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Stabilization and Short Positions

        The representative has advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, some participants in the Global Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of Class A common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of Class A common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the shares of Class A common stock. A "syndicate covering transaction" is the bid for or purchase of shares of Class A common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the Global Offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the Global Offering if the shares of Class A common stock originally sold by such underwriter or syndicate member are purchased by the representatives in a syndicate covering transaction and have therefore not been effectively placed by such underwriter or syndicate member. The U.S. and Singapore representatives have advised us that such transactions may be effected on the Nasdaq National Market, the Singapore Exchange Securities Trading Limited or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our Class A common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Selling Restrictions

Hong Kong

        Each underwriter has represented, warranted and agreed that:

(a)
it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any shares of Class A common stock other than (i) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b)
it has not issued or has in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the shares of Class A common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

United Kingdom

        Each underwriter has represented, warranted and agreed that:

(1)
it has not offered or sold and, prior to the expiry of a period of six months from the issue date of the shares of Class A common stock, will not offer or sell any shares of Class A common stock to persons in the UK except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the UK within the meaning of the public Offers of Securities Regulations 1995:

(2)
it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done by it in relation to the shares of Class A common stock in, from or otherwise involving the UK; and

(3)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the sale of any shares of Class A common stock in circumstances in which section 21(1) of the FSMA does not apply to us.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares of Class A common stock which are the subject of the offering contemplated by this Prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of Class A common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)
to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)
to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the U.S. representatives for any such offer; or

(d)
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase any shares of Class A common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

No Public Market

        Prior to the Global Offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our shares of Class A common stock was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives of the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. We offer no assurances that the initial public offering price will correspond to the price at which the Class A common stock will trade in the public market subsequent to the Global Offering or that an active trading market for the Class A common stock will develop and continue after the Global Offering.

Affiliations

        Certain of the underwriters or their respective affiliates may perform from time to time investment banking and other financial services for us and our affiliates for which they receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

LEGAL MATTERS

        The validity of the Class A common stock and certain other matters relating to United States and Marshall Islands law, including matters relating to Marshall Islands and United States federal income tax consequences, will be passed upon for us by Seward & Kissel LLP, New York, New York. Certain legal matters in connection with the U.S. offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The consolidated financial statements of Omega Navigation Enterprises, Inc. as of December 31, 2005, and for the period from February 28, 2005 (date of inception) through December 31, 2005, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., Athens, Greece, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The discussions contained under the sections of this prospectus entitled "Business" and "Industry" have been reviewed by Drewry Shipping Consultants. Ltd., or Drewry, with respect to the drybulk shipping industry, and by E.A. Gibson Shipbrokers Ltd., or Gibson, with respect to the product tanker industry, each of which has confirmed to us that they accurately describe the respective industry, subject to the reliability of the data supporting the statistical and graphical information presented in this prospectus.

        The statistical and graphical information we use in this prospectus has been compiled by Drewry and Gibson from their databases. Drewry and Gibson compile and publish data for the benefit of their respective clients. Their methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and their data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a Marshall Islands company and our principal executive offices are located outside the United States in Piraeus, Greece. A majority of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, all of our assets and a substantial portion of the assets of our directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments that you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the Class A common stock offered hereby. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We will furnish holders of Class A common stock with annual reports containing audited financial statements and a report by our independent public accountants, and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, but, so long as our Class A common stock is listed on the Nasdaq National Market, we will be required to furnish our proxy statements to shareholders under NASDAQ rules. We do not expect those proxy statements to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we will be exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

GLOSSARY OF SHIPPING TERMS

        Following are definitions of shipping terms used in this prospectus.

        Aframax—A tanker with a cargo-carrying capacity ranging from 80,000 dwt to 119,000 dwt.

        Annual Survey—The inspection of a vessel by a classification society, on behalf of a flag state, that takes place every year.

        Bareboat Charter—Also known as "demise charter." Contract or hire of a ship under which the shipowner is usually paid a fixed amount of charter hire rate for a certain period of time during which the charterer is responsible for the operating costs and voyage costs of the vessel as well as arranging for crewing.

        Bunkers—Heavy fuel oil used to power a vessel's engines.

        Capesize—A drybulk carrier with a cargo-carrying capacity exceeding 100,000 dwt.

        Charter—The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

        Charterer—The individual or company hiring a vessel.

        Charter Hire Rate—A sum of money paid to the vessel owner by a charterer under a time charterparty for the use of a vessel.

        Classification Society—An independent organization which certifies that a vessel has been built and maintained in accordance with the rules of such organization and complies with the applicable rules and regulations of the country of such vessel and the international conventions of which that country is a member.

        Clean products—Liquid products refined from crude oil, whose color is less than or equal to 2.5 on the National Petroleum Association scale. Clean products include naphtha, jet fuel, gasoline and diesel/gas oil.

        Deadweight Ton—"dwt"—A unit of a vessel's capacity for cargo, fuel oil, stores and crew, measured in Metric Tons. A vessel's dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

        Dirty products—Liquid products refined from crude oil, whose color is greater than 2.5 on the National Petroleum Association scale. Dirty products usually require heating during a voyage, because their viscosity or waxiness makes discharge difficult at ambient temperatures.

        Double hull—A hull construction design in which a vessel has an inner and outer side and bottom separated by void space.

        Draft—Vertical distance between the waterline and the bottom of the vessel's keel.

        Drybulk—Non-liquid cargoes of commodities shipped in an unpackaged state.

        Drybulk Carriers—Vessels which are specially designed and built to carry large volumes of drybulk.

        Drydocking—The removal of a vessel from the water for inspection and/or repair of submerged parts.

        Gross Ton—Unit of 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

        Handymax—A vessel with a cargo-carrying capacity of approximately 30,000 to 60,000 dwt.

        Handysize—A vessel with a cargo-carrying capacity of up to approximately 30,000 dwt.

        Hull—The shell or body of a vessel.

        International Maritime Organization—"IMO"—A United Nations agency that issues international trade standards for shipping.

        Intermediate Survey—The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each Special Survey for such vessel pursuant to the rules of international conventions and classification societies.

        ISM Code—The International Management Code for the Safe Operation of Ships and for Pollution Prevention, as adopted by the IMO.

        Metric Ton—A unit of weight equal to 1,000 kilograms.

        Newbuilding—A newly constructed vessel.

        Off-Hire—The period in which a vessel is unable to perform the services for which it is immediately required under a time charter. Off-hire periods can include days spent on repairs drydocking and surveys, whether or not scheduled.

        OPA—The United States Oil Pollution Act of 1990 (as amended).

        Orderbook—A reference to currently placed orders for the construction of vessels (e.g., the Panamax orderbook).

        Panamax—A vessel with a cargo-carrying capacity of approximately 60,000 to 100,000 dwt of maximum length, depth and draft capable of passing fully loaded through the Panama Canal.

        Petroleum products—Refined crude oil products, such as fuel oils, gasoline and jet fuel.

        Product tanker—A tanker designed to carry a variety of liquid products varying from crude oil to clean and dirty petroleum products, acids and other chemicals, as well as edible oils. The tanks are coated to prevent product contamination and hull corrosion. The ship may have equipment designed for the loading and unloading of cargoes with a high viscosity.

        Protection and Indemnity Insurance—Insurance obtained through a mutual association formed by shipowners to provide liability insurance protection from large financial loss to one member through contributions towards that loss by all members.

        Scrapping—The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

        Short-Term Time Charter—A time charter which lasts less than approximately 12 months.

        Sister Ships—Vessels of the same class and specification which were built by the same shipyard.

        SOLAS—The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

        Special Survey—The inspection of a vessel by a classification society surveyor which takes place a minimum of every four years and a maximum of every five years.

        Spot Market—The market for immediate chartering of a vessel usually for single voyages.

        Strict Liability—Liability that is imposed without regard to fault.

        Tanker—A ship designed for the carriage of liquid cargoes in bulk with cargo space consisting of tanks. Tankers carry a variety of products including crude oil, refined products and liquid chemicals.

        TCE—Time charter equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing voyage revenues (net of voyage expenses) by voyage days for the relevant time period. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company's performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

        Time Charter—Contract for hire of a ship under which the shipowner is paid charter hire rate on a per day basis for a certain period of time, the shipowner being responsible for providing the crew and paying operating costs while the charterer is responsible for paying the voyage costs. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

        Trip Time Charter—A type of Short-Term Time Charter where the time period is determined by the length of a single voyage.

        Ton—See "Metric ton."

        Vessel Operating Expenses—The costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel cost, port expenses, agents' fees, canal dues and extra war risk insurance, as well as commissions, which are included in "voyage expenses."

        Voyage Charter—Contract for hire of a vessel under which a shipowner is paid freight on the basis of moving cargo from a loading port to a discharge port. The shipowner is responsible for paying both operating costs and voyage costs. The charterer is typically responsible for any delay at the loading or discharging ports.

        Voyage Expenses—Expenses incurred due to a vessel's traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent's fees, canal dues and extra war risk insurance, as well as commissions.

OMEGA NAVIGATION ENTERPRISES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder of OMEGA NAVIGATION ENTERPRISES, INC.

We have audited the accompanying consolidated balance sheet of OMEGA NAVIGATION ENTERPRISES, INC. (the "Company") as of December 31, 2005, and the related consolidated statements of income, stockholder's equity and cash flows for the period from February 28, 2005 (date of inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OMEGA NAVIGATION ENTERPRISES, INC. at December 31, 2005, and the consolidated results of its operations and its cash flows for the period from February 28, 2005 (date of inception) through December 31, 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred substantial short-term debt that adversely affects its liquidity and has a working capital deficiency. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to this matter are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece,
February 21, 2006
(except for the effects of the restatement of the capital accounts as described in Note 14(d), as to which the date is March 16, 2006)

OMEGA NAVIGATION ENTERPRISES, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005
(Expressed in United States Dollars)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,057,706
Accounts receivable, trade	178,089
Prepayments and other	2,202
Restricted cash	500,000

Total current assets	5,737,997

FIXED ASSETS:
Vessels, net (Note 4)	85,490,799

Total fixed assets	85,490,799

OTHER NON CURRENT ASSETS:
Initial Public Offering related costs (Note 1)	1,162,957

Total assets	$92,391,753

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Bank credit facility (Note 5)	$38,994,035
Sellers' Notes (Note 4)	36,000,000
Accounts payable	290,230
Due to Stockholder (Note 8)	121,731
Due to Manager (Note 1)	55,417
Accrued liabilities (Note 6)	2,383,945
Unearned revenue	138,362

Total current liabilities	77,983,720

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDER'S EQUITY:
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued (Notes 8 and 14(d))	—
Common stock:
Class A shares, par value $0.01 per share, 75,000,000 shares authorized; 10,000 shares issued and outstanding (Notes 8 and 14(d))	100
Class B shares, par value $0.01 per share, 25,000,000 shares authorized; 3,140,000 shares issued and outstanding (Notes 8 and 14(d))	31,400
Additional paid-in capital (Note 8)	9,998,540
Retained earnings	4,377,993

Total stockholder's equity	14,408,033

Total liabilities and stockholder's equity	$92,391,753

The accompanying notes are an integral part of these consolidated financial statements.

OMEGA NAVIGATION ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF INCOME

FOR THE PERIOD FROM FEBRUARY 28, 2005 (DATE OF INCEPTION) THROUGH
DECEMBER 31, 2005
(Expressed in United States Dollars)

REVENUES:
Voyage revenues	$16,015,162

EXPENSES:
Voyage expenses (Note 9)	830,311
Vessel operating expenses (Note 9)	2,791,251
Depreciation and amortization of dry-docking costs (Note 4)	3,745,422
Management fees (Note 1)	371,500
General and administrative expenses	776,973
Foreign currency gains	(3,463)

7,503,168
GAIN ON SALE OF VESSEL (Note 4)	1,011,785

Operating income	8,514,953

OTHER INCOME (EXPENSES):
Interest and finance costs (Note 10)	(4,204,377)
Interest income	67,417

Total other income (expenses), net	(4,136,960)

Net income	$4,377,993

Earnings per Class A common share, basic and diluted (Note 11)	$1.68

Earnings per Class B common share, basic and diluted (Note 11)	$1.39

Weighted average number of Class A common shares, basic and diluted (Note 11)	10,000

Weighted average number of Class B common shares, basic and diluted (Note 11)	3,140,000

The accompanying notes are an integral part of these consolidated financial statements.

OMEGA NAVIGATION ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE PERIOD FROM FEBRUARY 28, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005
(Expressed in United States Dollars)

		Class A Common Stock		Class B Common Stock
	Comprehensive Income	# of Shares	Par Value	# of Shares	Par Value	Additional Paid-in Capital	Retained Earnings	Total
BALANCE, February 28, 2005 (date of inception)		—	—	—	—	—	—	—
—Capital contributions		—	—	—	—	10,000,040	—	10,000,040
—Issuance of common stock		10,000	100	3,140,000	31,400	(1,500)	—	30,000
—Net income	4,377,993	—	—	—	—	—	4,377,993	4,377,993

Comprehensive income	$4,377,993

BALANCE, December 31, 2005		10,000	$100	3,140,000	$31,400	$9,998,540	$4,377,993	$14,408,033

The accompanying notes are an integral part of these consolidated financial statements.

OMEGA NAVIGATION ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 28, 2005 (DATE OF INCEPTION) THROUGH
DECEMBER 31, 2005
(Expressed in United States Dollars)

Cash Flows from Operating Activities:
Net income	$4,377,993
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of deferred charges	3,745,422
Amortization of financing costs	131,535
Gain on sale of vessel	(1,011,785)
(Increase) decrease in:
Accounts receivable	(178,089)
Prepayments and other	(2,202)
Increase (decrease):
Accounts payable	290,230
Due to Manager	55,417
Accrued liabilities	2,383,945
Unearned revenue	138,362
Payments for dry-docking costs	(360,019)

Net Cash provided by Operating Activities	9,570,809

Cash Flows from Investing Activities:
Vessel acquisitions	(64,364,417)
Net proceeds from sale of vessel	21,000,000

Net Cash used in Investing Activities	(43,364,417)

Cash Flows from Financing Activities:
Issuance of common stock and capital contributions	10,030,040
Proceeds from bank credit facility	55,000,000
Initial Public Offering costs	(1,162,957)
Principal payments of bank credit facility	(16,000,000)
Principal payments of Sellers' Notes	(8,500,000)
Increase in restricted cash	(500,000)
Proceeds from stockholder's short-term financing	376,579
Payments of stockholder's short-term financing	(254,848)
Financing costs	(137,500)

Net Cash provided by Financing Activities	38,851,314

Net increase in cash and cash equivalents	5,057,706
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$5,057,706

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for:
Interest payments	$2,432,639

Non-cash financing activities:
Sellers' Notes for vessel acquisitions	$72,500,000

Reduction of Sellers' Notes due to vessel sale	$(28,000,000)

The accompanying notes are an integral part of these consolidated financial statements.

OMEGA NAVIGATION ENTERPRISES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
(Expressed in United States Dollars)

1.    Basis of Presentation and General Information:

        The accompanying consolidated financial statements include the accounts of Omega Navigation Enterprises Inc. ("Omega") and its wholly owned subsidiaries (collectively, the "Company"). Omega was incorporated on February 28, 2005 under the laws of Marshall Islands for the purpose of engaging in any lawful act or activity under the Marshall Islands Business Corporations Act. On March 2, 2005 the Company commenced operations and preparation for an initial public offering in the United States under the United States Securities Act of 1933, as amended, concurrently with an international offering. Costs incurred in relation with the Company's initial public offering as of December 31, 2005 amounted to $1,162,957 and are included in Other non-current assets in the accompanying consolidated balance sheet. Such costs, upon completion of the initial public offering will reduce the related gross proceeds.

        The Company is engaged in the ocean transportation services of dry cargo products and also plans to engage in the ocean transportation of crude and refined petroleum products. Omega is the sole owner of all outstanding shares of the following subsidiaries, all incorporated in March 2005 under the laws of Marshall Islands:

  (a)
  Abilene Navigation Inc. ("Abilene"), owner of the Marshall Islands flag bulk carrier vessel "Ekavi I" (built in 2004), which was acquired on April 14, 2005.

  (b)
  Hamilton Navigation Inc. ("Hamilton"), owner of the Marshall Islands flag bulk carrier vessel "Electra I" (built in 2004), which was acquired on April 22, 2005.

  (c)
  Galveston Navigation Inc. ("Galveston"), owner of the Marshall Islands flag bulk carrier vessel "Leto I" (built in 2001), which was acquired on May 6, 2005 and sold on December 19, 2005.

  (d)
  Beaumont Navigation Inc. ("Beaumont"), currently with no activities.

  (e)
  Carrolton Navigation Inc. ("Carrolton"), currently with no activities.

  (f)
  Decatur Navigation Inc. ("Decatur"), currently with no activities.

  (g)
  Elgin Navigation Inc. ("Elgin"), currently with no activities.

  (h)
  Fulton Navigation Inc. ("Fulton"), currently with no activities.

  (i)
  Omega Management Inc. ("Omega Management"), a management company which is responsible for the commercial management of the Company's vessels.

        The day-to-day operations of the Company's vessels are managed by Target Marine S.A. (the "Manager"), under separate management agreements with each vessel-owning subsidiary with an initial term expiring on December 31, 2006, at a fixed fee of $500 per day per vessel. At the expiration of the initial term, each management agreement will remain in effect until such time as either party cancels the agreement upon two months notice. Under the management agreements, the vessels' daily operating expenses have been fixed until December 31, 2006, at $3,550 (for Handymax type vessels) and $3,600 (for Panamax type vessels), per vessel. The above fixed daily amounts exclude any extraordinary costs, such as emergency repair costs, scheduled drydocking costs, as well as additional insurance premiums, bunkers or provisions. Target Marine S.A. is beneficially owned by a relative of Mr. George Kassiotis, the Company's President and Chief Executive Officer, who is not an immediate family member of Mr. Kassiotis. Neither Mr. Kassiotis nor any of the Company's other directors or officers have any ownership interest in Target Marine S.A.

        During the period from February 28, 2005 (date of inception) to December 31, 2005, three charterers individually accounted for more than 10% of the Company's voyage revenues as follows:

Charterer
A	39%
B	15%
C	12%

2.    Going Concern:

        As of December 31, 2005, the Company had negative working capital of $72,245,723, primarily due to the short-term maturity of the Sellers' Notes and the bank credit facility discussed in Notes 4 and 5, respectively. Management plans to raise the funds necessary for the settlement or refinancing of the above obligations from the contemplated initial public offering discussed in Note 1 and the $295.0 million senior secured credit facility discussed in Note 14(b) and, accordingly the Company is dependent upon obtaining such funds to continue as a going concern. There can be no assurance that the Company will be able to raise such funds.

        The Company's financial statements as of December 31, 2005 and for the period from February 28, 2005 (date of inception) to December 31, 2005, have been presented on the basis that it is a going concern. Accordingly, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities or any other adjustments that might result should the Company be unable to continue as a going concern.

3.    Significant Accounting Policies:

  (a)
  Principles of Consolidation: The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of Omega Navigation Enterprises Inc. and its wholly-owned subsidiaries referred to in Note 1 above. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b)
  Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c)
  Other Comprehensive Income: The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which requires separate presentation of certain transactions, which are recorded directly as components of stockholder's equity. The Company has no such transactions which affect comprehensive income and, accordingly, comprehensive income equals net income in the period presented.

  (d)
  Foreign Currency Translation: The functional currency of the Company is the U.S. Dollar because the Company's vessels operate in international shipping markets, and therefore primarily transact business in U.S. Dollars. The Company's accounting records are maintained in U.S. Dollars. Transactions involving other currencies during the period presented are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet date, monetary assets and liabilities, which are denominated in other currencies, are translated into U.S. Dollars at the period-end exchange rates. Resulting translation gains or losses are included in Foreign currency gains in the accompanying consolidated statements of income.

  (e)
  Cash and Cash Equivalents: The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.

  (f)
  Restricted Cash: Restricted cash includes minimum cash on deposit required to be maintained with banks under the Company's borrowing arrangements.

  (g)
  Accounts Receivable, Trade: The amount shown as accounts receivable, trade, at each balance sheet date includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. No provision for doubtful accounts has been established as of December 31, 2005.

  (h)
  Vessels, net: Vessels are stated at cost, which consists of the contract price and any material expenses incurred upon acquisition (initial repairs, improvements and delivery expenses, interest and on-site supervision costs incurred during the construction periods). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels; otherwise these amounts are charged to expense as incurred.

  Depreciation
  is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated salvage value. Each vessel's salvage value is equal to the product of its lightweight tonnage and estimated scrap rate at the date of the vessel's delivery. Management estimates the useful life of the Company's vessels to be 25 years from the date of initial delivery from the shipyard. Second hand vessels are depreciated from the date of their acquisition through their remaining estimated useful life. When regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted at the date such regulations become effective.

  (i)
  Accounting for Dry-Docking Costs: The Company follows the deferral method of accounting for dry-docking costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next dry-docking is scheduled to become due which is approximately 30 months. Unamortized dry-docking costs of vessels that are sold are written off and included in the calculation of the resulting gain or loss in the period of the vessel's sale.

  (j)
  Impairment of Long-Lived Assets: The Company applies SFAS No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard requires that, long-lived assets and certain identifiable intangibles held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, the Company should evaluate the asset for an impairment loss. Measurement of the impairment loss is based on the fair value of the asset as provided by third parties. In this respect, management regularly reviews the carrying amount of the vessels in comparison with the fair value of the asset as provided by third parties for each of the Company's vessels. The review for impairment of each vessel's carrying amount as of December 31, 2005, did not result in an indication of an impairment loss.

  (k)
  Financing Costs: Arrangement fees, except as noted below, paid to lenders for obtaining new loans or refinancing existing ones are recorded as a contra to debt and are amortized to interest and finance costs over the life of the related debt using the effective interest method. Unamortized fees relating to loans repaid or refinanced are expensed in the period the repayment or refinancing is made. Arrangement fees paid to lenders for loans which the Company have not drawn down are capitalized as deferred financing costs and are amortized on a pro rata basis according to the loan availability terms. Loan commitment fees as well as agency and handling fees are charged to expense in the period incurred.

  (l)
  Accounting for Revenues and Related Expenses: The Company generates its revenues from charterers for the charter hire of its vessels. Vessels are chartered using either voyage charters, where a contract is made in the spot market for the use of a vessel for a specific voyage for a specified charter rate, or time charters, where a contract is entered into for the use of a vessel for a specific period of time and a specified daily charter hire rate. If a charter agreement exists and collection of the related revenue is reasonably assured, revenue is recognized, as it is earned ratably over the duration of the period of each voyage or time charter. A voyage is deemed to commence upon the completion of discharge of the vessel's previous cargo and is deemed to end upon the completion of discharge of the current cargo. Demurrage income represents payments by the charterer to the vessel owner when loading or discharging time exceeded the stipulated time in the voyage charter and is recognized as incurred. Unearned revenue represents cash received prior to the balance sheet date and is related to revenue earned after such date.

  Voyage expenses, primarily consisting of port, canal and bunker expenses that are unique to a particular charter, are paid for by the charterer under time charter arrangements or by the Company under voyage charter arrangements, except for commissions, which are always paid for by the Company, regardless of charter type. All voyage and vessel operating expenses are expensed as incurred, except for commissions. Commissions paid to brokers are deferred and amortized over the related voyage charter period to the extent revenue has been deferred since commissions are earned as the Company's revenues are earned.

  (m)
  Earnings Per Common Share: Basic earnings per common share is computed by dividing net income by the weighted average number of common shares deemed outstanding during the period. Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised. The Company has no dilutive securities outstanding for the period from February 28, 2005 (date of inception) to December 31, 2005. As the Company was incorporated on February 28, 2005 but did not commence operations nor issue any shares of its common stock until March 2, 2005, the common stock issued to the Company's sole shareholder (as discussed in Notes 8 and 14(d)) are considered as outstanding for the entire period from February 28, 2005 (date of inception) to December 31, 2005 for purposes of both basic and diluted earnings per share calculations.

  (n)
  Segment Reporting: The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.

  (o)
  Recent Accounting Pronouncements: In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections" (SFAS No. 154). SFAS No. 154 is a replacement of APB Opinion No. 20, "Accounting Changes" (APB 20) and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements" (SFAS No. 3). SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a voluntary change in accounting principle. APB 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. APB 20 previously required that such a change be reported as a change in accounting principle. SFAS No. 154 carries forward many provisions of APB 20 without change, including the provisions related to the reporting of a change in accounting estimate, a change in the reporting entity, and the correction of an error. SFAS No. 154 also carries forward the provisions of SFAS No. 3 that govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. The Company will adopt this pronouncement beginning in fiscal year 2006.

4.    Vessels, net and Sellers' Notes:

        The amount shown in the accompanying balance sheet is analyzed as follows:

	Vessel Cost	Accumulated Depreciation	Net Book Value
Balance, February 28, 2005	—	—	—
—Vessel acquisitions	136,864,417	—	136,864,417
—Vessel disposal	(49,000,000)	1,328,602	(47,671,398)
—Depreciation	—	(3,702,220)	(3,702,220)

Balance, December 31, 2005	87,864,417	(2,373,618)	85,490,799

        In April 2005 the Company acquired the Handymax vessels Ekavi I and Electra I, for $43,864,417 and $44,000,000, respectively. In May 2005, the Company acquired the Panamax vessel Leto I for $49,000,000. All three vessels were acquired from sellers that are beneficially owned by a non-immediate family relative of the Company's President and Chief Executive Officer referred to in Notes 1 and 7. Neither the President and Chief Executive Officer nor any other director or officer of the Company has any ownership interest in the sellers.

        The aggregate acquisition cost of the three vessels above of $137.0 million plus $0.5 million of bunkers on board on delivery were financed through the proceeds of bank financing of $55.0 million discussed in Note 5, stockholder's additional capital contribution of $10.0 million and unsecured sellers' credit (the "Sellers' Notes") of $72.5 million which bear interest at 4% annually and were initially due on July 30, 2005. If the Sellers' Notes are not paid in full on or prior to their maturity, the sellers have the right to repurchase the vessels for the same purchase price, less any amounts outstanding under the Sellers' Notes, including any accrued interest thereon. On June 29, 2005, the Sellers' Notes maturity date was extended to December 31, 2005.

        In August 2005 the vessel Leto I underwent dry-docking. Total dry-docking costs incurred amounted to $360,019 and the related amortization for the period up to the vessel's disposal (see discussion below) amounted to $43,202.

        On November 7, 2005 the Company concluded an agreement with the sellers of the three vessels for (i) the sale of the Panamax vessel Leto I back to the seller at a price equal to the price at which the Company purchased the vessel in May 2005 ($49.0 million) less the related Sellers' Notes of $28.0 million plus the accrued interest thereon up to the date the vessel is delivered to her acquirer and (ii) the payment, by December 16, 2005, of an amount of $8.5 million against the outstanding balance of the Sellers' Notes for the two Handymax vessels acquired in April 2005 and the further extension of the Sellers' Notes maturity date from December 31, 2005 to January 13, 2006 (Note 14(a)). On December 19, 2005, the vessel Leto I was delivered by the Company back to the original seller. The sale proceeds exceeded the vessel's carrying value ($47,671,398) plus the unamortized balance of deferred dry docking costs ($316,817) as of the delivery date by the amount of $1,011,785, which is reflected as "Gain on sale of vessel" in the accompanying consolidated statement of income.

        Following the occurrence of the events discussed above, the principal balance of the Sellers' Notes was reduced from $72.5 million to $36.0 million. In addition, out of the sale proceeds discussed above, the Company repaid $16.0 million of the bank credit facility obtained to partially finance the acquisition of the three vessels.

        All of the Company's vessels, having a net carrying value of $85,490,799 at December 31, 2005, have been provided as collateral to secure the bank loan discussed in Note 5.

        Sellers' Notes interest expense for the period from February 28, 2005 (date of inception) to December 31, 2005 amounted to $1,969,222 and is included in Interest and finance costs in the accompanying consolidated statement of income.

5.    Bank Credit Facility:

        On April 13, 2005, the Company entered into a credit facility with a bank for a term loan of $55.0 million, to partially finance the acquisition of the three vessels discussed in Note 4, above. The loan bears interest at LIBOR plus a margin and the average interest rate (including the margin) during the period from February 28, 2005 (date of inception) to December 31, 2005 was 4.56%, while at December 31, 2005, the interest rate (including the margin) was 5.33%. Loan financing costs incurred amounted to $110,000. The loan was initially payable on October 13, 2005.

        The loan described above is secured as follows:

  •
  First priority mortgages over the borrowers vessels;

  •
  Assignments of insurance and earnings of the mortgaged vessels;

  •
  Pledge over the earnings accounts of the vessels.

        The loan agreement contains covenants including restrictions as to changes in management and ownership of the vessels, additional indebtedness and mortgaging of vessels without the bank's prior consent as well as minimum requirements regarding insurance hull cover ratio. In addition, the borrowing companies must maintain minimum working capital accounts with the lending banks, as defined in the loan agreements. Furthermore, Omega is not permitted to pay any dividends without the lender's prior consent.

        On October 10, 2005, the Company, through a mutual agreement with the lending bank, extended the loan maturity date from October 13, 2005 to January 13, 2006. In this respect, the Company paid a loan extension fee of $27,500. On December 19, 2005, the Company repaid $16.0 million of the loan, as discussed in Note 4 above, thus reducing the outstanding balance to $39.0 million. Further, on December 29, 2005, the Company through a mutual agreement with the lending bank extended the loan maturity date from January 13, 2006 to April 13, 2006. In this respect, the Company agreed to pay

$0.5 million to reduce the then outstanding principal balance from $39.0 million to $38.5 million. Such payment was made on January 13, 2006.

        The unamortized balance of loan financing costs at December 31, 2005, amounted to $5,965 and is presented as a contra to debt in accordance with the accounting policy discussed in Note 3(k).

        Total interest incurred on borrowings under the bank credit facility for the period from February 28, 2005 (date of inception) to December 31, 2005 amounted to $1,737,959 and is included in Interest and finance costs in the accompanying consolidated statement of income.

6.    Accrued Liabilities:

        The amount shown in the accompanying consolidated balance sheet is analyzed as follows:

Voyage expenses	64,511
General and administrative expenses	595,457
Accrued initial public offering related costs	154,435
Interest on bank credit facility	11,542
Interest on Sellers' Notes	1,263,000
Other accrued finance charges	295,000

Total	2,383,945

7.    Commitments and Contingencies:

        Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company's vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying interim consolidated financial statements.

        The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. A minimum of up to $1 billion of the liabilities associated with the individual vessels actions, mainly for sea pollution, are covered by the Protection and Indemnity (P&I) Club insurance.

        On June 29, 2005 the Company entered into a rental agreement to lease office space in Piraeus, Greece. The agreement is for a duration of two years beginning July 1, 2005. The non-immediate family relative of the Company's President and Chief Executive Officer referred to in Notes 1 and 4 is one of the lessor's stockholders. Neither the President and Chief Executive Officer nor any other director or officer of the Company has any ownership interest in the lessor. The monthly rental is Euro 1,785 ($2,114 using the exchange rate of U.S. dollar/Euro at December 31, 2005). Rental expense for the period amounted to $16,876 and is included in General and administrative expenses in the accompanying consolidated statement of income. The future minimum rentals payable under non-cancelable operating leases for 2006 and 2007, using the exchange rate of U.S. dollar/Euro at December 31, 2005, will be approximately $25,371 and $12,685, respectively.

8.    Common Stock and Additional Paid-in Capital:

        The Company's authorized capital stock since inception and prior to the amendment of its articles of incorporation discussed in Note 14(d), consisted of 75,000,000 shares (all in registered form) of common stock, par value $0.01 per share and 25,000,000 shares (all in registered form) of preferred stock, par value $0.01 per share. The Board of Directors shall have the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such preferred stock. On March 2, 2005, the Company issued 3,000,000 shares of common stock at their par value to one stockholder.

        All share and per share data included in the accompanying consolidated financial statements have been restated to reflect the reverse stock split and the stock dividend, discussed in Note 14(d). As of December 31, 2005, issued and outstanding common stock amounted to $31,500 divided into 10,000 shares of Class A common stock par value $0.01 per share and 3,140,000 shares of Class B (or "subordinated shares") common stock par value $0.01 per share. The rights of the Class B stockholders to receive dividends are subordinated to the rights of Class A stockholders to receive dividends as further discussed in Note 14(d).

        The amount shown in the accompanying consolidated balance sheet as additional paid-in capital represents payments made by the stockholder at various dates to finance vessel acquisitions in excess of the amounts of bank loans and Sellers' Notes obtained, as discussed in Note 4 above.

        Furthermore, during the period from February 28, 2005 (date of inception) to December 31, 2005, the Company's sole stockholder provided the Company with interest-free short-term financing, out of which $121,731 remains outstanding as of December 31, 2005 and is reflected as Due to Stockholder in the accompanying consolidated balance sheet.

9.    Voyage and Vessel Operating Expenses:

        The amounts in the accompanying consolidated statement of income are analyzed as follows:

Voyage Expenses
Commissions	784,021
Miscellaneous	46,290

Total	830,311

Vessel Operating Expenses
Fixed vessel operating expenses charged by the Manager (Note 1)	2,604,443
Miscellaneous	186,808

Total	2,791,251

10.    Interest and Finance Costs:

        The amount in the accompanying consolidated statement of income is analyzed as follows:

Interest on bank credit facility	1,737,959
Interest on Sellers' Notes	1,969,222
Amortization and write-off of financing costs	131,535
Bank credit facility commitment fees	5,645
Bank credit facility agency and handling fees	360,016

Total	4,204,377

11.    Earnings per Share

        Following the restatement of the share and per share data included in the accompanying consolidated financial statements to reflect the reverse stock split and the stock dividend, discussed in Note 14(d), as outstanding since the Company's inception, the components of the calculation of basic earnings per common share for the period from February 28, 2005 (date of inception) to December 31, 2005, are as follows:

Net income	4,377,993
—Less dividends paid
Class A shares	—
Class B shares	—

Undistributed earnings	4,377,993

Allocation of undistributed earnings:
To Class A shares
—10,000 shares at $1.68 per share	16,800
To Class B shares
—3,140,000 shares at $1.39 per share	4,361,193
To all Class A and Class B shares, pro rata, as if they were a single class	—

Undistributed earnings	4,377,993

Allocation of undistributed earnings by Class of Shares:
Class A shares	16,800
Class B shares	4,361,193

Undistributed earnings	4,377,993

  Basic and diluted per share amounts:

	Class A shares	Class B shares
Distributed earnings	—	—
Undistributed earnings	1.68	1.39

Total	1.68	1.39

12.    Income Taxes:

        Under the laws of the Republic of Marshall Islands the companies are not subject to tax on international shipping income, however, they are subject to registration and tonnage taxes, which have been included in vessel operating expenses in the accompanying consolidated statement of income.

        Pursuant to the Internal Revenue Code of the United States (the "Code"), U.S. source income from the international operations of ships is generally exempt from U.S. tax if the company operating the ships meets both of the following requirements, (a) the Company is organized in a foreign country that grants an equivalent exception to corporations organized in the United States and (b) either (i) more than 50% of the value of the Company's stock is owned, directly or indirectly, by individuals who are "residents" of the Company's country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States (50% Ownership Test) or (ii) the Company's stock is "primarily and regularly traded on an established securities market" in its country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States (Publicly- Traded Test). Under the regulations, Company's stock will be considered to be "regularly traded" on an established securities market if (i) one or more classes of the its stock representing 50 percent or more of its outstanding shares, by voting power and value, is listed on the market and is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year; and (ii) the aggregate number of shares of our stock traded during the taxable year is at least 10% of the average number of shares of the stock outstanding during the taxable year. Notwithstanding the foregoing, the regulations provide, in pertinent part, that each class of the Company's stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the value of such class of the Company's outstanding stock, ("5 Percent Override Rule").

        In the event the 5 Percent Override Rule is triggered, the regulations provide that the 5 Percent Override Rule will nevertheless not apply if the Company can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are considered to be "qualified stockholders" for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of the Company's stock for more than half the number of days during the taxable year.

        Treasury regulations under the Code were promulgated in final form in August 2003. These regulations apply to taxable years beginning after September 24, 2004. As a result, such regulations are effective for calendar year taxpayers, like the Company, beginning with the calendar year 2005. All the Company's ship-operating subsidiaries currently satisfy the 50% Ownership Test. In addition, upon completion of the public offering of the Company's shares, the management of the Company believes that by virtue of a special rule applicable to situations where the ship operating companies are beneficially owned by a publicly traded company like the Company, the 50% Ownership Test can also be satisfied based on the trading volume and the anticipated widely-held ownership of the Company's shares, but no assurance can be given that this will remain so in the future, since continued compliance with this rule is subject to factors outside the Company's control.

13.    Financial Instruments:

        The principal financial assets of the Company consist of cash on hand and at banks and accounts receivable due from charterers. The principal financial liabilities of the Company consist of bank credit facility, Sellers' Notes and accounts payable due to suppliers.

  (a)
  Interest Rate Risk: The Company's interest rates and debt repayment terms as at December 31, 2005 are described in Notes 4 and 5.

  (b)
  Concentration of Credit Risk: Financial instruments, which potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its temporary cash investments, consisting mostly of deposits, with high credit qualified financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company's investment strategy. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers' financial condition and generally does not require collateral for its accounts receivable.

  (c)
  Fair Value: The carrying amounts reflected in the accompanying consolidated balance sheet of cash equivalents, accounts receivable, accounts payable, bank credit facility and sellers' notes approximate their respective fair values due to the short maturities of these amounts.

14.    Subsequent events:

  (a)
  Sellers' Notes: On January 13, 2006, the Company agreed to pay, by March 15, 2006, $3.0 million to reduce the then outstanding balance of the Sellers' Notes from $36.0 million to $33.0 million and agreed to the further extension of the Sellers' Notes maturity date from January 13, 2006 to April 13, 2006 and the concurrent reduction of the Sellers' Notes principal balance by an amount of $5.0 million; this gain will be included in the consolidated statement of income for the year ending December 31, 2006. Upon occurrence of the above, the Sellers' Notes outstanding principal will be reduced to $28.0 million. Furthermore, within the context of these renegotiations, the Company agreed that if the Sellers' Notes are not repaid in full on or before April 13, 2006, the sellers will repurchase vessels Ekavi I and Electra I at an amount equal to the Company's aggregate outstanding indebtedness under the Sellers' Notes ($28.0 million) and the bank term loan ($38.5 million). In the case of such sale, the amount of the potential loss the Company will incur is estimated to be in the range of $18.0 million to $19.0 million.

  (b)
  New Bank Credit Facility (unaudited): The Company has received a commitment letter from an institutional lender, in which the lender has agreed, subject to some preconditions, including the successful completion of the initial public offering discussed in Note 1, and subject to the Company's acceptance, to provide the Company with a $295.0 million senior secured credit facility that consists of a term loan of $145.0 million to refinance the remaining balance of the term loan of $38.5 million and partially finance the acquisition of six additional vessels ($106.5 million) and a revolving line of credit of $150.0 million for the purpose of acquiring additional vessels. The $145.0 million term loan will be payable in ten semi annual consecutive installments commencing six months after the date definitive documentation has been entered into. The first nine installments will amount to $1.5 million each and the final installment will amount to $131.5 million. The facility will bear interest at LIBOR plus a margin and is secured by a first priority mortgage over the vessels involved. The Company will be permitted to pay dividends under the credit facility so long as an event of default has not occurred and will not occur upon the payment of such dividends. The Company, as provided in the commitment letter, will enter into an interest rate swap agreement with its lender within 30 days following the date definitive documentation has been signed with the lender, for an initial notional amount of at least 50.0% of the term loan portion of the Company's new senior secured credit facility. According to the commitment letter, the Company will be required to pay quarterly in arrears on the last day of each fiscal quarter a commitment fee in the amount of 0.40% per annum of the unutilized portion of the revolving credit line commencing on the closing date and a non-refundable annual agency fee in amount of $20,000. The annual agency fee will be payable on the date of the first drawdown under the revolving credit line and on every annual anniversary thereafter. In addition, the Company will be required to pay a non-refundable arrangement fee of $1,475,000, of which $100,000 is payable upon the acceptance of the commitment letter and the remainder is allocated on a pro rated basis, according to the amount available under each portion of the credit facility and is payable as follows: (i) the portion relating to the term loan facility upon the first drawdown and (ii) the portion relating to the revolving credit line upon the earlier of the first drawdown or on the termination of the revolving credit line. Furthermore, following the Company's first payment, in whole or in part, of any amount borrowed under the revolving credit line, the Company will be required to pay a handling fee of $10,000 on each additional drawing under the revolving credit line.

  (c)
  Option Agreements for the Acquisition of Four Product Tankers (unaudited): On February 15, 2006, the Company entered into four option agreements to purchase up to four Ice Class 1A double hull Panamax product tankers from sellers affiliated with Target Marine S.A. The purchase price for each product tanker will be $66.0 million, which will be adjusted based on prevailing market prices and negotiations at the time the Company exercises its options. The product tankers are currently under construction at STX Shipyard in South Korea and are expected to be available for delivery between March 2007 and September 2007. In order to conclude such option agreements, the Company agreed to pay within fifteen days after signing the agreements a non-refundable fee of $100,000 per agreement. The expiration date of the above agreements is November 30, 2006. During the option period, in the event the sellers receive an offer from a third party for the purchase of any of the above tankers, sellers shall notify the Company accordingly, which has the right of first refusal for seven days after receipt of such notice, in order to elect to purchase the vessel(s) on the terms and conditions of the third party offer (notwithstanding if the purchase price is lower than $66.0 million).

  (d)
  Amendment of Articles of Incorporation: On March 16, 2006, the Company's articles of incorporation were amended. Under the amended and restated articles of incorporation, the Company's authorized capital stock consists of 25,000,000 shares of preferred stock, par value $0.01 per share and 100,000,000 shares of common stock, par value $0.01 per share, divided into 75,000,000 shares of Class A common stock and 25,000,000 shares of Class B (or

    "subordinated shares") common stock. Through the amended and restated articles of incorporation, the Company declared a reverse stock split and issued 1 Class A share for every 300 shares of the then outstanding common stock of 3,000,000 shares owned by its sole stockholder. Following this reverse stock split the total issued and outstanding common stock of the Company was 10,000 Class A shares, par value $0.01 per share.

    On March 16, 2006, the Company declared a stock split in the form of stock dividend and issued 314 Class B shares for each of its 10,000 Class A shares. Following this stock dividend, 10,000 of Class A shares and 3,140,000 of Class B shares were issued and outstanding. All share and per share data included in the accompanying consolidated financial statements have been restated to reflect both the reverse stock split and the stock dividend.

    During the subordination period, the Company's Class A common stock will accrue dividend arrearages to the extent they do not receive a quarterly dividend of $0.50 per share. The subordinated shares will not accrue any arrearages.

  The rights of the Class B stockholders to receive dividends are subordinated to the rights of Class A stockholders to receive dividends as explained below. If the Company does not have sufficient available cash to pay a quarterly dividend of $0.50 per share ("base dividend") to its Class A common stockholders, the right of Class B common stockholders to receive dividends will be subordinated to the right of Class A common stockholders to receive dividends during the subordination period. The subordination period will commence upon the issuance of the shares of Class B common stock upon completion of the initial public offering discussed in Note 1.

  In general, during the subordination period the Company will pay quarterly dividends on its Class A common and subordinated shares from operating surplus as defined in the amended and restated articles of incorporation in the following manner:

  •
  first, 100% to all shares of its Class A common stock, pro rata, until they receive $0.50 base dividend;

  •
  second, 100% to all shares of its Class A common stock, pro rata, until they have received any unpaid arrearages in the $0.50 per share base dividend for prior quarters;

  •
  third, 100% to all subordinated shares, pro rata, until they have received $0.50 per share;

  •
  after that, 100% to all Class A common and subordinated shares, pro rata, as if they were a single class.

  Each of the Company's subordinated shares will convert into a Class A common share after the end of the subordination period, which extends until the first day after the quarter ending December 31, 2008 that each of the following tests are met:

  (1)
  the Company has paid quarterly dividends in an amount at least equal to $0.50 per share on both its Class A common shares and Class B common shares for the immediately preceding four-quarter period;

  (2)
  the operating surplus (excluding an amount of $5.0 million, which may be increased to $10.0 million by the Company's Board of Directors) generated during the four-quarter period referred to above at least equaled the base dividend on all of the outstanding Class A common shares and Class B common shares on a fully diluted basis during that period; and

  (3)
  there are no arrearages in payment of the quarterly dividend on the Class A common stock.

  Notwithstanding the above, the subordination period will end immediately and all arrearages will be cancelled upon a change of control of the Company (as defined in its amended and restated articles of incorporation).

  (e)
  Extension of Management Agreements: On February 17, 2006, the duration of the management agreements discussed in Note 1 was extended to June 30, 2007.

  (f)
  Conclusion of Memoranda of Agreement (unaudited): On February 24, 2006, March 3, March 10 and March 11, 2006 the Company through its wholly owned subsidiaries described in Note 1(c) to 1(h), signed Memoranda of Agreement for the purchase of two Ice Class Handymax product tankers and four Panamax product tankers from unaffiliated third party sellers for the aggregate purchase price of $357,500,000. Such memoranda of agreement are subject to and conditional upon the successful completion of the Company's initial public offering discussed in Note 1.

Omega Navigation Enterprises, Inc.

        Through and including        , which is the 25th day after the date of this prospectus, all dealers effecting transactions in the Class A common stock, whether or not participating in the Global Offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments.

The information in this document is not complete and may be changed. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 4, 2006

INFORMATION MEMORANDUM

12,000,000 Shares

Omega Navigation Enterprises, Inc.

Class A Common Stock

        We are offering 12,000,000 shares of our Class A common stock. This is our initial public offering. Of the 12,000,000 shares that we are offering            shares are being offered in the United States, the United Kingdom and Norway by the U.S. underwriters named in this document, and            shares are being offered at the same time in Singapore, Hong Kong, the United Kingdom and Norway by the Singapore underwriter named in this document, subject to transfers between the U.S. and Singapore underwriters (together, the "Global Offering".) The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting." We have applied to list our shares of Class A common stock on the Nasdaq National Market and on the Singapore Exchange Securities Trading Limited under the symbol "ONAV." Prior to the Global Offering, there has been no public market for our shares. We estimate that the initial public offering price will be between $19.00 and $21.00 per share.

        Investing in our Class A common stock involves risks.
Please read "Risk Factors" beginning on page 17.

	Per Share	Total

Public offering price	$	$

Underwriting discounts	$	$

Proceeds to Omega Navigation Enterprises, Inc. (before expenses)	$	$

        We have granted the U.S. and Singapore underwriters an option to purchase up to an aggregate 1,800,000 additional shares of our Class A common stock from us solely to cover over-allotments. The net proceeds from any exercise of the underwriters' over-allotment option will be used to fund vessel acquisitions, repay indebtedness or for general corporate purposes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver shares of Class A common stock to purchasers on or about                        , 2006.

Omega Navigation Enterprises, Inc.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        The bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

  (1)
  all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the "Companies Acts"); and

  (2)
  all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

        Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

        Indemnification of directors and officers.

  (1)
  Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

  (2)
  Actions by or in right of the corporation.    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (3)
  When director or officer successful.    To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (4)
  Payment of expenses in advance.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

  (5)
  Continuation of indemnification.    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (6)
  Insurance.    A corporation shall have power to purchase and maintain insurance or behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.    Recent Sales of Unregistered Securities.

        On March 2, 2005, the Registrant issued 3,000,000 shares of common stock to ONE Holdings, Inc. in exchange for cash consideration in the amount of $30,000. In addition, ONE Holdings, Inc. made additional cash capital contributions to the Registrant of $40, $5.0 million and $5.0 million, on March 2, 2005, April 22, 2005 and May 6, 2005, respectively. The foregoing shares of common stock were not registered under the Securities Act of 1933, as amended. The foregoing issuances were made in reliance on an exemption from registration for transactions not involving a public offering in accordance with Section 4(2) of the Securities Act of 1933, as amended.

Item 8.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of the Company**
3.2	Amended and Restated Bylaws of the Company**
4.1	Form of Share Certificate***
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the Shares**

8.1	Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to certain tax matters**
10.1	Memorandum of Agreement for the purchase of the ex Iasonas**
10.2	Memorandum of Agreement for the purchase of the ex Militiadis M**
10.3	Memorandum of Agreement for the purchase of ex Rudolf Schulte**
10.4	Memorandum of Agreement for the purchase of ex Everhard Schulte**
10.5	Memorandum of Agreement for the purchase of the ex Aristidis**
10.6	Memorandum of Agreement for the purchase of the ex Adonis**
10.7	Vessel Management Agreement between Hamilton Navigation Inc. and Target Marine S.A.**
10.8	Form of Vessel Management Agreement with the Tanker Manager**
10.9	Senior Secured Credit Facility Agreement*
10.10	Form of Registration Rights Agreement in favor of ONE Holdings**
10.11	Form of Stock Incentive Plan**
10.12	Vessel Management Agreement between Abilene Navigation Inc. and Target Marine S.A.**
21.1	Subsidiaries of the Company**
23.1	Consent of Seward & Kissel LLP
23.2	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.
23.3	Consent of Drewry Shipping Consultants Ltd.
23.4	Consent of E.A. Gibson Shipbrokers Ltd.
23.5	Consent of Robert J. Flynn, as director nominee**
23.6	Consent of Dr. Chiang Hai Ding, as director nominee**
23.7	Consent of Matthew W. McCleery, as director nominee**
23.8	Consent of Nicolas Borkmann, as director nominee**
23.9	Consent of Kevin Harding, as director nominee**
23.10	Consent of Shariq Azhar, as director nominee**
24.1	Powers of Attorney**

*
To be filed by amendment.

**
Previously filed.

***
Filed as an exhibit to Form 8A on April 4, 2006.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To provide to the underwriters at the closing specified in the underwriting agreement shares certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (2)
  That for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (3)
  That for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-l and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on April 6, 2006.

OMEGA NAVIGATION ENTERPRISES, INC.
By:	/s/ GEORGIOS KASSIOTIS
	Name:	Georgios Kassiotis
	Title:	Director, President, Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 6, 2006 in the capacities indicated.

Signature	Title

/s/ GEORGIOS KASSIOTIS Georgios Kassiotis	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ CHARILAOS LOUKOPOULOS Charilaos Loukopoulos	Director, Executive Vice President, Chief Operating Officer and General Counsel
/s/ GREGORY MCGRATH Gregory McGrath	Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)

Authorized Representative

        Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on April 6, 2006.

PUGLISI & ASSOCIATES
By:	/s/ DONALD PUGLISI Name: Donald Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of the Company**
3.2	Amended and Restated Bylaws of the Company**
4.1	Form of Share Certificate***
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the Shares**
8.1	Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to certain tax matters**
10.1	Memorandum of Agreement for the purchase of the ex Iasonas**
10.2	Memorandum of Agreement for the purchase of the ex Militiadis M**
10.3	Memorandum of Agreement for the purchase of ex Rudolf Schulte**
10.4	Memorandum of Agreement for the purchase of ex Everhard Schulte**
10.5	Memorandum of Agreement for the purchase of the ex Aristidis**
10.6	Memorandum of Agreement for the purchase of the ex Adonis**
10.7	Vessel Management Agreement between Hamilton Navigation Inc. and Target Marine S.A.**
10.8	Form of Vessel Management Agreement with the Tanker Manager**
10.9	Senior Secured Credit Facility Agreement*
10.10	Form of Registration Rights Agreement in favor of ONE Holdings**
10.11	Form of Stock Incentive Plan**
10.12	Vessel Management Agreement between Abilene Navigation Inc. and Target Marine S.A.**
21.1	Subsidiaries of the Company**
23.1	Consent of Seward & Kissel LLP
23.2	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.
23.3	Consent of Drewry Shipping Consultants Ltd.
23.4	Consent of E.A. Gibson Shipbrokers Ltd.
23.5	Consent of Robert J. Flynn, as director nominee**
23.6	Consent of Dr. Chiang Hai Ding, as director nominee**
23.7	Consent of Matthew W. McCleery, as director nominee**
23.8	Consent of Nicolas Borkmann, as director nominee**
23.9	Consent of Kevin Harding, as director nominee**
23.10	Consent of Shariq Azhar, as director nominee**
24.1	Powers of Attorney**

*
To be filed by amendment.

**
Previously filed.

***
Filed as an exhibit to Form 8A on April 4, 2006.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Our Fleet
Industry Trends
Our Competitive Strengths
Our Business Strategy
Our Vessel Management
Our Dividend Policy
Our Structure
Enforceability of Civil Liabilities
Industry
The Global Offering
Risk Factors
Summary Consolidated Financial and Other Operating Data
RISK FACTORS
Industry Specific Risk Factors
Company Specific Risk Factors
Risks Relating to the Global Offering of Our Class A Common Stock
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
FORECASTED CASH AVAILABLE FOR DIVIDENDS, RESERVES AND EXTRAORDINARY EXPENSES
Forecasted Cash Amount Available For Dividends, Reserves And Extraordinary Expenses During Our First Full Operating Year
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
Global Oil Demand
Refined petroleum consumption by product group, 1998-2004
Newbuilding Prices (Standard Korean Design)
BUSINESS
MANAGEMENT
PRINCIPAL SHAREHOLDER
RELATED PARTY TRANSACTIONS
SHARES ELIGIBLE FOR FUTURE SALE
DESCRIPTION OF CAPITAL STOCK
COMPARISON OF MARSHALL ISLANDS CORPORATE LAW TO DELAWARE CORPORATE LAW
TAX CONSIDERATIONS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
UNDERWRITING
LEGAL MATTERS
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES
WHERE YOU CAN FIND ADDITIONAL INFORMATION
GLOSSARY OF SHIPPING TERMS
OMEGA NAVIGATION ENTERPRISES, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OMEGA NAVIGATION ENTERPRISES, INC. CONSOLIDATED BALANCE SHEET DECEMBER 31, 2005 (Expressed in United States Dollars)
OMEGA NAVIGATION ENTERPRISES, INC. CONSOLIDATED STATEMENT OF INCOME FOR THE PERIOD FROM FEBRUARY 28, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005 (Expressed in United States Dollars)
OMEGA NAVIGATION ENTERPRISES, INC. CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY FOR THE PERIOD FROM FEBRUARY 28, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005 (Expressed in United States Dollars)
OMEGA NAVIGATION ENTERPRISES, INC. CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM FEBRUARY 28, 2005 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2005 (Expressed in United States Dollars)
OMEGA NAVIGATION ENTERPRISES, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2005 (Expressed in United States Dollars)
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 6. Indemnification of Directors and Officers.
  Item 7. Recent Sales of Unregistered Securities.
  Item 8. Exhibits and Financial Statement Schedules.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX